    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1999


                                                      REGISTRATION NO. 333-69543

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            ALLEGIANCE TELECOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4832                         75-2721491
 (State or other jurisdiction    (Primary Standard Industrial            (IRS Employer
      of incorporation or
          organization)           Classification Code Number)       Identification Number)

                             ---------------------
                             1950 STEMMONS FREEWAY
                                   SUITE 3026
                              DALLAS, TEXAS 75207

                           TELEPHONE: (214) 261-7100

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                         ROYCE J. HOLLAND, CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER
                            Allegiance Telecom, Inc.
                             1950 Stemmons Freeway
                                   Suite 3026
                              Dallas, Texas 75207
                           Telephone: (214) 261-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:

             MARK B. TRESNOWSKI                             ANDREW R. SCHLEIDER
              Kirkland & Ellis                              Shearman & Sterling
           200 East Randolph Drive                         599 Lexington Avenue
           Chicago, Illinois 60601                       New York, New York 10022
               (312) 861-2000                                 (212) 848-4000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement relates to Registration No. 333-53479 filed by the Registrant and declared effective June 30, 1998. The Registrant is registering an indeterminate amount of Notes for which no filing fee is required.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $205,000,000

                        [ALLEGIANCE TELECOM, INC. LOGO]
                         12 7/8% SENIOR NOTES DUE 2008


- Mature May 15, 2008



- Interest payable May 15 and November 15



- Subject to redemption, at our option, in whole or in part at any time on or after May 15, 2003



- $69.0 million of U.S. Treasury securities placed into a pledge account for the payment in full of the first six scheduled interest payments of the Notes



- Except for the pledged securities, the Notes are unsecured and unsubordinated indebtedness, ranking equally with our Series B 11 3/4% Senior Discount Notes due 2008



- We will not receive any proceeds from the sale of any Notes by Morgan Stanley Dean Witter



     This Prospectus is to be used by Morgan Stanley Dean Witter, in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or as agent in such transactions. If Morgan Stanley Dean Witter conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the equity ownership of our Company by certain private investment partnerships, which are affiliates of Morgan Stanley Dean Witter. For as long as a market-making prospectus is required to be delivered, the ability of Morgan Stanley Dean Witter to make a market in the Notes may, in part, be dependent on the ability of our Company to maintain a current market-making prospectus.



     See "Risk Factors" beginning on page 9 for information that should be considered by prospective investors.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           MORGAN STANLEY DEAN WITTER


January   , 1999

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................     4
Risk Factors........................     9
Use of Proceeds.....................    24
Selected Financial Data.............    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    30
Business............................    43
Management..........................    67
Certain Relationships and Related
  Transactions......................    78
Security Ownership of Certain
  Beneficial Owners and
  Management........................    80



                                      PAGE
                                      ----
Description of Certain
  Indebtedness......................    82
Description of the Notes............    83
Description of Capital Stock........   117
Certain United States Federal Tax
  Considerations....................   121
ERISA Considerations................   125
Plan of Distribution................   126
Legal Matters.......................   126
Experts.............................   127
Index to Consolidated Financial
  Statements........................   F-1


                            ------------------------

You should rely only on the information provided in this Prospectus, any supplement and the information set forth in the Registration Statement of which this Prospectus is a part. We have not authorized anyone else to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


This Prospectus includes forward-looking statements (including, but not limited to, statements concerning the Company's expected financial position, business and financing plans) which involve risks and uncertainties. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus, including those under the caption "Risk Factors".


                            ------------------------

Our principal executive offices are located at 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207 and our telephone number is (214) 261-7100.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

                               PROSPECTUS SUMMARY


This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information that you should consider before purchasing the Notes. You should read the entire Prospectus carefully.



                                   ALLEGIANCE



Allegiance Telecom, Inc. is a competitive local exchange carrier that seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. We expect to offer an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services.



Our business plan covers 24 of the largest metropolitan areas in the U.S. We estimate that these 24 markets include more than 20 million non-residential access lines, representing about 44.7% of the total non-residential access lines in the U.S. With a strategy focusing on the central business districts and suburban commercial districts in these areas, we plan to address a majority of the non-residential access lines in most of our targeted markets. As of September 30, 1998, we were operating in six markets: New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles; and we are in the process of deploying our networks in seven other markets: San Francisco, Boston, Washington D.C., Northern New Jersey, Oakland, San Diego and San Jose.


BUSINESS STRATEGY


Our goal is to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of our strategy include the following:



Leverage Proven Management Team. Our Chairman and Chief Executive Officer, Royce
J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as president, chief operating officer, and co-founder of MFS. Under his leadership, MFS grew from a start-up operation to become the largest competitive local exchange carrier with approximately $1.1 billion in revenues before its acquisition by WorldCom, Inc. in 1996. Our other key executives also have significant industry experience.



Target End Users with Integrated Service Offerings. We focus principally on end-user customers in the business, government and other institutional market segments. The majority of our customers are small and medium-sized businesses, to which we offer "one-stop shopping" consisting of a comprehensive package of communications services.



Offer Data, Internet, and Enhanced Services to Enhance Market Penetration and Reduce Churn. We believe we can grow faster and retain more customers by offering Local Area Network interconnection, frame relay, Internet services, Integrated Services Digital Network, Digital Subscriber Line, Web page design, Web server hosting, and other enhanced services not generally available from the incumbent local exchange carriers (or available only at high prices).

Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. We are initially leasing fiber trunking capacity from other carriers. For certain of our networks, we plan to eventually lease dark fiber or construct specific network segments as traffic volume grows or other factors make these arrangements more attractive. We expect that this "smart build" strategy reduces our initial capital requirements and allows us to enter a new market in six- to nine-months instead of the 18 to 24 months required to construct a metropolitan area fiber network under the "build first, sell later" approach required before the Telecommunications Act of 1996 established a framework for CLECs to lease these unbundled network elements.



Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, competitive local exchange carriers have traditionally limited their initial network buildout to highly concentrated downtown areas. By using a "smart build" strategy, however, we can selectively deploy our facilities in attractive service areas throughout each target market.



Maximize Operating Margins by Emphasizing Facilities-Based Services. We believe that by using our own facilities to provide service, we should generate significantly higher gross network margins than we could obtain by reselling services provided entirely on another carrier's facilities. As a result, we focus our marketing activities on areas where we can serve customers through a direct connection.



Build Market Share by Focusing on Direct Sales. We believe that the key to achieving our goals is to capture and retain customers using a direct sales force. We believe that incumbent local exchange carriers have generally neglected to target small and medium-sized business customers with direct sales efforts.



Develop Efficient Automated Back Office Systems. We are developing, acquiring and integrating back office systems to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer service process. We believe that these systems will provide us with a significant competitive advantage as compared to companies using older legacy systems.



Expand Customer Base Through Potential Acquisitions. We plan to pursue strategic acquisitions to expand our customer base and acquire additional experienced management.


                                 FINANCING PLAN


We plan to pre-fund each of our target markets until we have positive free cash flow in that market. This is achieved when a market's operating cash flow is sufficient to fund its operating costs and capital expenditures.



To pre-fund the expansion of our initial markets to positive free cash flow, we did the following:



- we received equity contributions aggregating about $50.1 million from affiliates of four private equity investment funds with extensive experience in financing telecommunications companies (Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, Frontenac Company, and Battery Ventures) and from certain members of the Allegiance management team;

- we received approximately $240.7 million of net proceeds from the sale of 445,000 units, consisting in the aggregate of $445.0 million principal amount at maturity of our 11 3/4% Senior Discount Notes due 2008 and 445,000 warrants to purchase an aggregate of 649,248 shares of Common Stock;



- we received approximately $124.8 million of net proceeds from the sale of $205.0 million aggregate principal amount of the Notes (of which approximately $69.0 million was used to purchase a portfolio of pledged securities consisting of U.S. government securities); and



- we received approximately $137.8 million of net proceeds from the initial public offering of 10,000,000 shares of our common stock.



We estimate, based on our current business plan, that pre-funding the expansion of each of our initial 24 markets to positive free cash flow, will require about $700 million and that the net proceeds from the capital raising activities completed thus far should be sufficient to pre-fund our initial 18 target markets. We will therefore need about $200 million more to completely fund our 24-market business plan. We recently initiated discussions with commercial and investment banks, vendors and equipment lease finance companies for the purposes of evaluating the feasibility of raising this additional $200 million.



The actual amount and timing of our capital requirements to pre-fund market deployment in our initial 24 target markets may differ materially from our estimates as a result of, among other things, the demand for our services; regulatory, technological and competitive developments (including additional market developments and new opportunities) in our industry; and changes in our development plans or projections (including the extent of planned penetration in our target markets).

                                   THE NOTES

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this Prospectus. For a more detailed description of the Notes, see "Description of the Notes."

Securities Offered...........   $205,000,000 aggregate principal amount of
                                12 7/8% Senior Notes due 2008.

Maturity.....................   May 15, 2008.

Interest.....................   Payable in cash on May 15 and November 15 of
                                each year, commencing November 15, 1998.

Optional Redemption..........   We may, at our option, redeem the Notes,
                                beginning on May 15, 2003. The initial
                                redemption price is 106.438% of their principal amount, plus accrued interest. The redemption price will decline each year and will be 100% of their principal amount, plus accrued interest, beginning on May 15, 2006.


                                In addition, before May 15, 2001, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain public equity offerings of equity in our company, at 112.875% of their principal amount, plus accrued interest. We may make such redemption only if at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding.


Security.....................   In connection with the sale of the Notes, we
                                purchased approximately $69.0 million of U.S.
                                Treasury securities and placed such securities in a pledge account to be used for payment in full of the first six scheduled interest payments due on the Notes.


Change of Control............   Upon a change of control of Allegiance, we will
                                be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount plus accrued interest. There can be no assurance that we will have sufficient funds available at the time of any change of control to make any required debt repayment
                                (including repurchases of the Notes).



Ranking......................   The Notes are unsubordinated, unsecured (except
                                as described above under "-- Security")
                                indebtedness of Allegiance. The Notes rank equally in right of payment with all of our unsubordinated, unsecured indebtedness, including our 11 3/4% Notes. At September 30,
                                1998, we had approximately $463.8 million of indebtedness outstanding, all of which was ranked equally with the

                                Notes. See "Risk Factors -- Our Substantial
                                Leverage Could Make Us Unable to Service
                                Indebtedness."



Certain Covenants............   The indenture under which the Notes have been
                                issued contains certain covenants that, among other things, restrict our ability and the ability of certain of our subsidiaries to:


                                - incur additional indebtedness;
                                - create liens;
                                - engage in sale-leaseback transactions;
                                - pay dividends or make distributions in respect
                                  of their capital stock;
                                - redeem capital stock;
                                - make investments or certain other restricted
                                  payments;
                                - sell assets;
                                - issue or sell stock of certain of our
                                  subsidiaries;
                                - enter into transactions with stockholders or
                                  affiliates; or
                                - effect a consolidation or merger.

                                However, these limitations will be subject to a number of important qualifications and exceptions.

Use of Proceeds..............   We will not receive any proceeds from the sale
                                of any Notes by Morgan Stanley Dean Witter.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide whether to invest in the Notes offered in this Prospectus:


WE HAVE A LIMITED HISTORY OF OPERATIONS



From our inception on April 22, 1997 through December 16, 1997, we were in the development stage of operations. Our principal activities during that period included developing our business plans, initiating applications for governmental authorizations, acquiring equipment and facilities, hiring management and other key personnel, raising capital, working on the design and development of our local exchange telephone networks and operations support systems and other back office systems and negotiating interconnection agreements. As of September 30, 1998, we have sold approximately 43,400 lines to customers. Because of our short operating history, you have limited operating and financial data which you can use to evaluate our performance and determine whether you should invest in the Notes.



AS A START-UP COMPANY, WE FACE MANY CRITICAL INITIAL CHALLENGES


Our ability to provide "one-stop shopping" bundled telecommunications services on a widespread basis and to generate operating profits and positive operating cash flow will depend on our ability, among other things, to:

- develop our operations support and other back office systems;


- obtain state authorizations to operate as a competitive local exchange carrier and any other required governmental authorizations;


- attract and retain an adequate customer base;

- raise additional capital;

- attract and retain qualified personnel;


- enter into and implement interconnection agreements with incumbent local exchange carriers; and



- work with incumbent local exchange carriers to effectively and efficiently provision customers to our networks.



For further information regarding these issues see "Business -- Business Strategy" on page 43. We cannot assure you that we will be able to achieve our business objectives or generate sufficient revenues to make principal and interest payments on the Notes or our other indebtedness.



WE HAVE HAD AND EXPECT TO CONTINUE TO HAVE OPERATING LOSSES, NET LOSSES AND NEGATIVE EBITDA


To develop our business and deploy our services and systems, we will need to make significant capital expenditures. We will need to incur a substantial portion of these expenditures before the realization of significant revenues. We also expect to continue to generate operating losses, net losses and negative earnings before interest, income taxes, depreciation and amortization, management ownership allocation charge and non-cash deferred compensation, while we emphasize development, construction, and expansion of our telecommunications services business and until we establish a sufficient revenue-generating customer base. For the nine months ended September 30, 1998 and from inception (April 22, 1997) through December 31, 1997, we had operating losses of $194.4 million and $3.8 million, net losses (after accreting redeemable preferred stock and warrant values) of $218.4 million and $7.5 million and negative EBITDA of $26.4 million and $3.6 million, respectively. We expect that each targeted market will generally produce negative EBITDA for at least two to three years after operations commence in such market, and we expect to experience increasing operating losses and negative EBITDA as we continue to expand our operations. We cannot assure you that we will achieve or sustain profitability or generate sufficient EBITDA to meet our working capital and debt service requirements, which could have a material adverse effect on us and on our ability to meet our obligations under the Notes.



WE NEED SIGNIFICANT ADDITIONAL CAPITAL



We need significant capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which we are expanding and developing our business and deploying our networks, services and systems. Our principal capital expenditure requirements involve the purchase and installation of collocation equipment, network switches and switch electronics and network operations center expenditures. We estimate, based on our current business plan, that our aggregate capital requirements (including requirements to fund capital expenditures, working capital and cash flow deficits) to fund the deployment and operation of our networks in all of our initial 24 markets to positive free cash flow will total about $700 million. We believe, based on our current business plan, that the net proceeds from our capital raising activities completed thus far and funding expected to be available from equipment vendors, commercial banks or other available sources of capital will be sufficient to pre-fund our market deployment in our initial 24 markets to positive free cash flow. If the additional financing is not obtained in accordance with our plan, we intend to modify our deployment schedule by developing only 18 of our initial markets. In such case, we would delay deployment of networks in the remaining six markets until we obtain additional financing on acceptable terms and conditions. We cannot assure you that the additional financing we are seeking will be available on terms acceptable to us or at all.



The actual amount and timing of our capital requirements to fund market deployment in our initial 24 target markets to positive free cash flow may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments (including additional market developments and new opportunities) in our industry. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts and such variations are likely to affect our future capital requirements. We also expect that we will require additional financing (or require financing sooner than anticipated) if:


- our development plans or projections change or prove to be inaccurate;

- we engage in any acquisitions; or

- we alter the schedule or targets of our roll-out plan or we accelerate the implementation of our network deployment.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE RAPID EXPANSION OF OUR BUSINESS



We are in the early stages of our operations and have only recently begun to deploy networks in our first 13 target markets. The successful implementation of our business plan will result in rapid expansion of our operations and the provision of bundled telecommunications services on a widespread basis. This rapid expansion may place a significant strain on our management, financial and other resources.



Our ability to manage growth, should it occur, will depend upon our ability to develop efficient operations support systems and other back office systems, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand our internal management, technical, information and accounting systems and to attract, assimilate and retain additional qualified personnel. If we fail to manage our growth effectively, we may not be able to expand our customer base and service offerings as we have planned. We cannot assure you that we will successfully manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to successfully manage the growth of our business could have a material adverse effect on us and on our ability to meet our obligations under the Notes.



WE ARE DEPENDENT ON OUR KEY PERSONNEL


We are managed by a small number of key executive officers, most notably Royce
J. Holland, our Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Holland, could materially and adversely affect our business and our prospects. We believe that our success will depend in large part on our ability to develop a large and effective sales force and our ability to attract and retain highly skilled and qualified personnel. Most of our executive officers, including the regional vice presidents of our operating subsidiaries, do not have employment agreements, and we do not maintain key person life insurance for any of our executive officers. Although we have been successful in attracting and retaining qualified personnel, the competition for qualified managers in the telecommunications industry is intense. For this reason, we cannot assure you that we will be able to hire or retain necessary personnel in the future. We and two of our executives have been named as defendants in a lawsuit by WorldCom relating to our hiring of certain former WorldCom employees. For more information about this lawsuit, see "Business -- Legal Proceedings."


WE ARE DEPENDENT ON EFFECTIVE BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS


Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Our plans for the development and implementation of these systems rely, for the most part, on choosing products and services offered by third-party vendors and integrating such products and services in-house to produce efficient operations solutions. We cannot assure you that these systems will be successfully implemented on a timely basis or at all or will perform as expected. The risks we face in this area include:

- the risk that our vendors may fail to deliver proposed products and services in a timely and effective manner and at acceptable costs;

- the risk that we may fail to adequately identify all of our information and processing needs;

- the risk that our related processing or information systems may fail or be inadequate;

- the risk that we are unable to effectively integrate such products or services; and

- the risk that we may fail to upgrade systems as necessary.

In addition, our right to use these systems depends upon license agreements with third party vendors. Certain of such agreements may be cancellable by the vendor and the cancellation or nonrenewal of these agreements may have an adverse effect on us and on our ability to meet our obligations under the Notes.


WE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES



We have selected and purchased each of our computer and operations support systems to be year 2000 compliant, including requiring certain conditions, warranties, and remedies in vendor supply agreements for such systems. While we believe that our systems will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. In addition, we are dependent upon third-party suppliers (including other telecommunications operators) for the delivery of certain services (including interconnection) and on third-party customers for the purchase of our services. In many cases, our services and operations require electronic interfacing with the systems and networks of third-party telecommunication operators such as incumbent local exchange carriers. A failure of our customers or vendors (including other telecommunications operators) to cause their software and systems to be year 2000 compliant could have a material adverse effect on us and on our ability to meet our obligations under the Notes.



OUR SUBSTANTIAL LEVERAGE COULD MAKE US UNABLE TO SERVICE INDEBTEDNESS



We are highly leveraged. Our earnings for the nine months ended September 30, 1998 and the period from inception (April 22, 1997) through December 31, 1997 were insufficient to cover fixed charges by $208.4 million and $3.7 million, respectively. As of September 30, 1998, our aggregate outstanding indebtedness was $463.8 million, and our stockholders' equity was $142.1 million. In addition, the accretion of original issue discount on the 11 3/4% Notes will cause an increase in indebtedness of $187.6 million by February 15, 2008. We also plan to obtain additional debt financing to fund our business plan. The Indentures relating to the Notes and the 11 3/4% Notes limit, but do not prohibit, the incurrence of additional indebtedness by us. In particular, our Indentures permit us to incur an unlimited amount of indebtedness to finance the cost of equipment, inventory and network assets.


Our high degree of leverage could have important consequences to our future prospects, including but not limited to:

- impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;


- requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the funds available for our operations and other purposes;

- placing us at a competitive disadvantage with those of our competitors which are not as highly leveraged as we are;

- impairing our ability to adjust rapidly to changing market conditions; and


- making us more vulnerable in the event of a downturn in general economic conditions or in our business.


We cannot assure you that we will be able to meet our debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with the various covenants in our debt obligations, the holders of such indebtedness may have the right to accelerate the maturity of such indebtedness and thus could cause defaults under our other indebtedness. Our ability to repay or to refinance our debt obligations will depend on our future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, pricing pressures, the response of competitors, regulatory developments, and delays in implementing strategic projects.


WE FACE POTENTIAL CONFLICTS OF INTEREST CAUSED BY FUND INVESTOR CONTROL


Our direction and future operations can be controlled by the investment funds that provided our initial equity. Certain decisions concerning our operations or financial structure may present conflicts of interest between these investors and our management and other holders of the Common Stock. In addition to their investments in us, these investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses (including entities which compete with us). Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which these investors have an interest. In addition, we and these investors have agreed that such investors are under no obligation to bring to us any investment or business opportunities of which they become aware, even if such opportunities are within our scope and objectives. Royce J. Holland, our Chairman and Chief Executive Officer also has an investment in, and serves on the boards of directors of WNP Communications, Inc. (which will operate in certain of our target markets) and CSG Systems (which provides certain software to us).


RISK THAT LIMITATIONS IMPOSED BY RESTRICTIVE COVENANTS WILL LIMIT OUR BUSINESS



Our Indentures and the agreements entered into in connection with our initial equity funding contain a number of covenants that will limit the discretion of our management with respect to certain business matters. These covenants, among other things, restrict our ability to incur additional indebtedness, pay dividends and make other distributions, prepay subordinated indebtedness, make investments and other restricted payments, enter into sale and leaseback transactions, create liens, sell assets, and engage in certain transactions with affiliates. In addition, our future financing arrangements will most likely contain covenants, including financial covenants.

If we fail to comply with any of these covenants and restrictions, the maturity of the related debt and other debt could be accelerated, and the commitments of our lenders to make further extensions of credit could terminate.


POTENTIAL DIFFICULTIES RELATING TO INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS



We deploy high capacity digital switches in each of the cities in which we operate networks. We plan initially to rely on the facilities of other carriers for certain aspects of transmission. If we obtain interconnection agreements with these carriers, this strategy will enable us to offer a variety of switched access services, enhanced services and local dial tone. Although under the Telecommunications Act the incumbent local exchange carriers will be required to unbundle network elements and permit us to purchase only the origination and termination services that we need, thereby decreasing operating expenses, we cannot assure you that such unbundling will be effected in a timely manner and result in prices favorable to us. In addition, our ability to implement successfully our switched and enhanced services will require the negotiation of resale agreements with incumbent local exchange carriers and other carriers and the negotiation of interconnection and collocation agreements with incumbent local exchange carriers, which can take considerable time, effort and expense and are subject to federal, state and local regulation.



In August 1996, the FCC released a decision implementing the interconnection portions of the Telecommunications Act. This interconnection decision establishes rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the United States Court of Appeals for the Eighth Circuit vacated certain portions of this interconnection decision, including provisions establishing a pricing methodology for unbundled network elements and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between incumbent local exchange carriers and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an incumbent local exchange carriers' unbundled network elements. The Eighth Circuit decisions create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. The Supreme Court has granted a writ of certiorari to review the Eighth Circuit decisions. Oral argument was held on October 13, 1998 and a decision is expected before July 1999.



Many new carriers have experienced difficulties in working with the incumbent local exchange carriers with respect to provisioning, interconnection, collocation and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services. Coordination with incumbent local exchange carriers is necessary for new carriers such as us to provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying the regional Bell operating companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. A federal District Court recently held these provisions of the Telecommu-nications Act unconstitutional and the United States Court of Appeals for the Fifth Circuit subsequently reversed such District Court decision. SBC Communications Inc. has sought review in the Supreme Court. The regional Bell operating companies in our markets are not yet permitted by the FCC to offer long distance services and we cannot assure you that these regional Bell operating companies will be accommodating to us once they are permitted to offer long distance service. If we are unable to obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis would be adversely affected.



UNCERTAINTY REGARDING RECIPROCAL COMPENSATION



Incumbent local exchange carriers around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an incumbent local exchange carrier's customers to Internet service providers served by competitive local exchange carriers. The incumbent local exchange carriers claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable. The FCC recently held that GTE Corporation's ADSL service, which provides a dedicated connection (rather than circuit-switched dial up) that permits an Internet service provider to provide its end user with high-speed access to the Internet, is a special access service with more than a de minimis amount of interstate traffic. This order determined that GTE's ADSL service is properly tariffed at the federal level but if GTE or any other incumbent local exchange carriers were to offer an ADSL service that is intrastate in nature, that service should be tariffed at the state level.



Under the Eighth Circuit decisions, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, 23 state commissions, three federal courts and one state court have ruled that reciprocal compensation arrangements do apply to calls to Internet service providers. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. The National Association of Regulatory Utility Commissioners adopted a resolution in favor of applying reciprocal compensation to calls to Internet service providers. The FCC made clear that its GTE ADSL Order did not determine whether reciprocal compensation is owed pursuant to existing interconnection agreements, state arbitration decisions and federal court decisions. The FCC indicated that it intends to issue a separate order specifically addressing reciprocal compensation issues. We anticipate that Internet service providers will be among our target customers, and adverse decisions in these proceedings could limit our ability to service this group of customers profitably.



NEED TO OBTAIN PEERING ARRANGEMENTS WITH INTERNET SERVICE PROVIDERS



The profitability of our Internet access services, and related services such as Web site hosting, may be affected by our ability to obtain "peering" arrangements with Internet service providers. In recent years, major Internet service providers routinely exchanged traffic with other Internet service providers that met certain technical criteria on a "peering" basis, meaning that each Internet service provider accepted traffic routed to

Internet addresses on their system from their "peers" on a reciprocal basis, without payment of compensation. In 1997, however, UUNET Technologies, Inc., the largest Internet service provider, announced that it intends to greatly restrict the use of peering arrangements with other providers, and would impose charges for accepting traffic from providers other than its "peers." Other major Internet service providers have reportedly adopted similar policies. We cannot assure you that we will be able to negotiate "peer" status with any of the major nationwide Internet service providers, or that it will be able to terminate traffic on Internet service providers' networks at favorable prices. In addition, the merger between WorldCom (UUNET's parent) and MCI (another major Internet service provider) is expected to increase the concentration of market power for Internet service provider backbone services, and may adversely affect our ability to obtain favorable peering terms.



RISKS RELATING TO OUR PROVISION OF LONG DISTANCE SERVICES


As part of our "one-stop shopping" offering of bundled telecommunications services to our customers, we plan to offer long distance services to our customers. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We will initially rely on other carriers to provide transmission and termination services for all of our long distance traffic. We will need resale agreements with long distance carriers to provide us with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and if we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means.


OUR PRINCIPAL COMPETITORS, THE INCUMBENT LOCAL EXCHANGE CARRIERS, HAVE CERTAIN POTENTIAL COMPETITIVE ADVANTAGES



The telecommunications industry is highly competitive. In each of the markets targeted by us, we will compete principally with the incumbent local exchange carrier serving that area. Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Incumbent local exchange carriers also have long-standing relationships with federal and state regulatory authorities. While some FCC and state administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as us, they also provide the incumbent local exchange carriers with pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased incumbent local exchange carrier pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the incumbent local exchange carriers are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as us could be materially adversely affected. If future regulatory decisions afford the incumbent local exchange carriers increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors such as us.



We also face, and expect to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint and from other competitive local exchange carriers, resellers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors. We also compete with equipment vendors and installers, and telecommunications management companies with respect to certain portions of our business. Many of our current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us.



The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including incumbent local exchange carrier competitors like us, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including incumbent local exchange carriers. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on our ability to successfully compete against incumbent local exchange carriers and other telecommunications service providers.



WE ALSO FACE SIGNIFICANT COMPETITION FROM LONG DISTANCE PROVIDERS AND INTERNET SERVICE PROVIDERS



The long distance telecommunications market has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We face competition from large carriers such as AT&T, Sprint, and MCI WorldCom. Other competitors are likely to include regional Bell operating companies providing out-of-region (and, with the removal of regulatory barriers, in-region) long distance services, other competitive local exchange carriers, microwave and satellite carriers and private networks owned by large end users. We may also increasingly face competition from companies offering local and long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees. In addition, in June 1998, Sprint announced its intention to offer voice, data and video services over its nationwide asynchronous transfer mode network, which Sprint anticipates will significantly reduce its cost to provide such services. Sprint plans to bill its customers based upon the amount of traffic carried, irrespective of the time required to send the traffic or the traffic's destination.



The Internet services market is highly competitive and we expect that competition will continue to intensify. Our competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological, marketing, personnel and other resources than those available to us.


We believe that the principal competitive factors affecting our business operations are pricing levels and clear pricing policies, reliable customer service, accurate billing and, to a lesser extent, variety of services. Our ability to compete effectively will depend upon our continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices to meet reductions in rates, if any, offered by others. Any such reductions could adversely affect us.



WE NEED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATION


Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon us.

The FCC exercises jurisdiction over us with respect to interstate and international services. Additionally, we file tariffs with the FCC. On October 29, 1996, the FCC approved an order that eliminates the tariff filing requirements for interstate domestic long distance service provided by non-dominant carriers such as us. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC order, and we are required to continue filing tariffs while this stay remains in effect. If the stay is lifted and the FCC order becomes effective, we and other telecommunication carriers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms, and conditions on which we and they offer interstate services. While tariffs offered a means of providing notice of prices, terms, and conditions, we intend to rely primarily on our sales force and direct marketing to provide such information to our customers. In addition, we must obtain (and have obtained through our subsidiary, Allegiance Telecom International, Inc.) prior FCC authorization for installation and operation of international facilities and the provision (including resale) of international long distance services.

State regulatory commissions exercise jurisdiction over us to the extent we provide intrastate services. As such a provider, we are required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which we operate. If and when we seek to overbuild certain network segments, local authorities regulate our access to municipal rights-of-way. Network buildouts are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis.

We cannot assure you that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause us to incur substantial legal and administrative expenses.

DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES


The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on us and our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. We cannot assure you that these changes will not have a material adverse effect upon us.


On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the regional Bell operating companies may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The Fifth Circuit subsequently reversed the district court decision. SBC has sought review in the Supreme Court. We cannot predict the likely outcome of that appeal. If the Supreme Court upholds the SBC decision, however, the regional Bell operating companies would be able to provide such in-region services immediately without satisfying the statutory conditions. This would likely have an unfavorable effect on our business for at least two reasons. First, the SBC decision removes the incentive regional Bell operating companies have to cooperate with companies like Allegiance to foster competition within their service areas so that they can qualify to offer in-region interLATA services because the decision allows regional Bell operating companies to offer such services immediately. However, the SBC decision does not affect other provisions of the Telecommunications Act which create legal obligations for all incumbent local exchange carriers to offer interconnection and network access. Second, we are legally able to offer our customers both long distance and local exchange services, which the regional Bell operating companies currently may not do. This ability to offer "one-stop shopping" gives us a marketing advantage that we would no longer enjoy if the SBC decision were upheld on appeal.



In addition to requirements placed on incumbent local exchange carriers, the Telecommunications Act subjects us to certain federal regulatory requirements relating to the provision of local exchange service in a market. All incumbent local exchange carriers and competitive local exchange carriers must interconnect with other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic, and provide dialing parity and telephone number portability. The Telecommunications Act also requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities.


On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications service, such as us, as well as certain other entities, must pay for these programs. Our share of these federal subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year; since we had no significant revenues in 1997, we were not liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, we are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. Oral argument is scheduled for December 1, 1998. In addition, on July 3, 1997, several incumbent local exchange carriers filed a petition for stay of the May 8th order with the FCC. That petition is pending, as well as several petitions for administrative reconsideration of the order.



THE REGULATION OF ACCESS CHANGES INVOLVES UNCERTAINTIES



To the extent we provide interexchange telecommunications service, we are required to pay access charges to incumbent local exchange carriers when we use the facilities of those companies to originate or terminate interexchange calls. Also, as a competitive local exchange carrier, we provide access services to other interexchange service providers. The interstate access charges of incumbent local exchange carriers are subject to extensive regulation by the FCC, while those of competitive local exchange carriers are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on incumbent local exchange carriers' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on our ability to compete in providing interstate access services. The May 16th order substantially increased the costs that incumbent local exchange carriers subject to the FCC's price cap rules recover through monthly, non-traffic-sensitive access charges and substantially decreased the costs that these carriers recover through traffic-sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that may grant these carriers increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on our ability to compete in providing interstate access services. Several parties appealed the May 16th order. On August 19, 1998, the May 16th order was affirmed by the Eighth Circuit U.S. Court of Appeals. On October 5, 1998, the FCC released a Public Notice asking parties to refresh the record on access charge reform. It specifically requested comment on pricing flexibility proposals submitted by two regional Bell operating companies and on changing the 6.5% X-Factor adjustment, which is applied annually to reduce incumbent local exchange carriers price cap indices.

The FCC released a report to Congress on April 10, 1998 concerning its implementation of the telecommunications subsidy provisions of the Telecommunications Act. In that report, the FCC clarified that entities that provide transmission capacity to Internet service providers are providing telecommunications services subject to contribution requirements. The FCC indicated that it would address the issues of whether Internet service providers would contribute to the universal service fund based on the utilization of their own transmission facilities and whether certain Internet service providers services such as phone-to-phone IP telephony are telecommunications services subject to universal service fund contributions and access charges at a later date.



WE WILL NEED TO ADAPT TO TECHNOLOGICAL CHANGE


The telecommunications industry is subject to rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Any failure by us to obtain new technology could have a material adverse effect on us and on our ability to meet our obligations under the Notes.


RISKS RELATING TO ACQUISITIONS


We may, as part of our business strategy, acquire other businesses that will complement our existing business. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Our ability to finance acquisitions may be constrained by, among other things, our high degree of leverage. Such transactions commonly involve certain risks, including, among others:

- the difficulty of assimilating the acquired operations and personnel;

- the potential disruption of our ongoing business and diversion of resources and management time;

- the potential inability of our management to maintain uniform standards, controls, procedures and policies;

- the risks of entering markets in which we have little or no direct prior experience; and

- the potential impairment of relationships with employees or customers as a result of changes in management.

We cannot assure you that any acquisition will be made, that we will be able to obtain additional financing needed to finance such acquisitions and, if any acquisitions are made, that the acquired business will be successfully integrated into our operations or that the acquired business will perform as expected. We have no definitive agreement with respect to any acquisition, although from time to time we have discussions with other companies and assess opportunities on an ongoing basis.

We may also enter into joint venture transactions. These transactions present many of the same risks involved in acquisitions and may also involve the risk that other joint venture partners may have economic, business or legal interests or objectives that are inconsistent to ours. Joint venture partners may also be unable to meet their economic or other obligations, thereby forcing us to fulfill these obligations.


RISK THAT WE MAY BE CONSIDERED AN INVESTMENT COMPANY


We have substantial short-term investments. This may result in us being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

We believe that we are primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, that we are not an investment company within the meaning of the 1940 Act. If we are found to be an investment company, we currently intend to rely upon a safe harbor from the 1940 Act for certain "transient" or temporary investment companies. However, such exemption is only available to us for one year and this one-year period may terminate as soon as January 1999.

If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. To avoid having to register as an investment company, beginning in as early as January 1999, we may have to invest a portion of our liquid assets in cash and demand deposits instead of securities. The extent to which we will have to do so will depend on the composition and value of our total assets at that time. Having to register as an investment company under the 1940 Act or having to invest a material portion of our liquid assets in cash and demand deposits to avoid such registration, would have a material adverse effect on our business, financial condition and results of operations.


RISKS RELATING TO OUR ANTI-TAKEOVER PROVISIONS


Certain provisions of our Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "By-laws") may inhibit changes in control of Allegiance Telecom, Inc. which our board of directors has not approved. These provisions include:

- a classified board of directors;

- a prohibition on stockholder action through written consents;

- a requirement that special meetings of stockholders be called only by the board of directors;

- advance notice requirements for stockholder proposals and nominations;

- limitations on the ability of stockholders to amend, alter or repeal the By-laws; and

- the authority of the board to issue without stockholder approval preferred stock with such terms as the board may determine.

We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."


In addition, our Indentures provide that upon a "change of control," each note holder will have the right to require us to purchase all or a portion of such holder's notes at a purchase price of 101% of the accreted value thereof (in the case of the 11 3/4% Notes) and 101% of the principal amount thereof (in the case of the Notes), together with accrued and unpaid interest, if any, to the date of such redemption. Such obligation, if it arises, could have a material adverse effect on us and on our ability to meet our obligations under the Notes. Such provision could also delay, deter or prevent a takeover attempt.


RISKS REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements," which generally can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussion of strategy that involve risks and uncertainties. We caution the reader that these forward-looking statements, such as our plans and strategies, our anticipation of revenues from designated markets, and statements regarding the development of our businesses, the markets for our services and products, our anticipated capital expenditures, operations support systemsible changes in regulatory requirements and other statements contained herein regarding matters that are not historical facts, are only predictions and estimates regarding future events and circumstances. Cautionary statements are disclosed in this Prospectus, including, without limitation, in connection with the forward-looking statements included herein and under "Risk Factors." No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of the risks we face. Such risks include, but are not limited to our ability to do the following in a timely manner, at reasonable costs and on satisfactory terms and conditions:

- successfully market our services to current and new customers;


- interconnect with incumbent local exchange carriers;


- develop efficient operations support systems and other back office systems;

- provision new customers and access markets;

- identify, finance and complete suitable acquisitions;

- install facilities, including switching electronics; and

- obtain leased trunking capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits.

Regulatory, legislative and judicial developments could also cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such cautionary statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


We raised approximately $124.8 million of net proceeds from the offering of the Notes, after deducting underwriting discounts and commissions and other expenses payable by us and approximately $137.8 million of net proceeds from our initial public offering of common stock (the "Equity Offering"), after deducting underwriting discounts and commissions and other expenses payable by us. At the closing of the offering of the Notes, we purchased approximately $69.0 million of U.S. treasury securities for purposes of funding the first six interest payments on the Notes. We have has used and intend to use the net proceeds from our financing activities to date to fund the costs of deploying networks in our first 18 markets to positive free cash flow, including the costs to develop, acquire and integrate the necessary operations support and other back office systems.



We will not obtain any proceeds in connection with the market-making activities of Morgan Stanley Dean Witter from the sales of the Notes.

                            SELECTED FINANCIAL DATA


The selected consolidated financial data presented below as of and for the nine months ended September 30, 1998 and as of and for the period from inception (April 22, 1997) through December 31, 1997 were derived from the audited consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus, which statements have been audited by Arthur Andersen LLP, independent public accountants. The selected pro forma statements of operations data set forth below is unaudited and gives effect to the offering of the Notes (the "Debt Offering"), the Equity Offering (including the conversion of the Redeemable Convertible Preferred Stock and the adjustments to reflect the equity allocation (as described in footnote (1)) and the sale of the 11 3/4% Notes and Redeemable Warrants (the "Unit Offering") as if such transactions had occurred on April 22, 1997 for the period from inception through December 31, 1997 and on January 1, 1998 for the nine months ended September 30, 1998. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. Dollar amounts are in thousands, except share amounts.


From the Company's formation in April 1997 until December 16, 1997, the Company was in the development stage. The Company has generated operating losses and negative cash flow from its operating activities to date. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                        NINE MONTHS ENDED SEPTEMBER 30, 1998
                                ----------------------------------------------------
                                                            PRO FORMA
                                              --------------------------------------
                                                                   AS ADJUSTED FOR
                                                                 THE EQUITY OFFERING
                                                                    DEBT OFFERING
                                  ACTUAL        ADJUSTMENTS       AND UNIT OFFERING
                                -----------   ---------------    -------------------
                                 (AUDITED)      (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues......................  $   4,200.6     $       --            $   4,200.6
Operating expenses:
  Network.....................      4,506.0             --                4,506.0
  Selling, general and
    administrative............     26,075.2             --               26,075.2
  Management ownership
    allocation charge.........    160,534.4       12,557.7(1)           173,092.1
  Non-cash deferred
    compensation..............      3,758.7             --                3,758.7
  Depreciation and
    amortization..............      3,705.3             --                3,705.3
                                -----------     ----------            -----------
    Total operating
      expenses................    198,579.6       12,557.7              211,137.3
                                -----------     ----------            -----------
Loss from operations..........   (194,379.0)     (12,557.7)            (206,936.7)
Interest income...............     13,059.1             --(2)            13,059.1
Interest expense..............    (25,278.4)     (23,264.0)(3)          (48,542.4)
                                -----------     ----------            -----------
Net loss......................   (206,598.3)     (35,821.7)            (242,420.0)
Accretion of redeemable
  convertible preferred stock
  and warrant values..........    (11,844.0)          (7.4)(4)          (11,851.4)
                                -----------     ----------            -----------
Net loss applicable to common
  stock.......................  $(218,442.3)    $(35,829.1)           $(254,271.4)
                                ===========     ==========            ===========

                                   PERIOD FROM INCEPTION (APRIL 22, 1997) THROUGH
                                                  DECEMBER 31, 1997
                                -----------------------------------------------------
                                                              PRO FORMA
                                                -------------------------------------
                                                                    AS ADJUSTED FOR
                                                                  THE EQUITY OFFERING
                                                                     DEBT OFFERING
                                   ACTUAL        ADJUSTMENTS       AND UNIT OFFERING
                                -------------   --------------    -------------------
                                  (AUDITED)      (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues......................   $       0.4    $          --         $       0.4
Operating expenses:
  Network.....................         151.2               --               151.2
  Selling, general and
    administrative............       3,425.9               --             3,425.9
  Management ownership
    allocation charge.........            --        171,743.4(1)        171,743.4
  Non-cash deferred
    compensation..............         209.9               --               209.9
  Depreciation and
    amortization..............          12.7               --                12.7
                                 -----------    -------------         -----------
    Total operating
      expenses................       3,799.7        171,743.4           175,543.1
                                 -----------    -------------         -----------
Loss from operations..........      (3,799.3)      (171,743.4)         (175,542.7)
Interest income...............         111.4               --(2)            111.4
Interest expense..............            --        (41,212.5)(3)       (41,212.5)
                                 -----------    -------------         -----------
Net loss......................      (3,687.9)      (212,955.9)         (216,643.8)
Accretion of redeemable
  convertible preferred stock
  and warrant values..........      (3,814.2)          (288.6)(4)        (4,102.8)
                                 -----------    -------------         -----------
Net loss applicable to common
  stock.......................   $  (7,502.1)   $  (213,244.5)        $(220,746.6)
                                 ===========    =============         ===========


                                        NINE MONTHS ENDED SEPTEMBER 30, 1998
                                ----------------------------------------------------
                                                            PRO FORMA
                                              --------------------------------------
                                                                   AS ADJUSTED FOR
                                                                 THE EQUITY OFFERING
                                                                    DEBT OFFERING
                                  ACTUAL        ADJUSTMENTS       AND UNIT OFFERING
                                -----------   ---------------    -------------------
                                 (AUDITED)      (UNAUDITED)          (UNAUDITED)
Net loss per share, basic and
  diluted.....................  $   (13.02)                           $     (5.05)
                                ===========                           ===========
Weighted average number of
  shares outstanding, basic
  and diluted.................  16,780,802      33,560,752(5)          50,341,554
                                ===========     ==========            ===========
OTHER FINANCIAL DATA:
EBITDA(6).....................  $(26,380.6)             --(1)         $ (26,380.6)
Net cash used in operating
  activities..................   (10,497.9)     $(13,196.9)(7)          (23,694.8)
Net cash used in investing
  activities..................  (183,593.3)       13,196.9(7)          (170,396.4)
Net cash provided by financing
  activities..................   593,215.5              --              593,215.5
Capital expenditures(9).......    63,550.2              --               63,550.2
Ratio of earnings to fixed
  charges(10).................          --              --                     --

                                   PERIOD FROM INCEPTION (APRIL 22, 1997) THROUGH
                                                  DECEMBER 31, 1997
                                -----------------------------------------------------
                                                              PRO FORMA
                                                -------------------------------------
                                                                    AS ADJUSTED FOR
                                                                  THE EQUITY OFFERING
                                                                     DEBT OFFERING
                                   ACTUAL        ADJUSTMENTS       AND UNIT OFFERING
                                -------------   --------------    -------------------
                                  (AUDITED)      (UNAUDITED)          (UNAUDITED)
Net loss per share, basic and
  diluted.....................   $(17,610.68)                         $     (4.41)
                                 ===========                          ===========
Weighted average number of
  shares outstanding, basic
  and diluted.................           426       50,067,766(5)       50,068,192
                                 ===========    =============         ===========
OTHER FINANCIAL DATA:
EBITDA(6).....................   $  (3,576.7)              --(1)      $  (3,576.7)
Net cash used in operating
  activities..................      (1,942.9)   $   (13,196.9)(7)       (15,139.8)
Net cash used in investing
  activities..................     (21,926.0)       (55,836.5)(7)       (77,762.5)
Net cash provided by financing
  activities..................      29,595.3        572,340.4(8)        601,935.7
Capital expenditures(9).......      21,926.0               --            21,926.0
Ratio of earnings to fixed
  charges(10).................            --               --                  --

                                                              SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                              ------------------    -----------------
                     BALANCE SHEET DATA                           (AUDITED)             (AUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................      $404,850.7            $ 5,726.4
  Short-term investments....................................        49,366.5                   --
  Short-term investments, restricted........................        22,144.7                   --
  Accounts receivable (net of allowance for doubtful
    accounts of $152.9 and $0, respectively)................         2,031.9                  4.3
  Prepaid expenses and other current assets.................         1,711.4                245.2
                                                                  ----------            ---------
        Total current assets................................       480,105.2              5,975.9
Property and Equipment:
  Property and equipment....................................       106,713.5             23,912.6
  Accumulated depreciation and amortization.................        (3,718.0)               (12.7)
                                                                  ----------            ---------
        Property and equipment, net.........................       102,995.5             23,899.9
Other Non-Current Assets:
  Deferred debt issuance costs (net of accumulated
    amortization of $485.9 and $0, respectively)............        16,326.2                   --
  Long-term investments, restricted.........................        48,531.9                   --
  Other assets..............................................         1,268.0                171.2
                                                                  ----------            ---------
        Total other non-current assets......................        66,126.1                171.2
                                                                  ----------            ---------
        Total assets........................................      $649,226.8            $30,047.0
                                                                  ==========            =========

                                                              SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                              ------------------    -----------------
                     BALANCE SHEET DATA                           (AUDITED)             (AUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................      $  6,716.8            $ 2,261.7
  Accrued liabilities and other.............................        28,130.8              1,668.0
                                                                  ----------            ---------
        Total current liabilities...........................        34,847.6              3,929.7
Long-term Debt..............................................       463,751.6                   --
Redeemable Cumulative Convertible Preferred Stock -- 0 and
  40,498,062 shares issued and outstanding at September 30,
  1998 and December 31, 1997, respectively..................              --             33,409.4
Redeemable Warrants.........................................         8,506.7                   --
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Common stock -- 50,341,554 and 426 shares issued and
    outstanding at September 30, 1998 and December 31, 1997,
    respectively............................................           503.4                   --
  Additional paid-in capital................................       416,095.6              3,008.4
  Deferred compensation.....................................       (15,531.5)            (2,798.4)
  Deferred management ownership allocation charge...........       (33,002.2)                  --
  Accumulated deficit.......................................      (225,944.4)            (7,502.1)
                                                                  ----------            ---------
        Total stockholders' equity (deficit)................       142,120.9             (7,292.1)
                                                                  ----------            ---------
        Total liabilities and stockholders' equity
        (deficit)...........................................      $649,226.8            $30,047.0
                                                                  ==========            =========

-------------------------


 (1) In connection with the Equity Offering, Allegiance LLC, an entity that owned substantially all of the Company's outstanding capital stock, was dissolved and its assets (which consisted almost entirely of such capital stock) were distributed to the LLC investors in accordance with the LLC Agreement (as defined under "Certain Relationships and Related Transactions"). The LLC Agreement provides that the equity allocation between the original fund investors and the management investors be 66.7% and 33.3%, respectively, based upon the valuation implied by the Equity Offering. Under generally accepted accounting principles, upon consummation of the Equity Offering, the Company recorded the increase in the assets of Allegiance LLC allocated to the management investors as a $193.5 million increase in additional paid-in capital, of which $122.5 million was recorded as a non-cash, non-recurring charge to operating expense and $71.0 million will be recorded as deferred management ownership allocation charge. The deferred charge was amortized at $38.0 million as of September 30, 1998 and will be further amortized at $6.8 million, $18.8 million, $7.2 million and $.2 million during the fourth quarter of 1998, and the years 1999, 2000 and 2001, respectively, which is the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated. See "Certain Relationships and Related Transactions." The period from inception (April 22, 1997) through December 31, 1997 pro forma gives effect to the initial $122.5 million non-cash, non-recurring charge to operating expense and the related amortization of the deferred management ownership allocation charge for the period. The nine months ended September 30, 1998 pro forma gives effect to the additional amortization of the deferred management ownership allocation charge.

 (2) Pro forma interest income excludes interest income that would have been earned on the estimated $69.0 million of the proceeds from the Debt Offering required to be placed in a pledged account to secure and fund the first six scheduled interest payments on the Notes.

 (3) Reflects $19.8 million and $18.2 million of interest expense related to the Notes offered in the Debt Offering, $.2 million and $.1 million of amortization of the $4.1 million of original issuance discount, $.3 million and $.3 million of amortization of the $7.0 million of deferred debt issuance cost related thereto, $2.9 million and $22.1 million of interest expense related to the accretion of the 11 3/4% Notes and $.1 million and $.5 million of amortization of the $9.8 million of deferred debt issuance cost related to the 11 3/4% Notes for the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) through December 31, 1997, respectively.

 (4) Reflects the increase of $7,435 and $.3 million of accretion for the warrants for the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) through December 31, 1997, respectively.

 (5) The pro forma weighted average number of shares outstanding gives effect to
     (i) the Company's Common Stock issued as a result of the Equity Offering and (ii) the conversion of Redeemable Convertible Preferred Stock to Common Stock.

 (6) EBITDA represents earnings before interest, income taxes, depreciation and amortization, management ownership allocation charge and non-cash deferred compensation. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures for other companies.

 (7) Reflects the purchase of $69.0 million of U.S. government securities, which securities were placed in a pledged account, to fund the first six scheduled interest payments on the Notes. For the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) through December 31, 1997 also reflects the $13.2 million cash interest payment on the Notes, which is funded through a reduction of the pledged account.


 (8) Reflects $193.9 million of net proceeds received from the Debt Offering of which $69.0 million was required to be placed in a pledged account to secure and fund the first six scheduled interest payments on the Notes, $137.8 million of net proceeds received from the Equity Offering and $240.7 million of net proceeds from the Unit Offering.


 (9) Reflects cash paid for capital expenditures.

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as net loss plus fixed charges (other than capitalized interest). Fixed charges consist of interest and amortization of debt discount and debt issuance costs, whether expensed or capitalized, and that portion of rental expense deemed to represent interest (estimated to be 1/3 of such expense). The Company's earnings for the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) through December 31, 1997 were insufficient to cover fixed charges by approximately $208.4 million and $3.7 million, respectively. After giving pro forma effect to the increase in interest expense resulting from the issuance of the Notes in the Debt Offering and the 11 3/4% Notes in the Unit Offering and giving effect to $12.6 million and $171.7 million of management ownership allocation charge to be recorded in connection with the Equity Offering, the Company's earnings would have been insufficient to cover fixed charges by approximately $242.4 million and $216.6 million, for the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) through December 31, 1997, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
OVERVIEW

Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. Allegiance anticipates offering an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. Allegiance plans to establish networks in 24 of the largest U.S. markets.

RESULTS OF OPERATIONS

     SALES AND REVENUES

From its inception on April 22, 1997 through December 16, 1997, the Company was in the development stage of operations. Its principal activities during that period included developing its business plans, initiating applications for governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and operations support systems, acquiring equipment and facilities and negotiating interconnection agreements. From inception (April 22, 1997) through December 31, 1997, the Company's operations resulted in a $7.5 million net loss (after accreting redeemable preferred stock and warrant values). As of December 31, 1997, the Company generated only nominal revenues.

The net loss (after the non-cash one-time management allocation charge and amortization of deferred compensation and a portion of the deferred management allocation charge) for the nine months ended September 30, 1998 was $218.4 million. Earnings before interest, taxes, depreciation, amortization, management ownership allocation charge and non-cash deferred compensation ("EBITDA") was a negative $26.4 million. EBITDA excludes the non-cash charges to operations described in the preceding sentence totaling $164.3 million for the nine months ended September 30, 1998.

The Company expects to continue to experience increasing operating losses and negative EBITDA as a result of its development activities and as it expands its operations. The Company does not expect to achieve positive EBITDA in any market until at least two to three years after it commences initial service in such market.


Allegiance is operational in six markets, including New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles. Allegiance is in the process of deploying networks in seven markets: San Francisco, Oakland, Boston, Washington D.C., Northern New Jersey, San Diego and San Jose. The Company has collocation applications pending in Orange County and plans to initiate the collocation application process for Long Island, New York central offices. In addition to the above, the Company has switching equipment on order for two of its other target markets, Philadelphia and Houston. The Company plans to continue to open markets at the rate of one per month during the first eight months of 1999.


The Company generated $4.2 million in revenue during the nine months ended September 30, 1998. At September 30, 1998, the Company has a total installed base of 25,900 lines.

The Company is emphasizing the sale and installation of facility-based lines, while de-emphasizing reselling of incumbent local exchange carrier ("ILEC") provided services. At September 30, 1998, facility-based lines represented 47% of the total installed base. The Company estimates that resale services will continue to diminish proportionally and will ultimately represent no more than 5% of all lines installed.


Through September 30, 1998, the Company had sold a total approximately 43,400 access lines. Facility-based lines accounted for 64% of all sales through September 30, 1998.


Sales are expected to increase as new markets are opened, and as sales teams in existing markets are increased. Allegiance presently has 17 sales teams, a total of 231 sales personnel, and plans to add 11 new sales teams before the end of 1998. Markets expected to become operational in the fourth quarter of 1998 are San Francisco, Oakland and Boston. Three teams will initially address the San Francisco and Oakland markets, and two new teams will sell in the Boston market during the fourth quarter of 1998. Two new teams will be added early in the fourth quarter of 1998 to sell in Dallas and Fort Worth and two new teams in Los Angeles. There will be one new team added in each of the New York and Atlanta markets also in the fourth quarter of 1998.


The Company does not use agents to sell its services, and has no plans to do so in the future.


Allegiance generated revenue of approximately $53 per average line during September 1998. Such amount is the result of the sales effort to date focusing on basic local services for small and medium sized business customers and a majority of installed lines being high capacity local connections. Allegiance's sales teams began to focus their sales effort on long distance and Internet services during the fourth quarter of 1998, and the Company expects the revenue per line to increase accordingly. The Company does not accept orders for long distance service only; the Company rejects orders which do not include local service.



Revenues realized to date have been derived exclusively from sales of telecommunications services, principally local service. The Company has not recognized any revenue from so-called "reciprocal compensation" generated by calls placed to internet service providers ("ISPs") connected to the Company's network from inception to date, and does not plan to recognize any such revenue except upon receipt of cash. ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers ("CLECs") should apply to local telephone calls from ILEC customers to ISPs served by CLECs. See "Business -- Federal Regulation."



The Company has had no sales of customer premise equipment, no revenue from installation of customer premise equipment, no revenue from system integration activities, no wireless revenue and no data or internet service provider revenue. The Company initiated data and Internet services during the fourth quarter of 1998. The Company has no plans to sell wireless services in the foreseeable future.


     OPERATING EXPENSES

Network Costs (Cost of Services). Under its "smart build" strategy, Allegiance plans to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Allegiance will lease unbundled copper loop lines and high capacity digital lines from the ILECs to connect the Company's customers and other carriers' networks to the Company's network. Allegiance plans to lease dark fiber capacity or overbuild specific network segments as economically justified by traffic volume growth or when these arrangements otherwise become more attractive than leasing unbundled network elements. Allegiance is collocated in a total of 51 ILEC central offices at September 30, 1998, and has DS3 hub connections to three additional ILEC central offices. Through the process of achieving collocation in the 51 offices the Company has determined that it takes six to seven months before a typical collocation site will be ready to generate revenue, instead of the three-month period the Company had originally estimated. As a result of the longer lead time, Allegiance has adjusted its network planning and is now delivering completed central office collocation applications to ILECs six to seven months in advance of the desired revenue ready date. The Company has 159 central office collocations currently in various stages of process, from applications pending, to deposits for construction, to equipment being installed and tested. Allegiance estimates it will have a total of 90 central office collocations in service or revenue ready by the end of 1998.

For the nine months ended September 30, 1998, and for the period from inception (April 22, 1997), through December 31, 1997, the Company incurred network costs of approximately $4.5 million and $.2 million, respectively.

The Company is moving to the next stage of its "smart build" strategy in New York City where the Company has entered into a lease agreement with Metromedia Fiber Network, Inc. for three "dark fiber" rings in Manhattan with an extension into Brooklyn. Allegiance is accounting for the Metromedia Fiber Network lease as a capital lease, based on the terms and conditions of the lease agreement. The Company anticipates that any future dark fiber leases will have roughly similar terms and conditions, and therefore it is likely that such additional dark fiber leases, if any, will also be accounted for as capital leases. In addition, Allegiance expects to increase the capacity of its switches, and may add additional switches, in a market as demand warrants.

The Company expects switch site lease costs will be a significant part of the Company's ongoing cost of services. The costs to lease unbundled copper loop lines and high capacity digital lines from the ILECs will vary by ILEC and are regulated by state authorities pursuant to the Telecommunications Act of 1996. The Company believes that in most of the markets it plans to enter there are multiple carriers in addition to the ILEC from which it could lease trunking capacity; typically at lower prices than the ILEC price. The Company expects that the costs associated with these leases will increase with customer volume and will be a significant part of the Company's ongoing cost of services.

To enter a market and make ubiquitous calling available to its customers, Allegiance must enter into an interconnection agreement with the ILEC in such market. Typically these agreements set the cost per minute to be charged by each party for the calls which have traversed between each carrier's network. These costs will grow in proportion to the Company's customers outbound call volume and are expected to be a major portion of the Company's cost of services. However, the Company does expect to generate increased revenue from the ILECs as the Company's customers inbound calling volume increases. To the extent the Company's customers' outbound call volume is equivalent to their inbound call volume, the Company expects that its interconnection costs paid to the

ILECs will be substantially offset by the interconnection revenues received from the ILECs.

The Company has entered into one resale agreement with a long distance carrier to provide the Company with transmission services. The Company expects to enter into resale agreements with other carriers in the future. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments; however, the existing resale agreement does not contain any minimum volume commitments. Under such agreements, if a company fails to meet any minimum volume commitments, it may be obligated to pay underutilization charges. If a company underestimates its need for transmission capacity under such agreements, it may be required to obtain capacity through more expensive means. These costs will increase as the Company's customers' long distance calling volume increases, and the Company expects that these costs will be a significant portion of its cost of long distance services. As traffic on specific routes increases, the Company may lease long distance trunk capacity.

Collocation costs are also expected to be a significant part of the Company's network development and ongoing cost of services. Under the Telecommunications Act, carriers like the Company must be allowed to place their equipment within the central offices of the ILEC for the purposes of interconnecting its network with that of the ILEC. For example, Allegiance uses collocation to access the ILECs unbundled networks elements. This collocation can be a physical space or cage within the ILEC central office where the Company places its equipment or it can consist of "virtual collocation" where the ILEC places equipment within the central office and maintains the equipment on behalf of the Company. In the virtual collocation scenario, the Company does not have physical access to the ILEC's central office. For use of their central offices for collocation, ILECs typically charge both a start-up fee as well as a monthly recurring fee. In addition, the Company is required to invest a significant amount of funds to develop the central office collocation sites and to deploy the transmission and distribution electronics.

Another network alternative is a DS3 hub arrangement whereby the Company connects its switching equipment to an ILEC central office through a leased, high capacity circuit. The Company then purchases, from the ILEC, multiplexing services and high capacity circuits to customer premises to connect the customer to the Allegiance network. Typically, the hubbing arrangement is implemented in advance of collocation; but it may continue indefinitely depending upon the quantity and type of services provided over that facility.

The cost of collocation has exceeded the Company's estimates in some instances because of changes in configuration of transmission equipment and because of certain requirements imposed by ILECs on the first company requesting collocation in a specific central office. ILECs generally require the company initially requesting collocation to reimburse the ILEC for the cost associated with a minimum buildout space and this minimum space is often greater than the amount Allegiance actually requests for its use. In those instances in which Allegiance is the company initially requesting collocation, it will be rebated a portion of the costs paid as additional companies commit to collocation in the same central office. While these circumstances have led, and will continue to lead, to greater than anticipated capital expenditures, the Company believes these additional expenditures will be offset by the benefits of the Company entering its selected markets earlier than its competitors.

Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses will include its infrastructure costs, including selling and marketing costs, customer care, billing, corporate administration, personnel and network maintenance.

The Company incurred $26.1 million and $3.4 million for selling and general and administrative expenses during the nine months ending September 30, 1998, and the period from inception (April 22, 1997), through December 31, 1997, respectively. These increased expenses resulted primarily from an expansion of the Company's staffing from less than 50 at December 31, 1997, to approximately 460 full-time staff at September 30, 1998. Sales personnel represent approximately 50% of total staff at September 30, 1998. Also, as the Company has increased the deployment of its network, its costs associated with monitoring that network has increased as well. Network monitoring costs during the nine months ending September 30, 1998 totaled $.9 million. No such costs were incurred during 1997.

The Company plans to employ a large direct sales force in each market and to build a national sales force as the Company grows. To attract and retain a highly qualified sales force, the Company offers its sales and customer care personnel a compensation package emphasizing commissions and stock options. The Company expects to incur significant, and increased, selling and marketing costs as it continues to expand its operations. In addition, Allegiance plans to offer sales promotions to win customers, especially in the first few years as its establishes its market presence.

Allegiance has acquired and is integrating back office systems to facilitate a smooth, efficient order management, provisioning, installation, trouble management, billing and collection, and customer service process. Allegiance has licensed and is using MetaSolv software for order management and customer provisioning, Lucent's ConnectVu for switch provisioning and Intertech for billing.


The Company is actively working toward "electronic bonding" between the Allegiance operating support systems and those of the ILEC which will permit creation of service requests on-line and real-time monitoring of the provisioning and installation process. During the first quarter of 1999, Allegiance established an electronic bond with Bell Atlantic in New York.



Electronic bonding is expected to result in significant productivity improvements by reducing the period between the time of sale and the time a customer's line is installed in the Allegiance network and accepted by the customer. The Bell Atlantic electronic bond has demonstrated a reduction of elapsed time from the conveyance of a service request to the ILEC to the receipt of communication from the ILEC that the service order has been received and confirmed as complete in as little as five minutes. This is a significant reduction in elapsed time; confirmation of receipt and completeness of previous orders has taken as little as three to four hours to as long as several days or weeks.


In addition to the electronic bonding process with Bell Atlantic, Allegiance and Southwestern Bell and Pacific Bell have agreed to begin discussions about the possibility of using the same template Allegiance uses with Bell Atlantic to pass service requests between these parties.

During the second quarter of 1998, Allegiance achieved permanent local number portability in New York with Bell Atlantic and in Texas with Southwestern Bell. During the third quarter of 1998, Allegiance achieved permanent local number portability in Georgia with Bell South, in Illinois with Ameritech and in California with Pacific Bell. Allegiance uses DSET Corporation's Service Order Administration Gateway for local number portability implementation.

Along with the development cost of the systems, the Company will also incur ongoing expenses for customer care and billing. As the Company's strategy stresses the importance of personalized customer care, the Company expects that its customer care department will become a larger part of the Company's ongoing administrative expenses. The Company also expects billing costs to increase as its number of customers, and the call volume, increases. Billing is expected to be a significant part of the Company's ongoing administrative expenses.

Allegiance will incur other costs and expenses, including the costs associated with the maintenance of its network, administrative overhead, office leases and bad debts. The Company expects that these costs will grow significantly as its expands its operations and that administrative overhead will be a large portion of these expenses during the start-up phase of the Company's business. However, the Company expects these expenses to become smaller as a percentage of the Company's revenue as the Company builds its customer base.


The magnitude of the loss for the nine months ended September 30, 1998 is principally due to the management ownership allocation charge. On July 7, 1998, the original fund investors and the management investors owned 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, an entity that owned substantially all of the Company's outstanding capital stock. As a result of the Company's initial public offering of its Common Stock, the assets of Allegiance LLC (which consisted almost entirely of such capital stock) have been distributed to such fund investors and management investors in accordance with the LLC Agreement.



The LLC Agreement provided that the equity allocation between such fund investors and management investors be 66.7% and 33.3%, respectively, based upon the valuation implied by the initial public offering. Under generally accepted accounting principles, the Company recorded the increase in the assets of Allegiance LLC allocated to the management investors as a $193.5 million increase in additional paid-in capital, of which $122.5 million was recorded as a non-cash, non-recurring charge to operating expense and $71.0 million was recorded as a deferred management ownership allocation charge. The deferred charge was amortized at $38.0 million as of September 30, 1998 and will be further amortized at $6.8 million, $18.8 million, $7.2 million and $.2 million during the fourth quarter of 1998, and the years 1999, 2000, 2001, respectively, which is the period over which the Company has the right to repurchase certain of the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.


In addition to the above expenses, the Company recognized $3.8 million and $.2 million amortization of deferred stock compensation expense for the nine months ended September 30, 1998, and the period from inception (April 22, 1997), through December 31, 1997, respectively, also a non-cash charge. Interest expense for the nine months ending September 30, 1998 was $25.3 million. These amounts reflect the issuance of the 11 3/4% Notes during February 1998 and the Notes during July 1998. There was no interest expense during 1997. Interest income for the nine months ended September 30, 1998, and the period from inception (April 22, 1997) through December 31, 1997, was $13.1 million and $.1 million, respectively, resulting from the investment of cash not used in operations or network rollout. The amount of invested cash increased from 1997 as a result of the net proceeds from the Equity Offering, offering of the Notes and Unit Offering.

As required by accounting principles promulgated by the Securities and Exchange Commission, the Company has recorded the potential redemption value of Redeemable Warrants in the potential event that they are redeemed at fair market value in February 2008. Amounts are accreted using the effective interest method and management's estimates of the future fair market value of the warrants when redemption is first permitted. Amounts accreted increase the recorded value of the Redeemable Warrants on the balance sheet and result in a non-cash charge to increase the net loss applicable to Common Stock. Accretion of $.3 million has been recorded for the nine months ending September 30, 1998, respectively.

Until the consummation of the Company's initial public offering in July 1998, Allegiance also recorded the potential redemption values of Redeemable Convertible Preferred Stock, in the potential event that they would be redeemed at fair market value in August 2004. At the time of the initial public offering, such preferred stock was converted into Common Stock. Accordingly, the amounts accreted for the Redeemable Convertible Preferred Stock were reclassified as an increase to additional paid-in capital in the stockholders' equity section of the balance sheet, and there has been, and will be, no additional accretion of Redeemable Convertible Preferred Stock values beyond that point in time. Accretion of $11,520.8 and $3,814.2 was recorded for the nine months ending September 30, 1998, and for the period from inception (April 22, 1997), through December 31, 1997, respectively.

FINANCIAL CONDITION

The balance sheet of Allegiance at September 30, 1998 reflects additional cash, unrestricted short-term investments, short-term and long-term restricted investments, deferred debt issuance costs, long-term debt and redeemable warrants compared to the December 31, 1997 balance sheet as a result of the Unit Offering in February 1998 wherein the 11 3/4% Notes and Redeemable Warrants were sold, the initial public offering of Common Stock and issuance of the Notes in July 1998. In accordance with the terms of the Notes, the Company purchased, and placed in a pledged account, U.S. government securities which will be used to pay the first three years' (or six semi-annual installments) interest payments on the Notes. Such securities are reflected in the balance sheet at accreted value at September 30, 1998 of approximately $69.9 million, $22.1 million of which is classified as current assets, and $47.8 million of which is classified in other, non-current assets.

Accounts receivable increased during the same period as the Company's networks in New York City, Dallas and Atlanta became operational.

Property and Equipment, net of accumulated depreciation, increased between September 30, 1998 and December 31, 1997 from capital expenditures incurred in building out the Company's networks in New York City, Dallas, Atlanta, Chicago, Los Angeles, San Francisco, Boston, Fort Worth, Washington, D.C., Oakland and Houston, from developing operations support and other systems required to effectively manage the business and to provide general office space and equipment for employees.

Accounts payable and accrued liabilities have increased consistent with operations and the Company's policy to make use of working capital in funding network construction and operations.

Redeemable Convertible Preferred Stock outstanding at December 31, 1997 was converted to Common Stock in July 1998 at the closing of the initial public offering.

Accumulated deficit increased consistent with the net loss for the nine months ending September 30, 1998. There have been no dividends declared from inception to date.

LIQUIDITY AND CAPITAL RESOURCES


Allegiance plans to establish networks in the 24 largest U.S. metropolitan markets. Total funds required for the buildout of the networks and to fund operating losses to positive free cash flow (operating cash flow from a market sufficient to fund such market's operating costs and capital expenditures) is estimated to be approximately $700 million.


In October 1997, the Company entered into a five-year general agreement with Lucent establishing terms and conditions for the purchase of Lucent products, services and licensed materials. The agreement includes a three-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

Also, as part of its network deployment, in October 1997, the Company acquired two Lucent Series 5ESS(R)-2000 digital switches in New York City and Atlanta and certain furniture and fixtures in Dallas from US ONE Communications, Inc. for an aggregate purchase price of $19.3 million. The Company has also purchased from Lucent, switches for the Dallas, Chicago, Los Angeles, San Francisco, Boston and Washington, D.C. markets. The Company has ordered, and made initial payments for, switching equipment for two additional target markets, the Philadelphia and Houston. The cost of all of these switches and related equipment and installation will be approximately $49.7 million.


Allegiance's financing plan is predicated on the pre-funding of each market's expansion to positive free cash flow. This approach is designed to allow the Company to be opportunistic and raise capital on more favorable terms and conditions.



To pre-fund its market expansion, the Company raised approximately $50.1 million from its original management investors and fund investors and received approximately $240.7 million of net proceeds, after deducting underwriting discounts and commissions and other expenses payable by the Company, from the sale of 445,000 units, each of which consisted of one 11 3/4% Note and one Redeemable Warrant to purchase .0034224719 shares of Common Stock at an exercise price of $.01 per share, subject to certain antidilution provisions. Of the gross proceeds, $242.3 million was allocated to the initial accreted value of the 11 3/4% Notes and $8.2 million was allocated to the Redeemable Warrants. The Redeemable Warrants became exercisable in connection with the Company's initial public offering of its Common Stock in July 1998, and each warrant may now purchase 1.45898399509 shares of Common Stock as a result of a 426.2953905 for-one stock split in connection with the Company's initial public offering.

The 11 3/4% Notes have a principal amount at maturity of $445.0 million and an effective interest rate of 12.45%. The 11 3/4% Notes mature on February 15, 2008. From and after February 15, 2003, interest on the 11 3/4% Notes will be payable semi-annually in cash at the rate of 11 3/4% per annum. The accretion of original issue discount will cause an increase in indebtedness from September 30, 1998 to February 15, 2008 of $187.6 million. The net proceeds from the sale of the 11 3/4% Notes have been, and are continuing to be, used to fund the completion of networks in the Company's initial 12 target markets.

Following completion of the Unit Offering, the Company increased the scope of its business plan to, among other things, accommodate (i) an expansion of the Company's network buildout in the New York, Chicago, Los Angeles and San Francisco markets to include additional central offices, thereby giving the Company access to a larger number of potential customers in those markets, (ii) an accelerated and expanded deployment of data, Internet and enhanced services in the Company's markets and (iii) the acceleration of network deployment in its target markets. To fund these activities, the Company consummated an initial public offering of its Common Stock and sold the Notes during the third quarter of 1998. These sales were consummated on July 7, 1998 and the Company raised net proceeds of approximately $262.6 million, bringing the Company's total capital raised since inception to approximately $553.8 million.

The Notes mature on May 15, 2008. Interest is payable in cash semi-annually, commencing November 15, 1998. Gross proceeds of approximately $200.9 million were realized from the sale. The Notes were sold at less than par, resulting in an effective rate of 13 1/4%, and the value of the notes is being accreted (using the effective interest method prescribed by SEC) from the $200.9 million gross proceeds realized at the time of the sale to the aggregate value at maturity, $205.0 million, over the period ending May 15, 2008. In connection with the sale of the Notes, the Company purchased U.S. government securities for approximately $69.0 million and placed them in a pledged account to fund interest payments for the first three years the Notes are outstanding. The remaining proceeds will be used, in conjunction with the net proceeds of the Company's initial public offering of Common Stock, to fund the development of networks in its initial 18 target markets.


For the nine month period ending September 30, 1998, the proceeds of the Unit Offering, together with additional equity contributions received from the Company's original investors in 1998, as well as cash in bank at the beginning of 1998, have been used, in part, to fund the buildout of networks in New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles each of which is operational, as well as networks under development in San Francisco, Boston, Oakland, Washington, D.C., Philadelphia and Houston, to fund the development of operations support and other systems required to effectively manage the business and to provide general office space and equipment for its employees. Capital resources not required for the above purposes were used to fund the operations of the Company; excess amounts available were used to purchase short-term investments or money market investments.



As of September 30, 1998, Allegiance had approximately $454.2 million of cash and short term investments. Such amount excludes the restricted U.S. Government securities which have been placed in a pledged account. The Company believes, based on its current business plan, that the net proceeds from the capital raising activities completed thus far should be sufficient to pre-fund its initial 18 target markets. The Company will need about $200 million more to completely fund its 24-market business plan. The Company recently initiated discussions with commercial and investment banks, vendors and equipment lease finance companies for the purposes of evaluating the feasibility of raising this $200 million in financing. Allegiance will not expend any funds, other than minimum amounts required to incorporate and become certified to do business, for the unfunded six markets, until such time as the permanent financing required to rollout the network and fund the operations to positive free cash flow in these markets is obtained. There can be no assurance that such financing will be available on terms acceptable to the Company or at all, or that the Company's estimate of additional funds required is accurate.



Because the Company's cost of rolling out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, negotiate favorable prices for purchases of equipment, and develop, acquire and integrate the necessary operations support systems and other back office systems, as well as the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunications services in its markets, and the acceptance of the Company's services.


IMPACT OF THE YEAR 2000

The "year 2000" issue generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, date-sensitive calculations may be inaccurate. The failure to process dates could result in system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities.

State of Readiness. Generally, the Company has identified two areas for year 2000 review: internal systems and operations, and external systems and services. As a new enterprise, the Company is not burdened internally with legacy systems that are not year 2000 ready. As it develops its network and support systems, the Company intends to ensure that all systems will be year 2000 ready. The Company is purchasing its operations support systems with express specifications, warranties and remedies that all systems be year 2000 ready. In addition, all vendors supplying third party software and hardware to the Company are required to warrant year 2000 readiness. However, there can be no assurance until the year 2000 that all systems will then function adequately. Also, the Company intends to sell its telecommunications services to companies that may rely upon computerized systems to make payments for such services, and to interconnect certain portions of its network and systems with other companies' networks and systems. These transactions and interactions potentially will expose the Company to year 2000 problems. The Company intends to contact its external suppliers, vendors and providers to obtain information about their year 2000 readiness and, based on that information, to assess the extent to which these external information technology and non-information technology systems (including embedded technology) could cause a material adverse effect on the Company's operations in the event that the systems fail to properly process date-sensitive calculations after December 31, 1999.

The Company's assessment of its year 2000 readiness will be ongoing as it continues to develop its own operations support system and becomes reliant on the systems of additional third parties as a result of the geographic expansion of its business into additional markets. As a result, the Company may in the future identify a significant internal or external year 2000 issue which, if not remedied in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations.

Costs to Address Year 2000 Issues. Other than time spent by the Company's internal information technology and other personnel, the Company has not incurred any significant costs in identifying year 2000 issues. The Company does not anticipate any significant costs to make its internal systems year 2000 compliant because no remediation is expected to be required. Because no material year 2000 issues have yet been identified in connection with external sources, the Company cannot reasonably estimate costs which may be required for remediation or for implementation of contingency plans. As the Company gathers information relating to external sources of year 2000 issues, the Company will reevaluate its ability to estimate costs associated with year 2000 issues. There can be no assurance that as additional year 2000 issues are addressed, the Company's costs to remediate such issues will be consistent with its historical costs.

Risks of Year 2000 Issues. Because no material year 2000 issues have yet been identified, the Company cannot reasonably ascertain the extent of the risks involved in the event that any one system fails to process date-sensitive calculations accurately. Potential risks include the inability to process customer billing accurately or in a timely manner, the inability to provide accurate financial reporting to management, auditors, investors and others, litigation costs associated with potential suits from customers and investors, delays in implementing other information technology projects as a result of work by internal personnel on year 2000 issues, delays in receiving payment or equipment from customers or suppliers as a result of their systems' failure, and the inability to occupy and operate in a facility. Any one of these risks, if they materialize, could individually have a material adverse effect on the Company's business, financial condition or results of operations.


As all of the Company's information technology and non-information technology systems and products relating to the Company's external issues are manufactured or supplied by third parties outside of the Company's control, there can be no assurance that each one of those third parties' systems will be year 2000 ready. In particular, the Company will be dependent upon ILECs, long distance carriers and others on whose services the Company depends for interconnection and completion of off-network calls. These interconnection arrangements are material to the Company's ability to conduct its business and failure by any of these providers to be year 2000 ready may have a material adverse effect on the Company's business. Moreover, although the Company has taken every precaution to purchase its internal systems to be fully year 2000 ready, there can be no assurance that every vendor will fully comply with the contract requirements. If some or all of the Company's internal and external systems fail or are not year 2000 ready in a timely manner, there could be a material adverse effect on the Company's business, financial condition or results of operations.

Contingency Plans. Even though the Company has not identified any specific year 2000 issues, the Company believes that the design of its networks and support systems could provide the Company with certain operating contingencies in the event material external systems fail. In all of its markets, however, the Company has or intends to establish interconnection agreements with the ILECs and other regional and international carriers and should one of these carriers fail for any reason including year 2000 problems there may be little the Company can do to mitigate the impact of such a failure on the Company's operations. The Company has provisioned its operations facilities and systems to be fully backed up with auxiliary power generators capable of operating all equipment and systems for indeterminate periods should power supplies fail. The Company also has the ability to relocate headquarters and administrative personnel to one of its backed-up facilities should power and other services at its Dallas headquarters fail. Because of the inability of the Company's contingency plans to eliminate the negative impact that disruptions in ILEC service or the service of other carriers would create, there can be no assurance that the Company will not experience numerous disruptions that could have a material effect on the Company's operations and its ability to service its indebtedness.

                                    BUSINESS

THE COMPANY


Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. As a CLEC, Allegiance anticipates offering an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. The Company was founded in April 1997 by a management team led by Royce J. Holland, the former president, chief operating officer and co-founder of MFS, and Thomas M. Lord, former managing director of Bear, Stearns & Co. Inc., where he specialized in the telecommunications, information services and technology industries.


The Company believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based CLECs like the Company. Most importantly, the Telecommunications Act stated that CLECs should be able to acquire the unbundled network elements from the ILECs, which are necessary for the cost-effective provision of service. As such, the Telecommunications Act will enable the Company to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. For certain of its networks, the Company plans to lease capacity or overbuild specific network segments as economically justified by traffic volume growth and other factors that may make these arrangements more attractive. Management believes that pursuing this "smart build" approach should: (i) accelerate market entry by 9 to 18 months by deferring the need for city franchises, rights-of-way and building access; (ii) reduce initial capital requirements for individual market entry prior to revenue generation, allowing the Company to focus its capital resources on the critical areas of sales, marketing, and operations support systems; (iii) provide for ongoing capital expenditures on a "success basis" as demand dictates; and (iv) allow the Company to address attractive service areas selectively throughout its targeted markets.

Allegiance is currently developing tailored systems and procedures for operations support and other back office systems that it believes will provide the Company with a significant competitive advantage in terms of cost, processing large order volumes and customer service. These systems are required to enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The legacy systems currently employed by many ILECs, CLECs and long distance carriers, which systems were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it also creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer churn and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company believes that the practical problems and costs of upgrading legacy systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service.

Allegiance's development plan is focused on offering services in 24 of the largest metropolitan areas in the U.S. The Company estimates that these 24 markets will include 18 BTAs with more than 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. With a network deployment and end user, direct sales marketing strategy focusing on the central business districts and suburban commercial districts in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets. As of September 30, 1998, the Company was operational in six markets: New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles; and is in the process of deploying networks in seven other markets: San Francisco, Boston, Washington D.C., Northern New Jersey, Oakland, San Diego and San Jose. In each of these markets, the Company will use a Lucent Series 5ESS(R)-2000 digital switch, which provides local and long distance functionality. The Company believes, based on its business plan, that the net proceeds from the capital raising activities completed thus far will be sufficient to pre-fund its market deployment in its initial 18 target markets to Positive Free Cash Flow. The Company will require up to an estimated additional $200 million to completely fund its business plan covering its remaining six target markets. The Company recently initiated discussions with commercial and investment banks, vendors and equipment lease finance companies for the purposes of evaluating the feasibility of raising up to an additional $200 million in financing.

BUSINESS STRATEGY

To accomplish its goal of becoming a premier provider of telecommunications services to business, government, and other institutional users in U.S. metropolitan areas, the Company has developed an end-user-focused business strategy designed to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of this strategy include the following:

Leverage Proven Management Team. The Company's veteran management team has extensive experience and past successes in the CLEC industry, and the Company believes that its ability to combine and draw upon the collective talent and expertise of its senior management gives it a competitive advantage in the effective and efficient execution of network deployment, sales, provisioning, service installation, billing and collection, and customer service functions. Allegiance's Chairman and Chief Executive Officer, Royce J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as president, chief operating officer, and co-founder of MFS. Under his leadership, MFS grew from a start-up operation to become the largest CLEC with approximately $1.1 billion in revenues before its acquisition by WorldCom in 1996. Other key Allegiance executives have significant experience in the critical functions of network operations, sales and marketing, back office and operations support systems, finance and regulatory affairs.

Target End Users with Integrated Service Offerings. Allegiance plans to focus principally on end-user customers in the business, government and other institutional market segments. The majority of these customers are and are expected to continue to be small and medium-sized businesses, to which the Company will offer "one-stop shopping" consisting of a comprehensive package of communications services with convenient integrated billing and a single point of contact for sales and service. For large businesses and government and other institutional users, which typically obtain telecommunications services from a variety of suppliers, the Company will focus primarily on capturing a significant portion of these customers' local exchange, intraLATA toll and data traffic. Although the Company will principally target end-users in markets where it believes it can achieve significant market penetration by providing superior customer care at competitive prices, the Company may augment its core business strategy by selectively supplying wholesale services including equipment collocation and facilities management services to ISPs.


Offer Data, Internet, and Enhanced Services to Enhance Market Penetration and Reduce Churn. The Company believes it can grow faster and retain more customers by offering local area network ("LAN"), interconnection, frame relay, Internet services, Integrated Services Digital Network ("ISDN"), Digital Subscriber Line ("DSL"), Web page design, Web server hosting, and other enhanced services not generally available from the ILECs (or available only at high prices) in conjunction with traditional local and long distance services. This strategy has been successfully employed by certain CLECs, and Allegiance's management team has extensive experience in providing these types of enhanced services.



Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. Allegiance plans to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from other carriers to connect the Company's switch with its transmission equipment collocated in ILEC central offices. For certain of its networks, Allegiance plans to lease dark fiber or construct specific network segments as traffic volume grows or other factors make these arrangements more attractive. Allegiance expects that this "smart build" strategy reduces its initial capital requirements and allows it to enter into a new market in six- to nine-months instead of the 18 to 24 months required to construct a metropolitan area fiber network under the "build first, sell later" approach required before the Telecommunications Act established a framework for CLECs to lease these unbundled network elements.



Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial network buildout to highly concentrated downtown areas, thereby limiting their ability to provide service to customers in other attractive, but geographically dispersed, portions of their targeted markets. The Company intends to leverage the benefits by using a "smart build" strategy by selectively deploying its facilities in attractive service areas throughout each target market in order to optimize the Company's penetration. Prior to entering a market, Allegiance prepares a detailed, "bottoms-up" analysis of that market's local exchange areas using FCC and demographic data. The Company uses this analysis, together with estimates of the costs and potential benefits of addressing particular service areas, to identify attractive areas, determine the optimal concentration of areas to be served and develop its schedule for network deployment and expansion.



Maximize Operating Margins by Emphasizing Facilities-Based Services. Allegiance believes that facilities-based solutions where the Company provides local exchange, local access, and long distance services using its own facilities should generate significantly higher gross network margins than could be obtained by reselling services provided entirely on another carrier's facilities. As a result, Allegiance focuses its marketing activities on areas where it can serve customers through a direct connection using unbundled loops or high capacity circuits connected to Allegiance's facilities collocated in ILEC central offices. The

Company plans to resell ILEC services only in order to provide comprehensive geographical service coverage to customers with multiple on-net sites (which can be addressed by the Company's facilities-based services) and a few off-net sites (which can be addressed only by the Company's reselling ILEC services).


Build Market Share by Focusing on Direct Sales. The Company believes that the key to achieving its goals is the capturing and retaining of customers using a direct sales force, and offering a full suite of turn-key product offerings and personalized customer care. Management believes that ILECs have generally neglected to target small and medium-sized business customers with direct sales efforts. The Company's sales management team is composed of executives with experience in managing a large number of direct sales specialists in the telecommunications and data networking industries. Additionally, the Company believes it will be able to attract and retain highly qualified sales and support personnel by offering them the opportunity to: (i) work with an experienced and success-proven management team in building a developing, entrepreneurial company; (ii) market a comprehensive set of products and services and customer care options; and (iii) participate in the potential economic returns made available through a results-oriented compensation package emphasizing sales commissions and stock options.



Develop Efficient Automated Back Office Systems. Unburdened by existing legacy operations support systems, Allegiance is developing, acquiring and integrating back office systems to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer service process. To address this critical issue, the Company has hired an experienced team of engineering and information technology professionals. This team is working to develop, with the assistance of key third party vendors, operations support systems that will synchronize multiple tasks such as provisioning, customer service and billing and provide management with timely operating and financial data to most efficiently direct network, sales and customer service resources. The Company is working toward "electronic bonding" between the Allegiance operations support systems and those of the ILEC, which would permit creation of service requests on-line. Allegiance believes that these back office systems, once developed, will provide it with a significant competitive advantage in terms of cost, processing large order volumes and customer service as compared to companies using older legacy systems.



Expand Customer Base Through Potential Acquisitions. The Company plans to pursue strategic acquisitions to accelerate its market penetration, expand its customer base, acquire additional experienced management and improve margins by migrating resold services to the Company's network facilities.


MARKET OPPORTUNITY

U.S. Census Bureau data indicates that the United States communications services market (including cable television, but excluding Internet access and content) in 1995 totaled approximately $221 billion in annual revenue. As depicted on the chart below, wireline telecommunications services (other than Internet access and content) purchased by non-residential users accounted for about 43%, or approximately $96 billion, of the total U.S. market in 1995:

                        [US COMMUNICATIONS MARKET GRAPH]

The major segments of the non-residential wireline telecommunications services market, based on U.S. Census Bureau data, are as follows:

                  [NON-RESIDENTIAL WIRELESS TELECOMMUNICATIONS GRAPH]

Traditional voice traffic accounted for the vast majority of non-residential communications revenue in 1995, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market (excluding Internet access and content). Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. However, the Company believes that a significant market opportunity exists for providers of non-residential Internet services.

The Company believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by small and medium-sized businesses and consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity and a CLEC's ability to provide competitively priced services rapidly and accurately, and to issue concise, accurate integrated billing statements.

Allegiance plans to deploy networks in 24 markets. The Company estimates that these 24 markets will include 18 BTAs with more than 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. With a network deployment and end user, direct sales marketing strategy focusing on the most significant areas of business concentration in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets.

THE COMPANY'S TELECOMMUNICATIONS SERVICES

The Company intends to tailor its service offerings to meet the specific needs of the business, government, and other institutional end users in its target markets. Management believes that the Company's close contact with customers from its direct sales force and customer care personnel will enable it to tailor its service offerings to meet customers' needs and to creatively package its services to provide "one-stop shopping" solutions for those customers. The Company plans to offer the following services:

Local Exchange Services. The Company plans to offer local exchange services, including local dial tone as well as enhanced features such as call forwarding, call waiting, dial back, caller ID, and voice mail, in all of its target markets. By offering dial tone service, the Company will also receive originating and terminating access charges for interexchange calls placed or received by its subscribers.

PBX/Shared Tenant Services. In areas where telephone density is high and most telephone customers desire similar services (such as office buildings, apartments, condominiums or campus-type environments), PBX or shared tenant services such as Centrex are among the most efficient means of providing telephone services. The Company will offer these services in areas where market potential warrants.

ISDN and High Speed Data Services. The Company will offer high speed data transmission services, such as wide area network interconnection and broadband Internet access, via frame relay and dedicated point-to-point connections. In order to provide these services, the Company intends to utilize leased T1 and higher speed (multiple T1 or T3) fiber connections to medium- and large-sized business, government, and other institutional customers, while employing DSL and/or ISDN connections over unbundled copper loops to smaller business users whose bandwidth requirements may not justify fiber connections or which are located in areas where T1 connections are not available.

Interexchange/Long Distance Services. The Company will offer a full range of domestic (interLATA and intraLATA) and international long distance services, including "1+" outbound calling, inbound toll free service, and such complementary services as calling cards, operator assistance, and conference calling.

Enhanced Internet Services. The Company will offer dedicated and dial-up high speed Internet access services via conventional modem connections, ISDN, DSL, and T1 and higher speed dedicated connections.

Web Site Design and Hosting Services. The Company intends to offer Web site design services and will offer Web site hosting on its own computer servers to provide customers with a turn-key solution that gives them a presence on the World Wide Web.

Facilities and Systems Integration Services. The Company plans to assist individual customers with the design and implementation of turn-key solutions in order to meet their specific needs, including the selection of the customer's premises equipment, interconnection of LANs and wide area networks, provision of Advanced Intelligent Network applications and implementation of virtual private networks.

Wholesale Services to ISPs. The Company believes that with the recent growth in demand for Internet services, numerous ISPs are unable to obtain network capacity rapidly enough to meet customer demand and eliminate network congestion problems. Allegiance plans to supplement its core end user product offerings by providing a full array of local services to ISPs, including telephone numbers and switched and dedicated access to the Internet.

SALES AND CUSTOMER SUPPORT

The Company will offer an integrated package of local exchange, local access, domestic and international long distance, enhanced voice, data transmission, and a full suite of Internet services to small and medium-sized businesses, with "medium-sized" describing a user having approximately 200-300 phone lines and 250 employees. Unlike large corporate, government, or other institutional users, small and medium-sized businesses often have no in-house telecommunications manager. Based on management's previous experience, Allegiance believes that a direct sales and customer care program focusing on turn-key, "one-stop shopping" solutions will have a competitive advantage in capturing this type of customers' total telecommunications traffic.

Although the vast majority of the Company's sales force will focus primarily on the small and medium-sized business segment, the Company also intends to provide services to large business, government, and other institutional users, as well as to ISPs, and expects that a significant portion of its initial revenue will come from these segments. Therefore, Allegiance will organize its sales and customer care organizations to serve each of these three market segments. Sales and marketing approaches in the telecommunications market are market-segment specific, and the Company believes the following are the most effective approaches with respect to its three targeted market segments:

- Small/medium business -- The Company will use direct sales, print advertising, and agency programs.

- Large business, government, and other institutional users -- The Company will use account teams, established business relationships, applications sales, trade show advertising, and technical journal articles.

- Wholesale (ISPs) -- The Company will use direct sales, established business relationships, and competitive pricing.


The Company will organize account executives into teams with a team manager and a sales support specialist. These teams will utilize telemarketing to "qualify" leads and set up initial appointments. The Company will closely manage account executives with regard to activity (i.e. number of sales calls per week) with the goal of eventually calling on every prospective business customer in an account executive's sales territory. The Company intends to use commission plans and incentive programs to reward and retain the top performers and encourage strong customer relationships. The sales team managers in a market will report to a city sales director who will in turn report to a regional vice president. In addition, each team's sales support specialist will act as a "customer advocate" for the customers served by that team, so that the customer needs to contact only one person for sales information and personalized customer service.

The Company's wholesale sales to local and regional ISPs will be performed by account executives reporting to the city sales director. Account executives reporting to the senior vice president of national accounts will handle large national ISPs. The senior vice president of national accounts will also have responsibility for large corporate, government, and other institutional accounts, with designated national account managers and sales support personnel assigned to the major accounts. Unlike the small and medium-sized business segment, the national account program will be built by recruiting national account managers with established business relationships with large corporate accounts, supported by technical applications personnel and customer care specialists.

INFORMATION SYSTEMS

Allegiance is currently developing tailored information systems and procedures for operations support and other back-office systems that it believes will provide a significant competitive advantage in terms of cost, processing large order volumes, and customer service. These systems are required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The required high-level information requirements to support facilities-based service are depicted in the following figure:

                                   [DIAGRAM]


The legacy systems currently employed by most ILECs, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer churn, and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company believes that the practical problems and costs of upgrading legacy systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service. Unburdened by legacy systems, the Company's team of engineering and information technology professionals experienced in the CLEC industry is working to develop, with the assistance of key third party vendors, operations support and other back office systems designed to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer care process. See "Risk Factors -- We Are Dependent on Effective Billing, Customer Service and Information Systems."

Order Management. Allegiance has signed a contract with a third-party vendor to license their order management software. This product allows the sales team not only to enter customer orders, but also to monitor the status of the order as it progresses through the service initiation process.

Provisioning Management. The licensed order management software also supports the design and management of the provisioning process, including circuit design and work flow management. The system has been designed to permit programming into the system of a standard schedule of tasks which must be accomplished in order to initiate service to a customer, as well as the standard time intervals during which each such task must be completed. This way, when a standard order is selected in the system, each required task in the service initiation process can be efficiently managed to its assigned time interval.

External Interfaces. Several external interfaces are required to initiate service for a customer. While some of these will be automated initially via gateways from the order management software, the most important interfaces (those to the ILEC) will be accomplished initially via fax or e-mail. Certain ILECs are just beginning to develop automated interfaces on a limited basis. Allegiance intends to take a lead role with selected ILECs to create standards for automation of these interfaces.

Network Element Administration. The Company has signed a contract with a third-party vendor to license their network element administration software. The Company is currently developing an interface between its order management system and the network element manager to integrate data integrity and eliminate redundant data entry.

Customer Billing. Allegiance has selected a billing services provider, and a contract for this service is currently being negotiated. Customer information will be electronically interfaced with this provider from the Company's order management system via a gateway being developed, thereby integrating all repositories of information.

Billing Records. Billing records will be generated by the Lucent Series 5ESS(R)-2000 switches to record customer calling activity. These records will be automatically processed by the billing services provider in order to calculate and produce bills in a customer-specified billing format.


Allegiance believes this integrated operations support systems approach will provide for faster customer service initiation, improved billing accuracy and customization, and a superior level of customer service. See "Risk Factors -- We Are Dependent on Effective Billing, Customer Service and Information Systems." The Company will actively work toward "electronic bonding" between the Allegiance operations support systems and those of the ILECs, which would permit creation of service requests on-line.


NETWORK DEPLOYMENT


As of September 30, 1998, the Company was operational in six markets: New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles; and is in the process of deploying networks in seven other markets: San Francisco, Boston, Washington D.C., Northern New Jersey, Oakland, San Diego and San Jose. The following table sets forth the markets targeted by the Company and the Company's current buildout schedule, although the order and timing of network deployment may vary and will depend on a number of factors, including recruiting city management, the regulatory environment, the Company's results of operations and the existence of specific market opportunities, such as acquisitions, and no assurance can be given that the Company will deploy networks in each such market:

                       MARKET SIZE AND BUILDOUT SCHEDULE

                           ESTIMATED TOTAL NON-          % OF TOTAL U.S. NON-        INITIAL FACILITIES-
        MARKET          RESIDENTIAL ACCESS LINES(1)   RESIDENTIAL ACCESS LINES(2)   BASED SERVICE DATE(3)
        ------          ---------------------------   ---------------------------   ---------------------
                                (THOUSANDS)
New York City.........             3,298(4)                       6.7%(4)              March 1998
Dallas, TX............               867(5)                       1.8%(5)              April 1998
Atlanta, GA...........               612                          1.2%                 April 1998
Fort Worth, TX........                --(5)                         --(5)               July 1998
Chicago, IL...........             1,951                          4.0%                 August 1998
Los Angeles, CA.......             3,430(6)                       7.0%(6)            September 1998
Boston, MA............               649                          1.3%                November 1998
San Francisco, CA.....             2,148(7)                       4.4%(7)             December 1998
Oakland, CA...........                --(7)                         --(7)             December 1998
Northern New Jersey...                --(4)                         --(4)               1Q, 1999
Philadelphia, PA......             1,754                          3.6%                  1Q, 1999
Washington, D.C.......               871                          1.8%                  1Q, 1999
Houston, TX...........               765                          1.6%                  2Q, 1999
Orange County, CA.....                --(6)                         --(6)               2Q, 1999
San Jose, CA..........                --(7)                         --(7)               2Q, 1999
Baltimore, MD.........               639                          1.3%                  3Q, 1999
Long Island, NY.......                --(4)                         --(4)               3Q, 1999
San Diego, CA.........               790                          1.6%                  3Q, 1999
Denver, CO............               632                          1.3%                  4Q, 1999
Detroit, MI...........               821                          1.7%                  4Q, 1999
Seattle, WA...........               779                          1.6%                  4Q, 1999
Cleveland, OH.........               654                          1.3%                  1Q, 2000
Miami, FL.............               769                          1.6%                  1Q, 2000
St. Louis, MO.........               449                          0.9%                  1Q, 2000
                                  ------                         -----
          Total.......            21,878                         44.7%

-------------------------

(1) Data as of December 31, 1996.

(2) Based on an estimated 49.0 million U.S. non-residential access lines as of December 31, 1996.

(3) Refers to the first month during which the Company could offer facilities-based service or the quarter during which the Company expects to be able to offer facilities-based service based on its current business plan.

(4) Data for New York City also includes Northern New Jersey and Long Island,
    NY.

(5) Data for Dallas, TX also includes Fort Worth, TX.

(6) Data for Los Angeles, CA also includes Orange County, CA.

(7) Data for San Francisco, CA also includes San Jose, CA and Oakland, CA.

In the majority of its targeted markets, Allegiance will initially deploy switches and collocate transmission equipment in ILEC central offices with heavy concentrations of non-residential access lines. Over time, the Company plans to expand its networks throughout the metropolitan areas to address the majority of the business market in each area. In some markets, such as Northern New Jersey, Allegiance will not initially deploy its own switch, but will deploy transmission equipment in major central offices and route traffic to an existing Allegiance switch until traffic growth warrants the addition of a switch to service that market.

NETWORK ARCHITECTURE

Allegiance is deploying Lucent Series 5ESS(R)-2000 digital switches in New York City, Dallas, Atlanta, Chicago, Los Angeles, San Francisco, Washington, D.C., Boston, Philadelphia and Houston. The Company currently plans to deploy similar switches in its other markets. As a result of the network unbundling provisions of the Telecommunications Act, the Company believes it can accelerate its market entry, reduce its initial capital requirements and mitigate risks in estimating market share growth by employing a "smart build" strategy. The Company plans to install the Lucent switch and related equipment at a central location in each market and deploy transmission equipment in ILEC central offices. Allegiance intends initially to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect Allegiance's switch to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will also be connected to ILEC tandem switches and certain interexchange carrier ("IXC") points-of-presence ("POPs"). Allegiance will deploy integrated digital loop carriers ("IDLCs") and related equipment in each of the ILEC central offices in which it is connected. As each customer is obtained, service will be provisioned by leasing unbundled loops from the ILEC to connect the Company's IDLC (located in the serving central office) to the customer premise equipment. For large business, government, or other institutional customers or for numerous customers located in large buildings, it may be more cost-effective for Allegiance to use leased ILEC or CLEC capacity in the 1.5 to 150 megabit range (or perhaps a wireless local loop leased from one of the emerging wireless CLECs) to connect the customer(s) to the Allegiance network. In this case, Allegiance will locate its IDLC or other equipment in the customer's building. A diagram of the Company's typical network layout is presented in the following figure:

                                   [DIAGRAM]


Although Allegiance will initially lease its local network transmission facilities, the Company plans to replace leased trunk capacity with its own fiber optic facilities as and as traffic volume grows between its switch and specific ILEC central offices or other factors make these arrangements more attractive.


Allegiance will employ a similar "success-based" strategy to manage its long distance network expenses. Initially, the Company will resell long distance transmission services by buying minutes on a wholesale basis. As traffic on a specific route increases (for example, on the New York City-Chicago route), Allegiance will subsequently lease long distance trunk capacity connecting its switches between the two markets. Allegiance would thus transport its calls from New York City to Chicago (or vice versa) over its own network and terminate the calls at the ILEC tandem switch in Chicago. For international calls, the Company plans to negotiate agreements with various international carriers for termination of its international calls throughout the world. As Allegiance's international traffic volumes increase to major destinations (e.g. Canada, Mexico, the United Kingdom, France, Germany and Japan), the Company expects to be able to improve its resale margins.

IMPLEMENTATION OF SERVICES

In order to offer services in a market, Allegiance generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same. State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants are also required to show that they have a staff that possesses the knowledge and ability required to establish and operate a telecommunications network. Allegiance has made such demonstrations in Texas, Georgia, California, Illinois, Maryland, New York, New Jersey, Virginia and Massachusetts where the Company has obtained certificates to provide local exchange and intrastate toll services. Applications for such authority are pending in the District of Columbia and Pennsylvania. The Company intends to file similar applications in the near future for Florida, Washington and Michigan.

Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILECs and new entrants. New entrants may adopt an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Allegiance to enable it to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established. For example, Allegiance has adopted the interconnection agreement entered into between Southwestern Bell and WinStar Wireless of Texas, Inc. in Texas and has begun to negotiate enhancements to that agreement for ultimate inclusion in Allegiance's customized agreement with Southwestern Bell.

While such interconnection agreements include key terms and prices for interconnection, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic exchange arrangements. Such exchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies. For example, Allegiance worked closely with Southwestern Bell in order to devise and implement an efficient 911 call routing plan that will meet the requirements of each individual 911 service bureau in Southwestern Bell areas that Allegiance will serve using its own switches. Allegiance meets with key personnel from 911 service bureaus to obtain their acceptance and to establish dates for circuit establishment and joint testing. Other examples of traffic exchange and interconnection arrangements utilizing the ILEC's network include connectivity to its out-of-band signaling facilities, interconnectivity to the ILEC's operator services and directory assistance personnel, and access through the ILEC to the networks of wireless companies and interexchange carriers.

After the initial implementation activities are completed in a market, an on-going trunking capacity management plan must be followed to ensure that adequate quantities of network facilities (e.g., interconnection trunks) are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

REGULATION

The Company's telecommunications services business is subject to varying degrees of federal, state and local regulation.

FEDERAL REGULATION


The FCC regulates interstate and international telecommunications services. The Company provides service on a common carrier basis. The FCC imposes certain regulations on common carriers such as the regional Bell operating companies ("RBOCs") that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.


In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the Telecommunications Act requirements that ILECs negotiate interconnection agreements and providing guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an ILEC's unbundled network elements. The Eighth Circuit decisions create uncertainty about the rules governing pricing and the terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. There can be no assurance that the Company will be able to obtain or enforce interconnection agreements on terms acceptable to the Company. The Supreme Court has granted a writ of certiorari to review the Eighth Circuit decisions. Oral argument was held on October 13, 1998 and a decision is expected before July, 1999.

In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the switched and special access services of the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. After a nine-month transition period, relationships between interstate carriers and their customers will be set by contract. At that point long distance companies may no longer file with the FCC tariffs for interstate, domestic, interexchange services. Carriers have the option to immediately cease filing tariffs. Several parties have filed petitions for reconsideration of the FCC order and other parties appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.

If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934, as amended (the "Communications Act"). While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.

The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

Reciprocal Compensation. Requires all LECs to complete calls originated by competing LECs under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILECs' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including, network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year; since the Company had no significant revenues in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make or the effect that these required payments will have on its financial condition. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. Oral argument is scheduled for December 1, 1998. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending, as well as several petitions for administrative reconsideration of the order.

The Telecommunications Act codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains special provisions that eliminate the AT&T Antitrust Consent Decree (and similar antitrust restrictions on the GTOCs) restricting the RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the RBOCs to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications

Act permit a RBOC to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into such agreements) in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. To date, several petitions by RBOCs for such entry have been denied by the FCC, and none have been granted.

On December 31, 1997, the U.S. District Court for the Northern District of Texas issued the SBC Decision finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The Fifth Circuit subsequently reversed the district court decision. SBC has sought review in the Supreme Court. The Company cannot predict the likely outcome of that appeal. If the Supreme Court upholds the SBC Decision, however, the RBOCs would be able to provide such in-region services immediately without satisfying the statutory conditions. This would likely have an unfavorable effect on the Company's business for at least two reasons. First, the SBC Decision removes the incentive RBOCs have to cooperate with companies like Allegiance to foster competition within their service areas so that they can qualify to offer in-region interLATA services because the decision allows RBOCs to offer such services immediately. However, the SBC Decision does not affect other provisions of the Act which create legal obligations for all ILECs to offer interconnection and network access. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently may not do. This ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal. See "-- Competition."

Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on the Company.

Pursuant to authority granted by the FCC, the Company will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, the Company's subsidiary, Allegiance Telecom International, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

With respect to its domestic service offerings, various subsidiaries of the Company have filed tariffs with the FCC stating the rates, terms and conditions for their interstate services. The Company's tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. The Company's interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILECs. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to those customers likely to contract for their services without also lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILECs and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILECs that are subject to competition in their service areas and provide such ILECs with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and, as discussed in the following paragraph, is considering expanding such flexibility.


In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to compete in providing interstate access services. The May 16th order substantially increased the costs that ILECs subject to the FCC's price cap rules recover through monthly, non-traffic sensitive access charges and substantially decreased the costs that these carriers recover through traffic sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that may grant these carriers increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services. Several parties appealed the May 16th order. On August 19, 1998, the May 16th order was affirmed by the Eighth Circuit U.S. Court of Appeals. On October 5, 1998, the FCC released a Public Notice asking parties to refresh the record on access charge reform. It specifically requested comment on pricing flexibility proposals submitted by two RBOCs and on changing the 6.5% X-Factor adjustment, which is applied annually to reduce ILECs' price cap indices.


ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls from ILEC customers to ISPs served by CLECs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. CLECs have contended that the interconnection agreements provide no exception for local calls to ISPs and reciprocal compensation is therefore applicable. The FCC recently held that GTE's ADSL service, which provides a dedicated connection (rather than circuit-switched dial up) that permits an ISP to provide its end user with high-speed access to the Internet, is a special access service with more than a de minimis amount of interstate traffic. This GTE ADSL Order determined that GTE's ADSL service is properly tariffed at the federal level but if GTE or any other ILECs were to offer an ADSL service that is intrastate in nature, that service should be tariffed at the state level.

Under the Eighth Circuit decisions, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, 23 state commissions, three federal courts and one state court have ruled that reciprocal compensation arrangements do apply to calls to ISPs. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. The National Association of Regulatory Utility Commissioners adopted a resolution in favor of applying reciprocal compensation to calls to ISPs. The FCC made clear that its GTE ADSL Order did not determine whether reciprocal compensation is owed pursuant to existing interconnection agreements, state arbitration decisions and federal court decisions. The FCC indicated that it intends to issue a separate order specifically addressing reciprocal compensation issues. The Company anticipates that ISPs will be among its target customers, and adverse decisions in these proceedings could limit the Company's ability to service this group of customers profitably.


STATE REGULATION

The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecommunications Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.

State regulatory agencies have regulatory jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's current traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company has obtained such certificates to provide local exchange and intrastate toll service in Texas, Georgia, California, Illinois, Maryland, New York, New Jersey, Virginia and Massachusetts. Applications for authority to provide local exchange and intrastate toll services are currently pending in the District of Columbia and Pennsylvania. In Georgia, the Company has also received certificate authority to provide intrastate interexchange alternate operator services. The Company also intends to file similar applications in the near future in Michigan, Florida and Washington. There can be no assurance that such state authorizations will be granted.

LOCAL REGULATION

The Company's networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. To the extent the Company decides in the future to install its own fiber optic transmission facilities, it will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to the Company on economically reasonable or advantageous terms.

COMPETITION

The telecommunications industry is highly competitive. The Company believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. Many of the Company's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

Local Exchange Carriers ("LECs"). In each of the markets targeted by the Company, the Company will compete principally with the ILEC serving that area, such as Ameritech, BellSouth, Southwestern Bell, or Bell Atlantic Corporation. The Company believes the RBOCs' primary agenda is to be able to offer long distance service in their service territories. The independent telcos have already achieved this goal with good early returns. Many experts expect the RBOCs to be successful in entering the long distance market in a few states by early 1999. The Company believes the RBOCs expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the RBOCs' strong regional brand names and extensive advertising campaigns may be very successful. In the event that the SBC Decision, which held that the Telecommunications Act's restrictions on the lines of business in which RBOCs may engage (including the conditions to the RBOCs provision of in-region interLATA telecommunications services) are unconstitutional, is upheld, the RBOCs would immediately thereafter be able to enter the long distance market in their service territories. See "-- Regulation."

As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been (and likely will continue to be) accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.

ILECs have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company.

Competitive Access Carriers/Competitive Local Exchange Carriers/IXCs/Other Market Entrants. The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI Worldcom, and Sprint, and from other CLECs, resellers of local exchange services, CAPs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. For example, WorldCom acquired MFS in December 1996, has recently acquired another CLEC, Brooks Fiber Properties, Inc., and recently merged with MCI. AT&T recently acquired Teleport Communications Group Inc. In May 1998, SBC Communications Inc. and Ameritech Corporation agreed to merge. On June 24, 1998, AT&T announced that it has entered into a merger agreement with Tele-Communications, Inc., a cable, telecommunications, and high-speed Internet services provider. These types of consolidations and strategic alliances could put the Company at a competitive disadvantage. The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as the Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on the Company's ability to successfully compete against ILECs and other telecommunications service providers. The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

The changes in the Telecommunications Act radically altered the market opportunity for traditional CAPs and CLECs. Due to the fact that most existing CAP/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most CAP/CLECs in the last year to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the LEC networks, CAP/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

The Company believes the major IXCs (AT&T, MCI Worldcom, Sprint) have a two pronged strategy: (1) keep the RBOCs out of in-region long distance as long as possible and (2) develop facilities-based and unbundled local service, an approach already being pursued by MCI WorldCom with the acquisition of MFS, and more recently by AT&T with its acquisition of Teleport Communications.

Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. The Company expects to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

Data/Internet Services Providers. The Internet services market is highly competitive, and the Company expects that competition will continue to intensify. The Company's competitors in this market will include ISPs, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.


Competition from International Telecommunications Providers. Under the recent WTO agreement on basic telecommunications services, the United States and 72 other members of the WTO committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. Although the Company believes that the WTO agreement could provide the Company with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than the Company could have provided prior to implementation of the WTO agreement, it could also provide similar opportunities to the Company's competitors. There can be no assurance that the pro-competitive effects of the WTO agreement will not have a material adverse effect on the Company's business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO agreement. See "Risk Factors."


EMPLOYEES

As of September 30, 1998, the Company had approximately 460 full-time employees. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that it enjoys good relationships with its employees.

LEGAL PROCEEDINGS

On August 29, 1997, WorldCom sued the Company and two of its Senior Vice Presidents. In its complaint, WorldCom alleges that these employees violated certain noncompete and nonsolicitation agreements by accepting employment with the Company and by soliciting then-current WorldCom employees to leave WorldCom's employment and join the Company. In addition, WorldCom claims that the Company tortiously interfered with WorldCom's relationships with its employees, and that the Company's behavior constituted unfair competition. WorldCom seeks injunctive relief, including barring two of the Company's executives from continued employment with the Company, and monetary damages, although it has filed no motion for a temporary restraining order or preliminary injunction. The Company denies all claims and will vigorously defend itself. The Company does not expect the ultimate outcome of this matter to have a material adverse effect on the results of operations or financial condition of the Company.

On October 7, 1997, the Company filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one-stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom did not move to dismiss the attempted monopolization claim, but moved to dismiss the abuse of process and unfair competition claims. On March 4, 1998, the court dismissed the claim for unfair competition.

The Company is not party to any other pending legal proceedings that the Company believes would, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

FACILITIES

The Company is headquartered in Dallas, Texas and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists the Company's current leased facilities:

                                                                      APPROXIMATE
                    LOCATION                      LEASE EXPIRATION   SQUARE FOOTAGE
                    --------                      ----------------   --------------
Dallas, TX......................................  February 2008          76,000
Atlanta, GA.....................................  February 2003           7,400
Atlanta, GA.....................................  November 2001           7,900
Boston, MA......................................  September 2003         12,000
Boston, MA......................................  September 2008         18,000
Chicago, IL.....................................  February 2009          11,000
Chicago, IL.....................................  July 2008              14,000
Fort Worth, TX..................................  June 2003               3,900
Houston, TX.....................................  December 2005          11,700
Los Angeles, CA.................................  June 2008              11,700
Los Angeles, CA.................................  June 2008              14,585
New York, NY....................................  August 2006             8,700
New York, NY....................................  April 2008             19,500
New York, NY....................................  June 2008              12,400
Philadelphia, PA................................  April 2002              8,900
Philadelphia, PA................................  October 2008           18,000
San Diego, CA...................................  March 2008             14,000
San Francisco, CA...............................  April 2002              8,100
San Francisco, CA...............................  June 2008              16,000
Washington, DC..................................  November 2008          15,000
Westchester, IL.................................  April 2001             16,300

The Company believes that its leased facilities are adequate to meet its current needs in the markets in which it has begun to deploy networks, and that additional facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

The following table sets forth certain information concerning the directors, executive officers and other key personnel of the Company, including their ages as of November 1, 1998:


          NAME            AGE                     POSITION(S)
          ----            ---                     -----------
Royce J. Holland(1).....  50    Chairman of the Board and Chief Executive
                                Officer
C. Daniel Yost..........  50    President and Chief Operating Officer, and
                                Director
Thomas M. Lord..........  42    Executive Vice President of Corporate
                                Development, Chief Financial Officer, and
                                Director
John J. Callahan........  48    Senior Vice President of Sales and Marketing,
                                and Director
Dana A. Crowne..........  37    Senior Vice President and Chief Engineer
Stephen N. Holland......  46    Senior Vice President and Chief Information
                                Officer
Patricia E. Koide.......  50    Senior Vice President of Human Resources, Real
                                Estate, Facilities and Administration
Gregg A. Long...........  44    Senior Vice President of Development and
                                Regulatory
L.C. Baird..............  54    Regional Vice President -- Southeast Division
Anthony J. Parella......  38    Regional Vice President -- Central Division
Lawrence A. Price.......  35    Regional Vice President -- Northeast Division
Paul D. Carbery.........  37    Director
James E. Crawford,
  III(1)................  52    Director
John B. Ehrenkranz......  33    Director
Paul J. Finnegan........  45    Director
Richard D. Frisbie......  49    Director
Reed E. Hundt...........  49    Director
Robert H. Niehaus (1)...  43    Director
James N. Perry, Jr.
  (1)...................  37    Director


-------------------------

(1) Member of the Board's Executive Committee.

Royce J. Holland, the Company's Chairman of the Board and Chief Executive Officer, has more than 25 years of experience in the telecommunications, independent power and engineering/construction industries. Prior to founding Allegiance in April 1997, Mr. Holland was one of several co-founders of MFS, where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland also presently serves on the Board of Directors of CSG Systems, a publicly held billing services company. Mr. Holland's brother, Stephen N. Holland, is employed as the Company's Senior Vice President and Chief Information Officer.

C. Daniel Yost, who joined the Company as President and Chief Operating Officer in February 1998, was elected to the Company's Board of Directors in March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From July 1997 until he joined the Company, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. Prior to that, from July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting.

Thomas M. Lord, a co-founder and Director of the Company and its Executive Vice President of Corporate Development and Chief Financial Officer, is responsible for overseeing the Company's mergers and acquisitions, corporate finance and investor relations functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a managing director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996, Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

John J. Callahan, who joined the Company as Senior Vice President of Sales and Marketing in December 1997, has more than 18 years of experience in the telecommunications industry. Most recently, Mr. Callahan was President of the Western Division for MFS from December 1991 to November 1997, where he was responsible for the company's sales and operations in Arizona, California, Georgia, Florida, Illinois, Michigan, Missouri, Ohio, Oregon, Texas and Washington. Prior to joining MFS, Mr. Callahan was Vice President and General Manager, Southwest Division for Sprint. Mr. Callahan also held sales positions with Data Switch and North American Telecom. Mr. Callahan was elected to the Company's Board of Directors in March 1998.

Dana A. Crowne became the Company's Senior Vice President and Chief Engineer in August 1997. Prior to joining Allegiance, Mr. Crowne held various management positions at MFS from the time of its founding in 1988, where his responsibilities included providing engineering support and overseeing budgets for the construction of MFS' networks. Mr. Crowne ultimately became Vice President, Network Optimization for MFS from January 1996 to May 1997 and managed the company's network expenses and planning and its domestic engineering functions. Prior to joining MFS, Mr. Crowne designed and installed fiber optic transmission systems for Morrison-Knudsen and served as a consultant on the construction of private telecommunications networks with JW Reed and Associates.

Stephen N. Holland joined the Company as its Senior Vice President and Chief Information Officer in September 1997. Prior to that time, Mr. Holland held several senior level positions involving management of or consulting on information systems, accounting, taxation and finance. Mr. Holland's experience includes serving as Practice Manager and Information Technology Consultant for Oracle Corporation from June 1995 to September 1997, as Chief Financial Officer of Petrosurance Casualty Co. from September 1992 to June 1995, as Manager of Business Development for Electronic Data Systems, and as a partner of Price Waterhouse. Mr. Holland's brother, Royce J. Holland, presently serves as the Company's Chairman of the Board and Chief Executive Officer.

Patricia E. Koide has been the Company's Senior Vice President of Human Resources, Real Estate, Facilities and Administration since August 1997. Before then, Ms. Koide was Vice President of Corporate Services, Facilities and Administration for WorldCom from

March 1997 to August 1997. Ms. Koide also held various management positions within MFS and its subsidiaries since 1989, including Senior Vice President of Facilities, Administration and Purchasing for MFS North America from 1996 to 1997, Senior Vice President of Human Resources, Facilities and Administration for MFS Telecom from 1994 to 1996, and Vice President of Human Resources and Administration for MFS North America from 1989 to 1993. Prior to MFS, Ms. Koide was with Sprint for eight years where she managed the company's human resources, real estate and facilities for the Midwest.

Gregg A. Long, who became the Company's Senior Vice President of Regulatory and Development in September 1997, spent 11 years at Destec Energy, Inc. as Project Development Manager -- Partnership Vice President and Director. In that position, he was responsible for the development of gas-fired power plants from conceptual stages through project financing. Prior to joining Destec, Mr. Long was Manager of Project Finance at Morrison-Knudsen, where he was responsible for analyzing and arranging finance packages for various industrial, mining and civil projects and also served as financial consultant and analyst.

L.C. Baird, who became the Company's Regional Vice President -- Southeast Division in September 1997, has more than 25 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Baird held several senior level positions in operating units of MFS, including serving as President of MFS Intelenet's Southern Division from January 1993 to April 1997 and as vice president of sales and marketing for MFS Network Technologies from August 1987 to January 1993. Mr. Baird also served as area manager for Motorola's Latin American Communications where he was responsible for sales in Central America, Mexico, South America and the Caribbean.

Anthony J. Parella, who joined the Company as its Regional Vice
President -- Central Division in August 1997, has more than 10 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS, from February 1994 to January 1997, where he was responsible for the company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint from 1991 to January 1994.

Lawrence A. Price joined the Company as its Regional Vice President -- Northeast Division in February, 1998. From February 1997 until he joined the Company, Mr. Price was a Vice President/General Manager of WinStar Telecommunications, Inc. From June 1995 to February 1997, Mr. Price held management positions with ADC Telecommunications, Inc. From July 1994 to June 1995, he was the Director of U.S. Sales and Operations of ATX Telecom Systems, Inc, and from July 1993 to July 1994 he was a sales manager with Teleport Communications Group, Inc.

Paul D. Carbery, who was elected to the Company's Board of Directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Carbery also presently serves on the boards of directors of Whittman Hart, Inc., a publicly traded information services company.

James E. Crawford, III, who was elected to the Company's Board of Directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Crawford also presently serves on the boards of directors of Focal Communications Corporation ("Focal"), a privately held CLEC that will compete with the Company, as well as of Optika Incorporated, a publicly held imaging software document company, and Input Software Incorporated, a publicly held document imaging software company.

John B. Ehrenkranz, who was elected to the Company's Board of Directors in March 1998, is a Principal of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz also presently serves on the board of directors of Choice One, a privately held CLEC that may compete with the Company. Mr. Ehrenkranz is also a Principal of Morgan Stanley Capital Partners III, Inc.

Paul J. Finnegan, who was elected to the Company's Board of Directors in August 1997, is a vice president of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Finnegan also presently serves on the boards of directors of Focal, a privately held CLEC that will compete with the Company, and Omnipoint Corporation, a publicly traded PCS provider.

Richard D. Frisbie, who was elected to the Company's Board of Directors in August 1997, is a Managing Partner of Battery Ventures, a Boston-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Frisbie also presently serves on the board of directors of Focal, a privately held CLEC that will compete with the Company.

Reed E. Hundt was elected to the Company's Board of Directors in March 1998. Mr. Hundt served as chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as chairman of The Forum on Communications and Society (FOCAS) at The Aspen Institute and is a principal of Charles Ross Partners, LLC, a consulting firm. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.

Robert H. Niehaus, who was elected to the Company's Board of Directors in August 1997, is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1982. Mr. Niehaus also presently serves on the boards of directors of numerous companies including PageMart Wireless, Inc., Silgan Holdings Inc., Waterford Wedgewood, plc. and Choice One, a privately held CLEC that may compete with the Company. Mr. Niehaus is also a Managing Director and a Director of Morgan Stanley Capital Partners III, Inc.

James N. Perry, Jr., who was elected to the Company's Board of Directors in August 1997, is a vice president of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Perry also presently serves on the boards of directors of Focal, a privately held CLEC that will compete with the Company, as well as Omnipoint Corporation, a publicly traded PCS provider, and Clearnet Communications, a Canadian publicly traded PCS and enhanced specialized mobile radio company.

ELECTION OF DIRECTORS; VOTING AGREEMENT

The Company's bylaws establish the size of the Company's Board of Directors at 13 Directors; there is presently one vacancy. The Company anticipates that one additional director not otherwise affiliated with the Company or any of its stockholders will be elected by the Board of Directors. The Company's certificate of incorporation and by-laws provide that its Directors will be appointed and may be removed by majority vote of the Company's stockholders (without cumulative voting).

At present all directors are elected annually and serve until the next annual meeting of stockholders, or until the election and qualification of their successors. The Board of Directors is divided into three classes, as nearly equal in number as possible, with each Director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Callahan, Finnegan, Carbery, and Ehrenkranz are in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. Messrs. Lord, Yost, Crawford, Frisbie and the additional director anticipated to be appointed by the Board of Directors are in the class of directors whose term expires at the 2000 annual meeting of the Company's stockholders. Messrs. Holland, Hundt, Perry, and Niehaus are in the class of directors whose term expires at the 2001 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Certain of the Company's stockholders are parties to a voting agreement, pursuant to which they have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees, and affiliates) each have the right to designate two Directors; Battery Ventures (and its successors, assigns, transferees, and affiliates) has the right to designate one Director; the Company's Chief Executive Officer has the right to serve as a Director; the Management Investors (and their successors and assigns) have the right to designate three Directors; and the final two directorships may be filled by representatives designated by the Fund Investors and acceptable to the Management Investors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has three committees: (i) an Executive Committee, (ii) an Audit Committee and (iii) a Compensation Committee.

Certain of the Company's stockholders are parties to a voting agreement, pursuant to which they have agreed to vote all of their shares in such a manner that the Executive Committee will comprise the Company's Chief Executive Officer and three other representatives, one designated by each of Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees and affiliates). The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings.

The Audit Committee is currently comprised of Messrs. Yost, Hundt, Carbery, Ehrenkranz and Finnegan. The Audit Committee is responsible for making recommenda-tions to the Board of Directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by the Company's independent accountants and reviewing and evaluating the Company's audit and control functions.

The Compensation Committee is currently comprised of Messrs. Holland, Frisbie, Crawford, Niehaus and Perry. The Compensation Committee is responsible for reviewing, and as it deems appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of the officers and other managerial employees of the Company and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under any stock option or stock purchase plans of the Company (unless the Board appoints any other committee to exercise such authority), and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies.

COMPENSATION OF DIRECTORS

The Company will reimburse the members of its Board of Directors for their reasonable out-of-pocket expenses incurred in connection with attending Company Board or committee meetings. Additionally, the Company is obligated to maintain its present level of directors' and officers' insurance. Members of the Company's Board of Directors receive no other compensation for services provided as a Director or as a member of any Board committee.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid during the period from April 22, 1997 to December 31, 1997 to the Chief Executive Officer of the Company (the "Named Executive Officer"). There were no other executive officers of the Company whose annual salary and bonus exceeded $100,000 for all services rendered to the Company during such period.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                               ------------------------------------------
                                                             OTHER ANNUAL    ALL OTHER
                                                             COMPENSATION   COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(A)          ($)
 ---------------------------   ----   ---------   --------   ------------   ------------
Royce J. Holland.............  1997    $72,308    $     --     $    --        $     --
  Chairman of the Board and
  Chief Executive Officer

-------------------------

(a) Includes perquisites and other benefits paid to the Named Executive Officer in excess of 10% of the total annual salary and bonus received by the Named Executive Officer during the last fiscal year.

Prior to April 1998, the Board did not have a Compensation Committee and decisions concerning the compensation of executive officers and other key employees of the Company were determined by the Company's Board of Directors. During the Company's fiscal year ending December 31, 1998, Royce J. Holland, C. Daniel Yost, Thomas
M. Lord, and John J. Callahan expect to earn salaries at an annual rate of $200,000, $200,000, $175,000, and $175,000, respectively.

STOCK PLANS

1997 NONQUALIFIED STOCK OPTION PLAN

On November 13, 1997, the Company's Board of Directors adopted the 1997 Nonqualified Stock Option Plan (the "Option Plan"), under which the Company may issue to Directors, consultants, and executive and other key employees of the Company, stock options (the "Options") exercisable for shares of the Company's Common Stock. Options to acquire an aggregate of 1,030,559 shares of Common Stock have been granted under such Option Plan and the Company will not grant Options for any additional shares under the Option Plan. The Option Plan is administered by the Compensation Committee. The Option Plan authorized the Compensation Committee to issue Options in such forms and amounts and on such terms as determined by the Compensation Committee. The per-share exercise price for Options will be set by the Compensation Committee, but may not be less than the fair market value of a share of the Company's Common Stock on the date of grant (as determined in good faith by the Compensation Committee). The Compensation Committee has issued Options under the Option Plan to certain Company employees other than the Management Investors, and has set the number of Options issued as an annual component of such employee's compensation package. The terms of the Options issued under the Option Plan to date are summarized below.

Three years' amount of Options will be issued on the first business day of the quarter succeeding the date which a participant joins the Company. Such Options will vest over a three-year period, with 1/3 "cliff" vesting on the first anniversary of the date of grant and 1/12 vesting on each of the first eight quarter-ends thereafter. Subject to available Options under the Option Plan, one year's amount of Options will be issued on each anniversary of the initial grant, and such Options will vest in the third year after grant, with 1/4 vesting on each of the 27-, 30-, 33-, and 36-month anniversaries of the date of grant. Through this mechanism, a participant will at any given time have three years' amount of Options unvested. Vesting is accelerated 100% upon an employee's death or permanent physical disability. If there is a sale of the Company and the participant is terminated (or constructively terminated) within the two-year period following the sale, vesting is accelerated 100% upon such termination. Options expire if not exercised within six years after the date of grant. If a participant is terminated for any reason, all unvested Options immediately expire and all vested Options must be exercised within 90 days after termination. Options are nontransferable during the life of the participant. Shares of Common Stock issued upon exercise of Options are subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

1998 STOCK INCENTIVE PLAN

Prior to the closing of the Notes offering, the Board and stockholders of the Company approved the Company's 1998 Stock Incentive Plan (the "1998 Stock Plan"). The 1998

Stock Plan is administered by the Compensation Committee. Certain employees, directors, advisors and consultants of the Company will be eligible to participate in the 1998 Stock Plan (a "Participant"). The Compensation Committee is authorized under the 1998 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1998 Stock Plan. The 1998 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1998 Stock Plan. An aggregate of 3,662,693 shares of Common Stock of the Company have been reserved for issuance under the 1998 Stock Plan, subject to certain adjustments reflecting changes in the Company's capitalization.

Options granted under the 1998 Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of Common Stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

Options granted under the 1998 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

All outstanding awards under the 1998 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

The Board generally will have the power and authority to amend the 1998 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

STOCK PURCHASE PLAN

The Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") was approved by the Board and stockholders prior to the consummation of the Notes offering. The Stock Purchase Plan is intended to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Stock Purchase Plan is intended to provide an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Stock Purchase Plan if he or she has been employed by the Company for more than three months. Participation will be discretionary with each eligible employee. The Company will reserve 2,305,718 shares of Common Stock for issuance in connection with the Stock Purchase Plan. Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a specified minimum deduction per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions will be credited to participants' accounts at the end of each calendar quarter.

Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Stock Purchase Plan, any dividends attributable to shares in the employee's share account will be automatically used to purchase additional shares for such employee's share account. Share distributions and share splits will be credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Compensation Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board will have the right to amend or to terminate the Stock Purchase Plan. Amendments to the Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Stock Purchase Plan is terminated, the Compensation Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

401(k) PLAN

The Company has adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under
Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

EXECUTIVE AGREEMENTS

ROYCE J. HOLLAND EXECUTIVE AGREEMENT

In August 1997, the Company, Allegiance LLC, and Mr. Holland entered into an Executive Purchase Agreement (the "Holland Executive Agreement"), including, among others, the following terms:

Vesting. The Allegiance LLC securities purchased by Mr. Holland, as well as any Company securities distributed with respect to such Allegiance LLC securities (collectively, the "Holland Executive Securities") are subject to vesting over a four-year period, with 20.0% vesting on the date of grant and 20.0% vesting on each of the first four anniversaries thereof. Vesting was accelerated by one year upon the consummation of the Equity Offering, and will be accelerated 100.0% in the event of Mr. Holland's death or disability, and 100.0% upon a sale of the Company where at least 50.0% of the consideration for such sale is cash or marketable securities.

Repurchase of Securities. If Mr. Holland's employment is terminated for any reason other than a termination by the Company without cause, Allegiance LLC and the Company (or their assignees) will have the right to repurchase all vested Holland Executive Securities at fair market value, and all unvested Holland Executive Securities at the lesser of fair market value and original cost.

Restrictions on Transfer; Holdback and "Drag Along" Agreements. The Holland Executive Securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

Terms of Employment. Mr. Holland is an "at will" employee of the Company and, thus, may be terminated by the Company at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

Noncompetition and Nonsolicitation Agreements. During the Noncompete Period (as defined below), Mr. Holland may not hire or attempt to induce any employee of the Company to leave the Company's employ, nor attempt to induce any customer or other business relation of the Company to cease doing business with the Company, nor in any other way interfere with the Company's relationships with its employees, customers, and other business relations. Also, during the Noncompete Period, Mr. Holland may not participate in any business engaged in the provision of telecommunications services in any Covered Market. As used in the Holland Executive Agreement, the "Noncompete Period" means the period of employment and the following additional period: (i) if Mr. Holland is terminated prior to August 13, 2000, the period ending on the later of August 13, 2001 and the second anniversary of termination; (ii) if Mr. Holland is terminated at any time on or after August 13, 2000 but prior to August 13, 2001, the period ending on August 13, 2002; and (iii) if Mr. Holland is terminated at any time on or after August 13, 2001, the one-year period following termination; provided that the "Noncompete Period" shall end if at any time the Company ceases to pay Mr. Holland his base salary and benefits in existence at the time of termination (reduced by any salary or benefits Mr. Holland receives as a result of other employment). As used in the Holland Executive Agreement, "Covered Market" means:
(i) any market in which the Company is conducting business or preparing, pursuant to a business plan approved by the Board of Directors and the Fund Investors, to conduct business; (ii) Dallas, New York City, Atlanta, Chicago, Los Angeles and 15 additional markets; and (iii) any market for which the Company has prepared a business plan unless such business plan has been rejected by the Board of Directors or the original fund investors.


C. DANIEL YOST EXECUTIVE AGREEMENT

In February 1998, the Company, Allegiance LLC, and Mr. Yost entered into an Executive Purchase Agreement, containing the same terms as the Holland Executive Agreement described above.

THOMAS M. LORD EXECUTIVE AGREEMENT

In August 1997, the Company, Allegiance LLC, and Mr. Lord entered into an Executive Purchase Agreement, containing the same terms as the Holland Executive Agreement described above.

EXECUTIVE AGREEMENTS ENTERED INTO BY OTHER MANAGEMENT INVESTORS


Each of the original management investors (the "Management Investors") has entered into an Executive Purchase Agreement (the "Other Executive Agreements"), including, among others, the following terms:


Vesting. The Allegiance LLC securities purchased by a Management Investor, as well as any Company securities distributed with respect to such Allegiance LLC securities (collectively, the "Executive Securities") are subject to vesting over a four-year period, with 25.0% vesting on each of the first four anniversaries of the grant date. Vesting was accelerated by one year upon the consummation of the Equity Offering, and will be accelerated 100.0% in the event of such Management Investor's death or disability, and 100.0% upon a sale of the Company where at least 50.0% of the consideration for such sale is cash or marketable securities.

Repurchase of Securities. If a Management Investor's employment is terminated for any reason, Allegiance LLC and the Company (or their assignees) will have the right to repurchase all such Management Investor's vested Executive Securities at fair market value, and all unvested Executive Securities at the lesser of fair market value and original cost.

Restrictions on Transfer; Holdback and "Drag Along" Agreements. The Executive Securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

Terms of Employment. Each Management Investor is an "at will" employee of the Company and, thus, may be terminated by the Company at any time and for any reason. No Management Investor is entitled to receive any severance payments upon any such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to April 1998, the Company did not have a Compensation Committee and the compensation of executive officers and other key employees of the Company was determined by the Company's Board of Directors. Royce J. Holland, the Company's Chairman and Chief Executive Officer, Thomas M. Lord, the Company's Executive Vice President of Corporate Development and Chief Financial Officer, C. Daniel Yost, the Company's President and Chief Operating Officer, and John J. Callahan, the Company's Senior Vice President of Sales and Marketing, are all currently members of the Company's Board of Directors. The Board of Directors established the Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock option grants and other matters regarding executive officers and key employees of the Company. See
"-- Committees of the Board of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LIMITED LIABILITY COMPANY AGREEMENT


On August 13, 1997, the original fund investors (the "Fund Investors") and the Management Investors entered into a limited liability company agreement (the "LLC Agreement") in order to govern the affairs of Allegiance LLC, which immediately prior to the Notes offering, held the one outstanding share of the Company's Common Stock and substantially all of the outstanding shares of the Company's Preferred Stock.



Upon consummation of the Equity Offering, Allegiance LLC dissolved and its assets (which consisted almost entirely of Company stock) were distributed to the Fund Investors and the Management Investors in accordance with the LLC Agreement. The LLC Agreement provided that the equity allocation between the Fund Investors and the Management Investors would range between 95.0%/5.0% and 66.7%/33.3% based upon the valuation of the Company's Common Stock implied by the Equity Offering. Based upon the valuation of the Company's Common Stock implied by the Equity Offering, the equity allocation was 66.7% to the Fund Investors and 33.3% to the Management Investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

SECURITYHOLDERS AGREEMENT

The Fund Investors, the Management Investors, the Company, and Allegiance LLC are parties to a securityholders agreement dated as of August 13, 1997 (the "Securityholders Agreement"). Pursuant to the terms of the Securityholders Agreement, in the event of an approved sale of the Company, each of the Fund Investors (and their transferees) agrees to approve and, if requested, to sell its shares in such sale of the Company. The Securityholders Agreement, apart from certain provisions thereof, terminated upon the consummation of the Equity Offering.

REGISTRATION AGREEMENT

The Fund Investors, the Management Investors, and the Company are parties to the Registration Agreement dated as of August 13, 1997. See "Description of Capital Stock -- Registration Rights."

VOTING AGREEMENT

Certain of the Company's stockholders are parties to a voting agreement, pursuant to which they have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees, and affiliates) each have the right to designate two Directors; Battery Ventures (and its successors, assigns, transferees, and affiliates) has the right to designate one Director; the Company's Chief Executive Officer has the right to serve as a Director; the Management Investors (and their successors and assigns) have the right to designate three Directors; and the final two directorships may be filled by representatives designated by the Fund Investors and acceptable to the Management Investors.

OTHER

Morgan Stanley & Co. Incorporated ("Morgan Stanley"), an affiliate of Morgan Stanley Capital Partners, one of the Fund Investors, acted as a placement agent in connection with the Unit Offering and received fees of approximately $4.4 million. In addition, Morgan Stanley was one of the Underwriters in the Equity Offering and the Notes offering and received fees in connection with each of such offerings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding Common Stock of the Company as of September 30, 1998 by: (i) each of the directors and the executive officers of the Company;
(ii) all directors and executive officers as a group and (iii) each owner of more than 5% of the equity securities of the Company ("5% Owners"). Unless otherwise noted, the address for each director and executive officer of the Company is c/o the Company, 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207.

NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER      PERCENT
------------------------------------                        ----------    -------
DIRECTORS AND EXECUTIVE OFFICERS:
Royce J. Holland(1).......................................   3,904,685      7.8%
C. Daniel Yost............................................   1,619,940      3.2
Thomas M. Lord(2).........................................   1,822,432      3.6
John J. Callahan..........................................     607,477      1.2
Paul D. Carbery(3)........................................   4,262,999      8.5
James E. Crawford, III(3)(4)..............................   4,274,499      8.5
John B. Ehrenkranz........................................          --       --
Paul J. Finnegan(5).......................................          --       --
Richard D. Frisbie(6).....................................   2,131,499      4.2
Reed E. Hundt(7)..........................................     101,246      *
Robert H. Niehaus(8)......................................          --       --
James N. Perry, Jr.(5)....................................          --       --
All directors and executive officers as a group (12
  persons)................................................  14,461,778     28.7
5% OWNERS:
Madison Dearborn Capital Partners(9)......................  10,302,247     20.5
Morgan Stanley Capital Partners(10).......................  10,302,247     20.5
Frontenac Company(11).....................................   4,262,999      8.5

-------------------------

  *  Denotes less than one percent.

 (1) Includes 1,940,552 shares of Common Stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner, 1,000 shares of Common Stock owned by Mr. Holland's wife, 2,600 shares of Common Stock held by Mr. Holland as custodian for his children (as to which 2,600 shares Mr. Holland disclaims beneficial ownership thereof). 3,881,105 of the shares of Common Stock owned by Mr. Holland and the Royce J. Holland Family Limited Partnership are subject to vesting, with 20% of such shares of Common Stock vested on August 13, 1997, 20% vested upon the consummation of the Equity Offering and an additional 20% vesting on each of August 13, 1998, 1999 and 2000. See
     "Management -- Executive Agreements."

 (2) Includes 911,216 shares of Common Stock owned by Mr. Lord's wife and children, as to which Mr. Lord disclaims beneficial ownership. All of the shares of Common Stock owned by Mr. Lord and his family are subject to vesting with 20% of such shares of Common Stock vested on August 13, 1997, 20% vested upon the consummation of the Equity Offering and an additional 20% vesting on each of August 13, 1998, 1999 and 2000. See "Management -- Executive Agreements."

 (3) 4,262,999 shares of Common Stock shown are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Messrs. Carbery and Crawford are members of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership and their address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. They disclaim beneficial ownership of these shares of Common Stock.

 (4) Includes 500 shares of Common Stock owned by Mr. Crawford's spouse, 100 shares of Common Stock owned by Mr. Crawford's son, and 600 shares held by Mr. Crawford as custodian for his son (as to which 600 shares Mr. Crawford disclaims beneficial ownership thereof).

 (5) Messrs. Finnegan and Perry are managing directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

 (6) All shares of Common Stock shown are owned by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC. Mr. Frisbie is a managing partner of Battery Ventures, the general partner of these funds and his address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181. He disclaims beneficial ownership of these shares of Common Stock.

 (7) Mr. Hundt owns options to acquire 50,623 shares of Common Stock and Charles Ross Partners, LLC, a Delaware limited liability company, of which Mr. Hundt is a member, owns 50,623 shares of Common Stock.

 (8) Mr. Niehaus is a managing director and director of Morgan Stanley Capital Partners III, Inc., the general partner of the general partner of the funds described in footnote (10) below and their address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, NY 10020.

 (9) These shares of Common Stock are owned by Madison Dearborn Capital Partners II, L.P.

(10) These shares of Common Stock are owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P.

(11) These shares of Common Stock are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

11 3/4% NOTES

The Company issued $445,000,000 aggregate principal amount at maturity of 11 3/4% Senior Discount Notes due February 15, 2008 pursuant to the 11 3/4% Notes Indenture between the Company and The Bank of New York. The 11 3/4% Notes were issued in units, with each unit consisting of one 11 3/4% Note and one Warrant.

No interest will be payable on the 11 3/4% Notes prior to August 15, 2003. From and after February 15, 2003, interest on the 11 3/4% Notes will accrue at the rate of 11 3/4% per annum from February 15, 2003 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, commencing August 15, 2003.

The 11 3/4% Notes are unsubordinated, unsecured obligations of the Company, ranking pari passu in right of payment with all unsubordinated, unsecured indebtedness of the Company, including the Notes offered hereby, and will rank senior in right of payment to all future subordinated indebtedness of the Company.

The 11 3/4% Notes may be redeemed at any time on or after February 15, 2003, in whole or in part, at 105.8750% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest, on and after February 15, 2006. In addition, at any time on or before February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount at maturity of the 11 3/4% Notes with the net proceeds of one or more public equity offerings at a redemption price equal to 111.75% (expressed as a percentage of the accreted value of the 11 3/4% Notes on the redemption date), provided that at least $289,250,000 aggregate principal amount at maturity of the 11 3/4% Notes remains outstanding immediately after such redemption.

The 11 3/4% Notes Indenture contains certain restrictive covenants, including among others, limitations on the ability of the Company and its restricted subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations and certain other events which could cause an event of default, which are substantially similar to those relating to the Notes offered hereby. See "Description of the Notes."

                            DESCRIPTION OF THE NOTES


The Notes were issued under an Indenture, dated as of July 7, 1998 (the "Indenture"), between the Company, as issuer, and The Bank of New York (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For definitions of certain capitalized terms, see "-- Certain Definitions."


GENERAL

The Notes are unsecured (except to the extent described under "-- Security" below), unsubordinated obligations of the Company, initially limited to $205.0 million aggregate principal amount, and will mature on May 15, 2008. Each Note will bear interest at the rate shown on the front cover of this Prospectus from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the May 1 or November 1 immediately preceding the Interest Payment Date) on May 15 and November 15 of each year, commencing November 15, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at One Wall Street, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. The Notes were initially be represented by one or more global notes (the "Global Notes") and will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except as set forth under "-- Book-Entry; Delivery and Form," owners of beneficial interests in such Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after May 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the Redemption Prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date), if redeemed during the 12-month period commencing May 15 of the years set forth below:

                     YEAR                        REDEMPTION PRICE
                     ----                        ----------------
2003...........................................      106.438%
2004...........................................      104.292
2005...........................................      102.146
2006 and thereafter............................      100.000%

In addition, at any time prior to May 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes originally issued with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 112.875% plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days after the related Public Equity Offering.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

There will be no sinking fund payments for the Notes.

SECURITY

In connection with the sale of the Notes, the Company purchased approximately $69.0 million of U.S. Treasury securities and placed such securities in a pledge account to be used for payment in full of the first six scheduled interest payments due on the Notes.

The Pledged Securities were pledged by the Company to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event the Company exercises the former option, the Company may direct the Trustee to release a like amount of proceeds from the Pledge Account. A failure to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount and premium on the Notes.

Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

RANKING

The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, including the 11 3/4% Notes, and senior in right of payment to all subordinated indebtedness of the Company. At September 30, 1998, the Company and its subsidiaries had approximately $463.8 million of indebtedness outstanding all of which would have been unsubordinated, unsecured indebtedness. In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

"Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by the Company or any Restricted Subsidiary in such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company.

"Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

"Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

"Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $1 million in any transaction or series of related transactions, or (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the "Limitation on Asset Sales" covenant.

"Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

"Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

"Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

"Closing Date" means July 7, 1998.

"Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

"Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net

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

Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Equity Offering and the Notes offering, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

"Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

"Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

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

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

"Existing Stockholders" means Madison Dearborn Partners, Inc., Morgan Stanley Capital Partners III, Inc., Frontenac Company, Battery Partners IV, L.P. and Battery Investment Partners IV, LLC and their respective Affiliates.

"fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Equity Offering and the Notes offering and (ii) except as

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

otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money,
(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at

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

any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

"Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, the

Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

"Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments;
(iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and (vii) loans or advances to officers or employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding.

"Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

"Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities to be purchased by the Company with the net proceeds from the sale of the Notes.

"Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by the Company in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

"Pledged Securities" means the U.S. government securities purchased by the Company and held in the Pledge Account in accordance with the Pledge Agreement.

"Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

"S&P" means Standard & Poor's Ratings Services and its successors.

"Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by the Company or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

"Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause

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

(A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and
(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

"Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i),
(ii), (iv), (vi), (viii) or (xi) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) Indebtedness (including Guarantees) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after February 3, 1998 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv), (vi), (vii), or (viii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (II) if such capital contribution or Net Cash Proceeds are

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

used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after February 3, 1998 from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and
(II) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Acquired Indebtedness; (x) Strategic Subordinated Indebtedness; and (xi) subordinated Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

(b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and
(y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 1998 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after February 3, 1998 as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to February 3, 1998 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $20 million and (b) the amount of Net Cash Proceeds received by the Company after February 3, 1998 as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii), (iv) or (viii) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; (viii) the declaration or payment of dividends on Capital Stock (other than Disqualified Stock) of the Company in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by the Company from the sale of such Capital Stock after the Closing Date; (ix) repurchases of Warrants pursuant to a Repurchase Offer; (x) any purchase of any fractional share of Common Stock (or other Capital Stock of the Company issuable upon exercise of the Warrants) in connection with an exercise of the Warrants; and (xi) other Restricted Payments in an aggregate amount not to exceed $2 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or
(iv) thereof and an Investment

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

referred to in clause (vi) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:
(i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless
(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary

Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to (i) transactions
(A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

LIMITATION ON LIENS

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;
(vi) Liens on the Capital Stock of Restricted Subsidiaries securing up to $100.0 million of Indebtedness Incurred under clause (vii) of the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transaction if
(i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, however, that this clause (ii) shall not apply to long-term assignments in capacity in a telecommunications network. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus accrued interest to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

The following events will be defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to (x) a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture or (y) a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and
(iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause
(c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The Trustee is also the trustee under the 11 3/4% Notes Indenture.

BOOK-ENTRY; DELIVERY AND FORM

The Notes were initially represented by one or more global notes (the "Global Notes") issued in the form of fully registered Global Notes, which were deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

The Depositary has advised the Company that the Depositary intends to follow the procedures described below:

    The Depositary will act as securities depository for the Global Notes. The Global Notes will be issued as a fully registered security registered in the name of Cede & Co. (the Depositary's nominee).

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking

    Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the Provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the AMEX and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participant's records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     Conveyance of Notes and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium (if any), and interest payments on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depositary of principal, premium (if any) and interest on the Notes are the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

So long as the Depositary for the Global Notes, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, those of the Participant through which such person owns its interests, in order to exercise any rights of a Holder under the Indenture or such Note.

The Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture, including the right to sue for payment of principal or interest pursuant to Section 316(b) of the Trust Indenture Act of 1939, as amended. The Company understands that under existing industry practices, when the Company requests any action of Holders or when a Beneficial Owner desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary generally will give or take such action, or authorize the relevant Participants to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners owning through them.

The Company has been informed by the Depositary that the Depositary will assist its Participants and their customers (Beneficial Owners) in taking any action a Holder is entitled to take under the Indenture or exercise any rights available to Cede & Co., as the holder of record of the Notes and including the right to demand acceleration of the Notes upon an Event of Default or to institute suit for the enforcement of payment or interest pursuant to Section 316(b) of the Trust Indenture Act of 1939, as amended. The Depositary has advised the Company that it will act with respect to such matters upon written instructions from a Participant to whose account with the Depositary the relevant beneficial ownership in the Notes is credited. The Company understands that a Participant will deliver such written instructions to the Depositary upon itself receiving similar written instructions from either Indirect Participants or Beneficial Owners, as the case may be.

Under Rule 6 of the rules and procedures filed by the Depositary with the Commission pursuant to Section 17 of the Exchange Act, Participants are required to indemnify the Depositary against all liability the Depositary may sustain, without fault on the part of the Depositary or its nominee, as a result of any action they may take pursuant to the instructions of the Participant in exercising any such rights.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

Principal, premium, if any, and interest payments on Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Notes representing such Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 60 days or, if an Event of Default under the Indenture has occurred and is continuing, the Company will issue Notes in definitive registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof, in exchange for the Global Notes representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Notes and, in such event, will issue Notes or in definitive registered form in exchange for the Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Notes registered in its name. Upon the exchange of the Global Notes for Notes in definitive form, the Global Notes will be cancelled by the Trustee.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

The total amount of authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), 50,341,554 shares of Common Stock which are currently issued and outstanding and no shares of Preferred Stock which are currently issued and outstanding. The discussion herein describes the Company's capital stock, the Restated Certificate and By-laws. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws of the Company that are included as exhibits to the Registration Statements of which this Prospectus forms a part and by the provisions of applicable law.

The Restated Certificate and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

PREFERRED STOCK

The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. There are no shares of Preferred Stock currently outstanding, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

The Restated Certificate provides for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board of Directors.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certification of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

The Company is subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a Person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation provides that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current Directors and executive officers and any new Directors or executive officers.

WARRANTS

In connection with the Unit Offering, the Company issued 445,000 Warrants pursuant to the Warrant Agreement between the Company and The Bank of New York. Wherever particular terms of the Warrant Agreement, not otherwise defined herein, are referred to, such defined terms are incorporated herein by reference. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

Each Warrant is exercisable to purchase 1.458983995 shares of Common Stock at an exercise price of $.01 per share, subject to adjustment. The Warrants may be exercised at any time on or after February 3, 1999 and prior to February 3, 2008. Upon the occurrence of a merger with a person that does not have a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with which the consideration to stockholders of the Company is not all cash, the Company or its successor by merger or consolidation will be required to offer to repurchase the Warrants. All such repurchases will be at the market price of the Common Stock or other securities issuable upon exercise of the Warrants (or, if the Common Stock (or such other securities) are not registered under the Exchange Act, the value of the Common Stock or other securities as determined by an independent financial expert), less the exercise price thereof.

REGISTRATION RIGHTS

The Fund Investors, the Management Investors, and the Company are parties to a Registration Agreement dated as of August 13, 1997 (the "Registration Agreement"). Each of Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, and Frontenac Company are entitled to demand two long-form registrations and unlimited short-form registrations, and Battery Ventures is entitled to demand one long-form registration and unlimited short-form registrations. In addition, the Fund Investors and the Management Investors may "piggyback" on primary or secondary registered public offerings of the Company's securities. Each Fund Investor and Management Investor is subject to holdback restrictions in the event of a public offering of Company securities. The parties to the Registration Agreement have agreed to permit the holders of Warrants to "piggyback" on any registrations under the Registration Agreement.

The Company and The Bank of New York are parties to a Warrant Registration Rights Agreement dated as of February 3, 1998 (the "Warrant Registration Agreement"). The holders of the Warrants are entitled to "piggyback" registration rights in connection with certain public offerings of the Common Stock. In addition, the Company is required to use its best efforts to cause to become effective under the Securities Act, within 180 days after the closing of the Equity Offering, a shelf registration statement with respect to the issuance of the Common Stock issuable upon exercise of the Warrants; provided, however, that such shelf registration statement may not be declared effective prior to the first anniversary of the issuance of the Warrants. Once the shelf registration statement is declared effective, the Company is required to maintain the effectiveness of such registration statement until all Warrants have expired or been exercised.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers thereof. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers who acquire the Notes at their issue price and hold such Notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have hedged the risk of owning a Note or holders whose "functional currency" is not the U.S. dollar.

As used herein, the term "U.S. Holder" means an initial purchaser of a Note that is, for United States federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source, or (d) a trust subject to the primary supervision of a court within the United States and the control of a United States person, as described in the Code. An individual may, subject to certain exceptions, be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens. As used herein, a "Non-U.S. Holder" is a holder that is not a U.S. Holder.

ALL PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

Interest. Stated interest paid on a Note generally will be taxable to a U.S. Holder as ordinary interest income as it accrues or is received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. Holders of the Notes will not be required to include any original issue discount ("OID") in gross income for U.S. federal income tax purposes as a consequence of the issuance of the Notes at an approximately 2% discount from their principal amount because the amount of OID created by such discount will not exceed the de minimis threshold as determined under Section 1273(a)(3) of the Code and thus will be treated as zero.

Optional Redemption. Notes may be redeemed prior to their stated maturity at the option of the Company. For purposes of computing the yield of such instruments, the Company will be deemed to exercise or not exercise its option to redeem the Notes in a manner that minimizes the yield on the Notes. In the event the Company were deemed to exercise its option to redeem, for purposes of determining whether the Notes were issued with OID, the Notes' yield to maturity would be computed by treating the deemed redemption date as the maturity date of the Note and the amount payable on redemption as the principal amount of the Note. It is not anticipated that the Company's option to redeem the Notes prior to stated maturity will be treated as exercised.

Redemption, Sale, Exchange or Retirement of the Notes. In general, a U.S. Holder will recognize gain or loss on the redemption, sale, exchange or retirement of the Notes equal to the difference between the amount realized on the redemption, sale, exchange or retirement (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as such) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in the Note generally will be its cost to such U.S. Holder. As a general rule, such gain or loss recognized on the redemption, sale, exchange or retirement of the Notes will be capital gain or loss. With respect to individuals, gain is subject to reduced rates of tax if the Note was held for more than twelve months and is subject to further reduced rates if the Note was held for more than eighteen months, in each case as of the date of redemption, sale, exchange or retirement.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

     (i) payments of principal, premium (if any) and interest on a Note by the Company or any agent of the Company to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to the Company through stock ownership, or (y) a bank receiving interest described in
     Section 881(c)(3)(A) of the Code, and (3) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, and (A) such beneficial owner files the Form W-8 with the withholding agent or (B) in the case of a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note on behalf of the beneficial owner, such financial institution certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner and furnishes the payor with a copy thereof;

     (ii) a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (2) the gain is effectively connected with a U.S. trade or business of the holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the holder;

     (iii) a Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death, (1) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (2) the income on the Note would not have been effectively connected with the conduct of a trade or business by the individual in the United States; and

If a Non-U.S. Holder is engaged in a trade or business in the United States, and interest on the Note or gain realized on the sale, exchange or other disposition of the Note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is attributable), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (i) (provided that such holder furnishes a properly executed Internal Revenue Service ("IRS") Form 4224 or successor form on or before any payment date to claim such exemption), generally will be subject to U.S. federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder.

In addition, a foreign corporation that is a Non-U.S. Holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest on a Note or gain on the disposition of a Note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Recently finalized Treasury regulations pertaining to U.S. federal withholding tax, generally effective for payments made after December 31, 1999 (the "Final Withholding Tax Regulations"), will provide alternative methods for satisfying the certification requirement described in paragraph (i)(3) above and will require a Non-U.S. Holder that provides an IRS Form 4224 or successor form (as discussed above) to also provide its U.S. taxpayer identification number. The Final Withholding Tax Regulations generally also will require, in the case of a Note held by a foreign partnership, that (x) the certification described in paragraph (i)(3) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to certain payments made in respect of a Note made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of such underreporting.

Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (i) under "United States Federal Income Taxation of Foreign Holders," provided that neither the Company nor its agent has actual knowledge that the holder is a United States person. The Company or its agent may, however, report (on IRS Form 1042S) payments of interest on the Notes.

Payment of the proceeds from the disposition of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payments of the proceeds from a disposition of a Note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

In general, the Final Withholding Tax Regulations do not significantly alter the current substantive backup withholding and information reporting requirements, but unify current certification procedures and clarify reliance standards. Under the Final Withholding Tax Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a Note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the Final Withholding Tax Regulations on payments made with respect to Notes after December 31, 1999.

Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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

                              ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan ("Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the Notes. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA and (iii) whether the investment is prudent under ERISA.

In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of a Plan or a plan subject to Section 4975 of the Code (such plans are collectively referred to as "ERISA Plans") and persons who have certain specified relationships to the ERISA Plan ("parties in interest" within the meaning of ERISA, and "disqualified persons" within the meaning of the Code). A prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code could arise if the Company were, or were to become, a party in interest or a disqualified person with respect to an ERISA Plan purchasing the Notes. Certain exemptions from the prohibited transaction rules could be applicable to the purchase of the Notes by an ERISA Plan depending on the type and circumstances of the fiduciary of the ERISA Plan making the decision to acquire the Notes. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager; PTCE 95-60, regarding investments by insurance company general amounts; and PTCE 96-23, regarding transactions effected by an in-house asset manager. Thus, a fiduciary of an ERISA Plan considering an investment in the Notes also should consider whether the acquisition or the continued holding of the Notes might constitute or give rise to a non-exempt prohibited transaction. No ERISA Plan with respect to which the Company is a party in interest or a disqualified person may purchase the Notes, unless a statutory or administrative exemption is available.

Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of ERISA, and assets of such Plans may be invested in the Notes without regard to the ERISA considerations described above. The investment in the Notes by such employee benefit plans may, however, be subject to other applicable federal and state laws, which should be carefully considered by such employee benefit plans before investing in the Notes.

Every ERISA Plan investor considering the acquisition of the Notes should consult with its counsel with respect to the potential applicability of ERISA and Section 4975 of the Code to such investment, and whether any prohibited transaction exemption would be applicable.

                              PLAN OF DISTRIBUTION

This Prospectus is to be used by Morgan Stanley Dean Witter in connection with offers and sales of the Notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or agent in such transactions. Morgan Stanley Dean Witter has no obligation to make a market in the Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

There is currently no established public market for the Notes. The Company does not currently intend to apply for listing of the Notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. The Company has been advised by Morgan Stanley Dean Witter that it intends to make a market in the Notes but it has no obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active public market for the Notes will develop.


Morgan Stanley Dean Witter acted as an "Underwriter" in connection with the initial public offering of the Company's Common Stock and the public offering of the Notes and received aggregate commissions and fees of $6.0 million in connection therewith. Morgan Stanley also acted as an "Initial Purchaser" in connection with the original offering of the 11 3/4% Notes and received approximately $4.4 million in fees in connection therewith. Morgan Stanley Dean Witter is affiliated with entities that beneficially own approximately 20.5% of the outstanding Common Stock as of September 30, 1998. Robert H. Niehaus and John B. Ehrenkranz, directors of the Company, are officers of Morgan Stanley. For further information regarding the involvement of affiliates of Morgan Stanley Dean Witter in the management of the Company and their equity ownership, see "Risk Factors -- We Face Potential Conflicts of Interest Caused by Fund Investor Control," "Management" and "Security Ownership of Certain Beneficial Owners and Management."


Although there are no agreements to do so, Morgan Stanley Dean Witter, as well as others, may act as broker or dealer in connection with the sale of the Notes contemplated by this Prospectus and may receive fees or commissions in connection therewith.

The Company has agreed to indemnify Morgan Stanley Dean Witter against certain liabilities under the Securities Act or to contribute to payment that Morgan Stanley Dean Witter may be required to make in respect of such liabilities.

                                 LEGAL MATTERS

The validity of the Notes offered hereby have been passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

The consolidated balance sheets of the Company as of September 30, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1998 and for the period from inception (April 22, 1997) to December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of September 30, 1998, and
  December 31, 1997.........................................  F-3
Consolidated Statements of Operations for the nine months
  ended September 30, 1998, and the Period from Inception
  (April 22, 1997) through December 31, 1997................  F-4
Consolidated Statement of Stockholders' Equity (Deficit) for
  the nine months ended September 30, 1998, and the Period
  from Inception (April 22, 1997) through December 31,
  1997......................................................  F-5
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1998, and the Period from Inception
  (April 22, 1997) through December 31, 1997................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Allegiance Telecom, Inc.:

We have audited the accompanying consolidated balance sheets of Allegiance Telecom, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of September 30, 1998, and December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1998, and for the period from inception (April 22, 1997), to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allegiance Telecom, Inc. and subsidiaries as of September 30, 1998, and December 31, 1997, and the results of their operations and their cash flows for the nine months ended September 30, 1998, and for the period from inception (April 22, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

  Dallas, Texas,
  November 19, 1998

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 404,850.7     $ 5,726.4
  Short-term investments....................................      49,366.5            --
  Short-term investments, restricted........................      22,144.7            --
  Accounts receivable (net of allowance for doubtful
    accounts of $152.9 and $0, at September 30, 1998, and
    December 31, 1997, respectively)........................       2,031.9           4.3
  Prepaid expenses and other current assets.................       1,711.4         245.2
                                                               -----------     ---------
        Total current assets................................     480,105.2       5,975.9
PROPERTY AND EQUIPMENT:
  Property and equipment....................................     106,713.5      23,912.6
  Accumulated depreciation and amortization.................      (3,718.0)        (12.7)
                                                               -----------     ---------
        Property and equipment, net.........................     102,995.5      23,899.9
OTHER NONCURRENT ASSETS:
  Deferred debt issuance costs (net of accumulated
    amortization of $485.9 and 0, respectively).............      16,326.2            --
  Long-term investments, restricted.........................      48,531.9            --
  Other assets..............................................       1,268.0         171.2
                                                               -----------     ---------
        Total other noncurrent assets.......................      66,126.1         171.2
                                                               -----------     ---------
        Total assets........................................   $ 649,226.8     $30,047.0
                                                               ===========     =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................   $   6,716.8     $ 2,261.7
  Accrued liabilities and other.............................      28,130.8       1,668.0
                                                               -----------     ---------
        Total current liabilities...........................      34,847.6       3,929.7
LONG-TERM DEBT..............................................  463,751.6...            --
REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK:
  $.01 par value, 0 and 40,498,062 shares authorized, 0 and
    40,498,062 shares issued and outstanding at September
    30, 1998, and December 31, 1997, respectively...........            --      33,409.4
REDEEMABLE WARRANTS.........................................       8,506.7            --
COMMITMENTS AND CONTINGENCIES (see Notes 6 and 8)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 1,000,000 and 0 shares
    authorized, no shares issued or outstanding at September
    30, 1998, and December 31, 1997, respectively...........            --            --
  Common stock -- $.01 par value, 150,000,000 and 42,629,965 shares authorized, 50,341,554 and 426 shares issued and
    outstanding at September 30, 1998, and December 31,
    1997, respectively......................................         503.4            --
  Additional paid-in capital................................     416,729.9       3,008.4
  Deferred compensation.....................................     (16,165.8)     (2,798.4)
  Deferred management ownership allocation charge...........     (33,002.2)           --
  Accumulated deficit.......................................    (225,944.4)     (7,502.1)
                                                               -----------     ---------
        Total stockholders' equity (deficit)................     142,120.9      (7,292.1)
                                                               -----------     ---------
        Total liabilities and stockholders' equity
        (deficit)...........................................   $ 649,226.8     $30,047.0
                                                               ===========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except share amounts)

                                                                       PERIOD FROM
                                                                        INCEPTION
                                                     NINE MONTHS    (APRIL 22, 1997),
                                                        ENDED            THROUGH
                                                    SEPTEMBER 30,     DECEMBER 31,
                                                        1998              1997
                                                    -------------   -----------------
REVENUES..........................................  4$,200.6.....      $       0.4
OPERATING EXPENSES:
  Network.........................................       4,506.0             151.2
  Selling.........................................       6,212.8              22.8
  General and administrative......................      19,862.4           3,403.1
  Management ownership allocation charge..........     160,534.4                --
  Noncash deferred compensation...................       3,758.7             209.9
  Depreciation and amortization...................       3,705.3              12.7
                                                     -----------       -----------
          Total operating expenses................     198,579.6           3,799.7
                                                     -----------       -----------
          Loss from operations....................    (194,379.0)         (3,799.3)
OTHER (EXPENSE) INCOME:
  Interest income.................................      13,059.1             111.4
  Interest expense................................     (25,278.4)               --
                                                     -----------       -----------
          Total other (expense) income............     (12,219.3)            111.4
                                                     -----------       -----------
NET LOSS..........................................    (206,598.3)         (3,687.9)
ACCRETION OF REDEEMABLE PREFERRED STOCK AND
  WARRANT VALUES..................................     (11,844.0)         (3,814.2)
                                                     -----------       -----------
NET LOSS APPLICABLE TO COMMON STOCK...............   $(218,442.3)      $  (7,502.1)
                                                     ===========       ===========
NET LOSS PER SHARE, basic and diluted.............   $    (13.02)      $(17,610.68)
                                                     ===========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING,
  basic and diluted...............................    16,780,802               426
                                                     ===========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  (Dollars in thousands, except share amounts)

                                 PREFERRED STOCK        COMMON STOCK                                    DEFERRED
                               -------------------   -------------------   ADDITIONAL                  MANAGEMENT
                               NUMBER OF             NUMBER OF              PAID-IN       DEFERRED     ALLOCATION    ACCUMULATED
                                 SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION     CHARGE        DEFICIT
                               ----------   ------   ----------   ------   ----------   ------------   -----------   -----------
BALANCE, April 22, 1997 (date
  of inception)..............          --   $  --            --   $  --    $       --    $       --    $        --   $        --
  Issuance of common stock at
    $.23 per share...........          --      --           426      --           0.1            --             --            --
  Accretion of redeemable
    preferred stock and
    warrant values...........          --      --            --      --            --            --             --      (3,814.2)
  Deferred compensation......          --      --            --      --       3,008.3      (3,008.3)            --            --
  Amortization of deferred
    compensation.............          --      --            --      --            --         209.9             --            --
  Net loss...................          --      --            --      --            --            --             --      (3,687.9)
                               ----------   ------   ----------   ------   ----------    ----------    -----------   -----------
BALANCE, December 31, 1997...          --      --           426      --       3,008.4      (2,798.4)            --      (7,502.1)
  Accretion of redeemable
    preferred stock and
    warrant values...........          --      --            --      --            --            --             --     (11,844.0)
  Initial public offering....          --      --    10,000,000   100.0     137,656.8            --             --            --
  Conversion of redeemable
    preferred stock..........          --      --    40,341,128   403.4      65,402.0            --             --            --
  Deferred compensation......          --      --            --      --     210,662.7     (17,126.1)    (193,536.6)           --
  Amortization of deferred
    compensation.............          --      --            --      --            --       3,758.7      160,534.4            --
  Net loss...................          --      --            --      --            --            --             --    (206,598.3)
                               ----------   ------   ----------   ------   ----------    ----------    -----------   -----------
BALANCE, September 30, 1998..          --   $  --    50,341,554   $503.4   $416,729.9    $(16,165.8)   $ (33,002.2)  $(225,944.4)
                               ==========   ======   ==========   ======   ==========    ==========    ===========   ===========


                                  TOTAL
                               -----------
BALANCE, April 22, 1997 (date
  of inception)..............  $        --
  Issuance of common stock at
    $.23 per share...........          0.1
  Accretion of redeemable
    preferred stock and
    warrant values...........     (3,814.2)
  Deferred compensation......           --
  Amortization of deferred
    compensation.............        209.9
  Net loss...................     (3,687.9)
                               -----------
BALANCE, December 31, 1997...     (7,292.1)
  Accretion of redeemable
    preferred stock and
    warrant values...........    (11,844.0)
  Initial public offering....    137,756.8
  Conversion of redeemable
    preferred stock..........     65,805.4
  Deferred compensation......           --
  Amortization of deferred
    compensation.............    164,293.1
  Net loss...................   (206,598.3)
                               -----------
BALANCE, September 30, 1998..  $ 142,120.9
                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Dollars in thousands, except share amounts)

                                                                                 PERIOD FROM
                                                                                  INCEPTION
                                                               NINE MONTHS    (APRIL 22, 1997),
                                                                  ENDED            THROUGH
                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                  1998              1997
                                                              -------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(206,598.3)      $ (3,687.9)
  Adjustments to reconcile net loss to cash used in
    operating activities --
    Depreciation and amortization...........................       3,705.3             12.7
    Provision for uncollectible accounts receivable.........         152.9               --
    Accretion of senior discount notes......................      20,114.0               --
    Amortization of original issue discount.................         387.8               --
    Amortization of deferred debt issuance costs............         485.9               --
    Management ownership allocation charge and amortization
      of deferred compensation..............................     164,293.1            209.9
    Changes in assets and liabilities --
       Accounts receivable..................................      (2,180.5)            (4.3)
       Prepaid expenses and other current assets............      (1,466.2)          (245.2)
       Other assets.........................................      (1,096.8)          (171.2)
       Accounts payable.....................................      (1,453.6)           275.1
       Accrued liabilities and other........................      13,158.5          1,668.0
                                                               -----------       ----------
         Net cash used in operating activities..............     (10,497.9)        (1,942.9)
                                                               -----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (63,550.2)       (21,926.0)
  Purchases of short-term and long-term investments.........    (177,664.7)              --
  Proceeds from redemption of short-term and long-term
    investments.............................................      57,621.6               --
                                                               -----------       ----------
         Net cash used in investing activities..............    (183,593.3)       (21,926.0)
                                                               -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior discount notes.......................     443,212.1               --
  Proceeds from issuance of redeemable warrants.............       8,183.6               --
  Debt issuance costs.......................................     (16,812.1)              --
  Proceeds from issuance of redeemable preferred stock......            --          5,000.0
  Proceeds from redeemable capital contributions............      20,875.1         24,595.2
  Proceeds from issuance of common stock....................            --              0.1
  Proceeds from initial public offering.....................     137,756.8               --
                                                               -----------       ----------
         Net cash provided by financing activities..........     593,215.5         29,595.3
                                                               -----------       ----------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     399,124.3          5,726.4
CASH AND CASH EQUIVALENTS, beginning of period..............       5,726.4               --
                                                               -----------       ----------
CASH AND CASH EQUIVALENTS, end of period....................   $ 404,850.7       $  5,726.4
                                                               ===========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1998, AND DECEMBER 31, 1997
                  (Dollars in thousands, except share amounts)

1. GENERAL:

Allegiance Telecom, Inc., a competitive local exchange carrier ("CLEC"), was incorporated on April 22, 1997, as a Delaware corporation for the purpose of providing voice, data, and Internet services to business, government, and other institutional users in major metropolitan areas across the United States. Allegiance Telecom, Inc. and its subsidiaries are referred to herein as the "Company."

The Company's development plan is focused on offering services in 24 of the largest metropolitan areas in the U.S. As of September 30, 1998, the Company is operational in six markets: New York City, Dallas, Atlanta, Fort Worth, Chicago and Los Angeles; and is in the process of deploying networks in seven other markets: San Francisco, Boston, Washington D.C., Northern New Jersey, Oakland, San Diego and San Jose. In addition, the Company has switching equipment on order for two of its other target markets: Philadelphia and Houston.

Until December 16, 1997, the Company was in the development stage. Since its inception on April 22, 1997, the Company's principal activities have included developing its business plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and operations support systems ("OSS"), acquiring equipment and facilities and negotiating interconnection agreements. Accordingly, the Company has incurred substantial operating losses and operating cash flow deficits.

The Company's success will be affected by the problems, expenses, and delays encountered in connection with the formation of any new business, and the competitive environment in which the Company operates. The Company's performance will further be affected by its ability to assess potential markets, secure financing or raise additional capital, implement expanded interconnection and collocation with incumbent local exchange carrier ("ILEC") facilities, lease adequate trunking capacity from ILECs or other CLECs, purchase and install switches in additional markets, implement efficient OSS and other back office systems, develop a sufficient customer base, and attract, retain, and motivate qualified personnel. The Company's networks and the provisions of telecommunications services are subject to significant regulation at the federal, state, and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. Although management believes that the Company will be able to successfully mitigate these risks, there is no assurance that the Company will be able to do so or that the Company will ever operate profitably.

Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

The accompanying financial statements include the accounts of Allegiance Telecom, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company includes as cash and cash equivalents, cash, marketable securities and commercial paper with original maturities of three months or less.

SHORT-TERM INVESTMENTS

Short-term investments consist primarily of commercial paper with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value, which approximates fair value, due to the short period of time to maturity.

RESTRICTED INVESTMENTS

Restricted investments consist primarily of U.S. government securities purchased in connection with the Company's outstanding 12 7/8% Notes (see Note 4) to secure the first three years' (six semi-annual) interest payments on these notes. Such investments are stated at accreted value, which approximates fair value, and are shown in both current and long-term assets, based upon the maturity dates of each of the securities.

Restricted investments also include $50.0 in certificates of deposit classified as short-term investments and $733.9 in certificates of deposit classified as long-term investments held as collateral for letters of credit issued on behalf of the Company.

ACCOUNTS RECEIVABLE

Accounts receivable consists of end user receivables, interest receivable, and at December 31, 1997, a receivable from an employee.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of prepaid rent, prepaid insurance and refundable deposits. Prepayments are expensed on a straight-line basis over the life of the underlying agreements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

Property and equipment includes network equipment, leasehold improvements, software, office equipment, furniture and fixtures, construction-in-progress and other. These assets are stated at cost, which includes direct costs and capitalized interest and are depreciated once placed in service using the straight-line method. Interest expense for the nine months ended September 30, 1998, was $27,073.1 before the capitalization of $1,794.7 of interest related to construction-in-progress. No interest expense was incurred during the period ended December 31, 1997. Repair and maintenance costs are expensed as incurred.

Property and equipment at September 30, 1998, and December 31, 1997, consisted of the following:

                                                                             USEFUL
                                            SEPTEMBER 30,   DECEMBER 31,     LIVES
                                                1998            1997       (IN YEARS)
                                            -------------   ------------   ----------
Network equipment.........................   $ 37,089.8      $      --         5-7
Leasehold improvements....................      8,830.1           37.5        5-10
Software..................................      6,580.4             --           3
Office equipment and other................      3,735.7           89.9           2
Furniture and fixtures....................      1,742.4          150.2           5
                                             ----------      ---------
Property and equipment, in service........     57,978.4          277.6
Less: Accumulated depreciation............     (3,718.0)         (12.7)
                                             ----------      ---------
Property and equipment in service, net....     54,260.4          264.9
Construction-in-progress..................     48,735.1       23,635.0
                                             ----------      ---------
Property and equipment, net...............   $102,995.5      $23,899.9
                                             ==========      =========

REVENUE RECOGNITION

Revenue is recognized in the month in which the service is provided, except for reciprocal compensation generated by calls placed to Internet service providers connected to the Company's network, which is recorded on a cash basis. The propriety of CLECs (such as the Company) to earn local reciprocal compensation is the subject of numerous regulatory and legal challenges, and until this issue is ultimately resolved, the Company has determined to recognize this revenue only upon receipt.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. The Company's comprehensive income components were immaterial as of September 30, 1998, and the Company had no

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES comprehensive income components as of December 31, 1997; therefore, comprehensive income is the same as net income for both periods.

LOSS PER SHARE

The Company calculates net loss per share under the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings per Share." The net loss per share amounts reflected on the statements of operations and the number of shares outstanding on the balance sheets reflect a 426.2953905-for-one stock split, which occurred in connection with the IPO (see Note 3). The redeemable cumulative convertible preferred shares, warrants and options were not included in the net loss per share calculation, as the effect from the conversion would be antidilutive. The net loss applicable to common stock includes the accretion of redeemable preferred stock and warrant values of $11,844.0 for the nine months ended September 30, 1998, and $3,814.2 for the period ended December 31, 1997.

RECOGNITION OF THE COST OF START-UP ACTIVITIES

On April 3, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires start-up activities and organization costs to be expensed as incurred and that start-up costs capitalized prior to the adoption of SOP 98-5 be reported as the cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 during the second quarter of 1998. Adoption of SOP 98-5 did not have an affect on the Company, inasmuch as the Company had previously expensed all such costs.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The Company will adopt SFAS 133 at the beginning of the fourth quarter of 1998. Adoption of SFAS 133 will not have an effect on the Company, inasmuch as the Company does not currently invest in derivatives or participate in hedging activities.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the prior period's consolidated financial statements have been reclassified to conform with the current period presentation.

3. CAPITALIZATION:

In connection with its initial public offering of Common Stock (the "IPO") on July 7, 1998, (see below) the Company effected a 426.2953905-for-one stock split, which is retroactively reflected within these financial statements.

STOCK PURCHASE AGREEMENT AND SECURITY HOLDERS AGREEMENT

On August 13, 1997, the Company entered into a stock purchase agreement with Allegiance Telecom, L.L.C. ("Allegiance LLC") (see Note 7). Allegiance LLC purchased 40,498,062 shares of 12% Redeemable Cumulative Convertible Preferred Stock par value $.01 per share ("Redeemable Preferred Stock") for aggregate consideration of $5,000.0 (the "Initial Closing"). Allegiance LLC agreed to make additional contributions as necessary to fund expansion into new markets ("Subsequent Closings"). In order to obtain funds through Subsequent Closings, the Company had to submit a proposal to Allegiance LLC detailing the funds necessary to build out the Company's business in a new market. Allegiance LLC was not required to make any contributions until the proposal had been approved by Allegiance LLC. The maximum commitment of Allegiance LLC was $100,000.0 and no capital contributions were required to be made after the Company consummated an initial public offering of its stock (which occurred on July 7, 1998).

Allegiance LLC has contributed a total of $50,132.9 and $29,595.2, respectively, prior to the Company's IPO and December 31, 1997. Each security holder in Allegiance LLC had the right to require Allegiance LLC to repurchase all of the outstanding securities held by such security holder at the greater of the original cost (including interest at 12% per annum) for such security, and the fair market value as defined in the security holders agreement, at any time and from time to time after August 13, 2004, but not after the consummation of a public offering or sale of the Company. If repurchase provisions had been exercised, the Company had agreed, at the request and direction of Allegiance LLC, to take any and all actions necessary, including declaring and paying dividends and repurchasing preferred or common stock, to enable Allegiance LLC to satisfy its repurchase obligations.

Because of the redemption provisions, the Company has recognized the accretion of the value of the Redeemable Preferred Stock to reflect management's estimate of the potential future fair market value of the Redeemable Preferred Stock payable in the event the repurchase provisions were exercised. Amounts were accreted using the effective interest method assuming the Redeemable Preferred Stock is redeemed at a redemption price

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES based on the estimated potential future fair market value of the equity of the Company in August 2004. The accretion was recorded each period as an increase in the balance of Redeemable Preferred Stock outstanding and a noncash increase in the net loss applicable to common stock.

In connection with the IPO, the Redeemable Preferred Stock was converted to common stock, and the amounts accreted were reclassified as a component of additional paid-in capital in the stockholders' equity section of the balance sheet. In addition, the redemption provision and the obligation of Allegiance LLC to make additional contributions to the Company (and the obligation of the members of Allegiance LLC to make capital contributions to it) has terminated.

REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

Each share of the Company's Redeemable Preferred Stock was convertible into shares of the Company's common stock (the "Common Stock") on a 1:1 basis, subject to certain antidilution provisions. No dividends were declared in 1998 or in 1997.

In 1998, prior to the conversion of the Redeemable Preferred Stock, the Company recorded accretion of $11,520.8. Accretion recorded in the period ended December 31, 1997, was $3,814.2.

Capital contributed in the Subsequent Closings occurring in October 1997 and January 1998 and other capital contributions totaled approximately $45,132.9.

In February and March 1998, the Company issued 273,361.92 shares of Redeemable Preferred Stock for an aggregate price of $337.5.

In connection with the consummation of the IPO, the outstanding shares of the Redeemable Preferred Stock were converted into 40,341,128 shares of Common Stock. Upon the conversion of the Redeemable Preferred Stock, the obligation of the Company to redeem the Redeemable Preferred Stock also terminated and, therefore, the accretion of the Redeemable Preferred Stock value recorded to the date of the IPO, $15,335.0 was reclassified to additional paid-in capital in the stockholders' equity section of the balance sheet, along with $50,470.4 in proceeds from the issuance of the Redeemable Preferred Stock and redeemable capital contributions.

PREFERRED STOCK

In connection with the IPO, the Company authorized 1,000,000 shares of preferred stock ("Preferred Stock") with a $.01 par value. At September 30, 1998, no shares of Preferred Stock are issued and outstanding.

COMMON STOCK

On July 7, 1998, the Company raised $150,000.0 of gross proceeds in the Company's IPO. The Company sold 10,000,000 shares of its Common Stock at a price of $15 per share. In

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES connection with the IPO, the outstanding shares of Redeemable Preferred Stock were converted into 40,341,128 shares of Common Stock and the Company increased the number of authorized Common Stock to 150 million. At September 30, 1998, 50,341,554 shares were issued and outstanding. Of the authorized but unissued Common Stock, 6,998,970 shares are reserved for issuance upon exercise of stock options issued under the Company's stock option, stock incentive and stock purchase plans (see Note 10) and 649,248 shares are reserved for issuance, sale, and delivery upon the exercise of warrants (see Note 4).

DEFERRED COMPENSATION

Allegiance LLC sold to certain management employees equity securities of Allegiance LLC units at amounts less than the estimated fair market value; therefore, the Company has recognized deferred compensation of $10,090.2 and $977.6 at September 30, 1998, and December 31, 1997, respectively, of which $2,034.3 and $40.7 has been amortized to expense at September 30, 1998, and December 31, 1997, respectively. In connection with the IPO, the Redeemable Preferred Stock was converted into Common Stock and Allegiance LLC was dissolved. The deferred compensation charge is amortized based upon the period over which the Company has the right to repurchase certain of the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.

DEFERRED MANAGEMENT OWNERSHIP ALLOCATION CHARGE

On July 7, 1998, in connection with the IPO, certain venture capital investors (the "Fund Investors") and certain management investors (the "Management Investors") owned 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, which owned substantially all of the Company's outstanding capital stock. As a result of the successful IPO, Allegiance LLC was dissolved and its assets (which consisted almost entirely of such capital stock) have been distributed to the Fund Investors and the Management Investors in accordance with Allegiance LLC's Limited Liability Company Agreement (the "LLC Agreement"). The LLC Agreement provided that the entity allocation between the Fund Investors and the Management Investors be 66.7% and 33.3%, respectively, based upon the valuation implied by the IPO. Under generally accepted accounting principles, the Company recorded the increase in the assets of Allegiance LLC allocated to the Management Investors as a $193,536.6 increase in additional paid-in capital, of which $122,475.5 was recorded as a noncash, nonrecurring charge to operating expense and $71,061.1 was recorded as a deferred management ownership allocation charge. The deferred charge was amortized at $38,058.9 as of September 30, 1998, and will be further amortized at $6,777.5, $18,870.2, $7,175.7 and $178.8 during the fourth quarter of 1998, and the years 1999, 2000 and 2001, respectively, which is the period over which the Company has the right to repurchase certain of the securities (at the lower of fair market

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.

4. LONG-TERM DEBT:

On February 3, 1998, the Company raised gross proceeds of approximately $250,477.2 in an offering of 445,000 Units (the "Unit Offering"), each of which consists of one 11 3/4% Senior Discount Note due 2008 of the Company (the
"11 3/4% Notes") and one warrant to purchase .0034224719 shares of Common Stock (the "Redeemable Warrants") at an exercise price of $.01 per share, subject to certain antidilution provisions. Of the gross proceeds, $242,293.6 was allocated to the 11 3/4% Notes and $8,183.6 was allocated to the Redeemable Warrants. The Redeemable Warrants became exercisable in connection with the IPO (see Note 3) in July 1998, and each warrant may now purchase 1.45898399509 shares of Common Stock as a result of the stock split (see Note 3).

A Registration Statement on Form S-4 (File No. 333-49013) registering the Company's 11 3/4% Notes, and offering to exchange (the "Exchange Offer") any and all of the outstanding 11 3/4% Notes for Series B 11 3/4% Notes due 2008 (the "Series B Notes"), was declared effective by the Securities and Exchange Commission on May 22, 1998. The Exchange Offer terminated on June 23, 1998, after substantially all of the outstanding 11 3/4% Notes were exchanged. The terms and conditions of the Series B Notes are identical to those of the 11 3/4% Notes in all material respects.

The Series B Notes have a principal amount at maturity of $445,000.0 and an effective interest rate of 12.45%. The Series B Notes mature on February 15, 2008. From and after February 15, 2003, interest on the Series B Notes will be payable semi-annually in cash at the rate of 11 3/4% per annum.

The Company must make an offer to purchase the Redeemable Warrants for cash at the Relevant Value upon the occurrence of a Repurchase Event. A Repurchase Event is defined to occur when (i) the Company consolidates with or merges into another person if the Common Stock thereafter issuable upon exercise of the Redeemable Warrants is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) the Company sells all or substantially all of its assets to another person, if the Common Stock thereafter issuable upon the exercise of the Redeemable Warrants is not registered under the Exchange Act, unless the consideration for such a transaction is cash. The Relevant Value is defined to be the fair market value of the Common Stock as determined by the trading value of the securities if publicly traded or at an estimated fair market value without giving effect to any discount for lack of liquidity, lack of registered securities, or the fact that the securities represent a minority of the total shares outstanding. As a result of the warrant redemption provisions, the Company is recognizing the potential future redemption value of the Redeemable Warrants by recording accretion of the Redeemable Warrant to its estimated fair market value at February 3, 2008, using the effective interest method. Accretion recorded in the nine months ended September 30, 1998, was $323.2.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

The Series B Notes are redeemable by the Company, in whole or in part, anytime on or after February 15, 2003, at 105.875% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity, plus accrued and unpaid interest on and after February 15, 2006. In addition, at any time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the principal amount at maturity of the Series B Notes in connection with one or more public equity offerings at 111.750% of the accreted value on the redemption date, provided that at least $289,250.0 aggregate principal amount at maturity of the Series B Notes remains outstanding after such redemption.

On July 7, 1998, the Company raised approximately $200,918.5 of gross proceeds from the sale of its 12 7/8% Senior Notes due 2008 (the "12 7/8% Notes") of which approximately $69,033.4 was used to purchase U.S. government securities, which were placed in a pledged account to secure and fund the first six scheduled payments of interest on the notes (see Note 2).

The 12 7/8% Notes have a principal amount at maturity of $205,000.0. The 12 7/8% Notes mature on May 15, 2008. Interest on the 12 7/8% Notes will be payable semi-annually in cash at the rate of 12 7/8% on May 15 and November 15 of each year, commencing November 15, 1998.

The 12 7/8% Notes are redeemable by the Company, in whole or in part, at any time on or after May 15, 2003, at 106.438% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. In addition, prior to May 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the 12 7/8% Notes with the proceeds of one or more public offerings (as defined in the indenture relating to the 12 7/8% Notes) at 112.875% of their principal amount, plus accrued interest, provided, however, that after any such redemption at least 65% of the aggregate principal amount of the 12 7/8% Notes originally issued remain outstanding.

The Series B and the 12 7/8% Notes carry certain restrictive covenants that, among other things, limit the ability of the Company to incur indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, redeem capital stock, make investments or certain other restricted payments, sell assets, issue or sell stock of restricted subsidiaries (as defined in the indentures relating to the Series B Notes and the 12 7/8% Notes), enter into transactions with any holder of 5% or more of any class of capital stock of the Company or effect a consolidation or merger. In addition, upon a change of control, the Company is required to make an offer to purchase each series of notes at a purchase price of 101% of the accreted value thereof (in the case of the Series B Notes) and 101% of the principal amount thereof (in the case of the 12 7/8% Notes), together with accrued interest, if any. However, these limitations are subject to a number of qualifications and exceptions (as defined in the indentures relating to each series of notes). The Company was in compliance with all such restrictive covenants at September 30, 1998.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

5. CAPITAL LEASE:

On May 29, 1998, the Company signed a capital lease agreement for three four-fiber rings, with a term of ten years and a renewal term of ten years, at an expected total cost of $3,485.0; $871.3 was paid as of September 30, 1998. The remainder is expected to be paid in 1999 and is not reflected in the financial statements, since the payment is contingent upon the timing of completion of network segments.

6. LEGAL MATTERS:

On August 29, 1997, WorldCom, Inc. ("WorldCom") sued the Company and two individual employees. In its complaint, WorldCom alleges that these employees violated certain noncompete and nonsolicitation agreements by accepting employment with the Company and by soliciting then current WorldCom employees to leave WorldCom's employment and join the Company. In addition, WorldCom claims that the Company tortiously interfered with WorldCom's relationships with its employees, and that the Company's behavior constituted unfair competition. WorldCom seeks injunctive relief and damages, although it has filed no motion for a temporary restraining order or preliminary injunction. The Company denies all claims and will vigorously defend itself. The Company does not expect the ultimate outcome to have a material adverse effect on the results of operations or financial condition of the Company and an estimate of possible loss cannot be made at this time.

On October 7, 1997, the Company filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one-stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom did not move to dismiss the attempted monopolization claim, but has moved to dismiss the abuse of process and unfair competition claims. On March 4, 1998, the court dismissed the claim for unfair competition.

7. RELATED PARTIES:

From inception (April 22, 1997) through July 7, 1998, the Company was a wholly owned subsidiary of Allegiance LLC. On July 7, 1998, certain venture capital investors in Allegiance LLC ("the Fund Investors") and certain management investors in Allegiance LLC ("the Management Investors") owned 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, which owned substantially all of the Company's outstanding capital stock. As a result of the successful IPO (see Note 3), Allegiance LLC was dissolved and its assets (which consisted almost entirely of such capital stock) have been distributed to the Fund Investors and the Management Investors in accordance with the LLC Agreement (see Note 3).

As of September 30, 1998, and December 31, 1997, Allegiance LLC had made aggregate capital contributions to the Company of approximately $50,131.3 and $29,595.2, respectively.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

During 1998 and 1997, the Company paid all organizational and legal fees of Allegiance LLC, the amount of which was not material. No amounts are due from Allegiance LLC at September 30, 1998, or December 31, 1997.

In connection with the Unit Offering (see Note 4), the IPO (see Note 3) and the 12 7/8% Notes (see Note 4), the Company incurred approximately $11,331.5 in fees to an affiliate of an investor in the Company.

8. COMMITMENTS AND CONTINGENCIES:

The Company has entered into various operating lease agreements, with expirations through 2009, for network facilities, office space and equipment. Future minimum lease obligations related to the Company's operating leases as of September 30, 1998, are as follows:

1998...............................   $ 4,421.2
1999...............................     6,787.5
2000...............................     6,845.7
2001...............................     6,087.3
2002...............................     5,559.5
2003...............................     5,550.4
Thereafter.........................    22,020.5

Total rent expense for the nine months ended September 30, 1998, was $1,575.7 and for the period from inception (April 22, 1997) through December 31, 1997, was $212.1.

In October 1997, the Company entered into a five-year general agreement with Lucent Technologies, Inc. ("Lucent") establishing terms and conditions for the purchase of Lucent products, services and licensed materials. This agreement includes a three-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

9. FEDERAL INCOME TAXES:

The Company accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's financial statements. The Company had approximately $21,795.3 and $460.5 of net operating loss carryforwards for federal income tax purposes at September 30, 1998, and December 31, 1997, respectively. The net operating loss carryforwards will expire in the years 2012 and 2013 if not previously utilized. The Company has recorded a valuation allowance equal to the net deferred tax assets at September 30, 1998, and December 31, 1997, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

The Company's deferred tax assets and the changes in those assets are:

                                            DECEMBER 31,               SEPTEMBER 30,
                                                1997        CHANGE         1998
                                            ------------   ---------   -------------
Start-up costs capitalized for tax
  purposes................................   $ 1,025.9     $  (162.4)    $   863.5
Net operating loss carryforward...........       156.6       7,410.4       7,567.0
Valuation allowance.......................    (1,182.5)     (7,248.0)     (8,430.5)
                                             ---------     ---------     ---------
                                             $      --     $      --     $      --
                                             =========     =========     =========

Amortization of the original issue discount on the Series B Notes and 12 7/8% Notes as interest expense is not deductible in the income tax return until paid.

Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes.

10. STOCK OPTION/STOCK INCENTIVE/STOCK PURCHASE PLANS:

At September 30, 1998, the Company had three stock-based compensation plans, the 1997 Nonqualified Stock Option Plan (the "1997 Option Plan"), the 1998 Stock Incentive Plan and the Employee Stock Discount Purchase Plan (the "Stock Purchase Plan"). The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the related interpretations in accounting for the Company's plans. Had compensation cost for the Company's plans been determined based on the fair value of the options as of the grant dates for awards under the plans consistent with the method prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company's net loss would have increased to the pro forma amount indicated below. The Company utilized the following assumptions in calculating the estimated fair value of each option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1998 and 1997: dividend yield of 0%, expected volatility of 89.1%, and expected lives of six years for both years; risk-free interest rates of 5.60% in 1998 and 6.06% in 1997 for the 1997 Option Plan and 5.45% in 1998 for the 1998 Stock Incentive Plan.

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1998            1997
                                                       -------------   ------------
Net loss -- As reported..............................   $206,598.3       $3,687.9
Net loss -- Pro forma................................   $207,473.8       $3,698.0

As the 1998 Stock Incentive Plan and the Stock Purchase Plan were adopted in 1998, the December 31, 1997, pro forma balances do not include expenses for these plans. Since no shares were issued under the Stock Purchase Plan as of September 30, 1998, the September 30, 1998, pro forma balance does not include expenses for this plan.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

1997 OPTION PLAN AND 1998 STOCK INCENTIVE PLAN

Under the 1997 Option Plan, the Company granted options to key employees, a director and a consultant of the Company for an aggregate of 1,030,559 shares of the Company's Common Stock and the Company will not grant options for any additional shares under the 1997 Option Plan.

Under the 1998 Stock Incentive Plan, the Company may grant options to certain employees, directors, advisors and consultants of the Company. The 1998 Stock Incentive Plan provides for issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1998 Stock Incentive Plan. The Company has reserved 3,662,693 shares of Common Stock for issuance under the 1998 Stock Incentive Plan.

Options granted under both plans have a term of six years and vest over a three-year period and the Compensation Committee administers both option plans.

A summary of the status of the 1997 Option Plan as of September 30, 1998, and December 31, 1997, is presented in the table below:

                                SEPTEMBER 30, 1998             DECEMBER 31, 1997
                           ----------------------------   ---------------------------
                                       WEIGHTED AVERAGE              WEIGHTED AVERAGE
                            SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE
                           ---------   ----------------   --------   ----------------
Outstanding, beginning of
  period.................    189,127        $2.47               --        $  --
Granted..................    841,432         2.77          189,127         2.47
Exercised................         --           --               --           --
Forfeited................   (127,034)        2.56               --           --
                           ---------                      --------
Outstanding, end of
  period.................    903,525        $2.74          189,127        $2.47
                           =========                      ========
Options exercisable at
  period-end.............     44,481                            --
                           =========                      ========
Weighted average fair
  value of options
  granted................  $    2.76                      $   0.68
                           =========                      ========

As of September 30, 1998, and December 31, 1997, options outstanding under the 1997 Option Plan have a weighted average remaining contractual life of 5.44 and
5.8 years, respectively.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

A summary of the status of the 1998 Stock Incentive Plan as of September 30, 1998, is presented in the table below:

                                                           SEPTEMBER 30, 1998
                                                       ---------------------------
                                                                  WEIGHTED AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                       --------   ----------------
Outstanding, beginning of period.....................        --            --
Granted..............................................   137,521        $13.75
Exercised............................................        --            --
Forfeited............................................    (5,250)       $13.75
                                                       --------
Outstanding, end of period...........................   132,271        $13.75
                                                       ========
Options exercisable at period-end....................        --
                                                       ========
Weighted average fair value of options granted.......  $  13.75
                                                       ========

As of September 30, 1998, options outstanding under the 1998 Stock Incentive Plan have a weighted average remaining contractual life of 5.75 years.

As the fair market value of the Company's Common Stock (as determined by the IPO price) exceeded the exercise price of the options granted, the Company has recognized deferred compensation expense of $7,635.0 and $2,030.7 at September 30, 1998, and December 31, 1997, respectively, of which $1,724.4 and $169.2 has been amortized to expense at September 30, 1998, and December 31, 1997, respectively, over the vesting period of the options. As of September 30, 1998, the Company has reversed $599.1 of unamortized deferred compensation related to options forfeited.

EMPLOYEE STOCK PURCHASE PLAN

The Company's Stock Purchase Plan is intended to give employees a convenient means of purchasing shares of Common Stock through payroll deductions. Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The Company has reserved 2,305,718 shares of Common Stock for issuance under the Stock Purchase Plan. As of September 30, 1998, no shares have been purchased under the Stock Purchase Plan. The Compensation Committee administers the Stock Purchase Plan.

                        [ALLEGIANCE TELECOM, INC. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of estimated expenses, to be paid solely by the Company, in connection with the distribution of the securities being registered:

Printing expenses...........................................  $ 75,000
Accounting fees and expenses................................  $140,000
Legal fees and expenses.....................................  $ 30,000
Miscellaneous expenses......................................  $  5,000
                                                              --------
          Total.............................................  $250,000
                                                              ========

-------------------------

All amounts are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

GENERAL CORPORATION LAW

The Company is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

CERTIFICATE OF INCORPORATION


The Company's Restated Certificate and By-laws provides for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.


All of the Company's directors and officers are covered by insurance policies maintained by it against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


Since its inception, the Company has issued the following securities without registration under the Securities Act (the number of shares set forth below does not give effect to the stock split of the Company's Common Stock in the Equity Offering).


On August 13, 1997, in connection with the Company's formation, the Company issued one share of Common Stock to Allegiance LLC for consideration of $1,000.

On August 13, 1997, the Company issued 95,000 shares of Redeemable Convertible Preferred Stock to Allegiance LLC for an aggregate initial purchase price of approximately $5 million.

On February 25, 1998, the Company issued: (i) 71.25 shares of Redeemable Convertible Preferred Stock to Richard Fields for an aggregate initial purchase price of $37,500; (ii) 95 shares of Redeemable Convertible Preferred Stock to Roger Curry for an aggregate initial purchase price of $50,000; (iii) 23.75 shares of Redeemable Convertible Preferred Stock to Northwestern University for an aggregate initial purchase price of $12,500; (iv) 237.5 shares of Redeemable Convertible Preferred Stock to MKW Partners, L.P. for an aggregate initial purchase price of $125,001; (v) 47.5 shares of Redeemable Convertible Preferred Stock to Tom Shattan for an aggregate initial purchase price of $25,000; (vi)
28.5 shares of Redeemable Convertible Preferred Stock to Greg Mendel for an aggregate initial purchase price of $15,000; and (vii) 19 shares of Redeemable Convertible Preferred Stock to Kevin Fechtmeyer for an aggregate initial purchase price of $10,000.

On March 13, 1998, the Company issued 118.75 shares of Redeemable Convertible Preferred Stock to Charles Ross Partners, LLC for an aggregate initial purchase price of $62,500.

The above-described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving any public offering.

On February 3, 1998, the Company issued 445,000 units (the "Units"), with each Unit consisting of one 11 3/4% Senior Discount Note due 2008 and one warrant to purchase .0034224719 shares of the Company's Common Stock. The Company received approximately $240.7 million of net proceeds, after deducting underwriting discounts and commissions of approximately $8.75 million and other expenses payable by the Company of approximately $1.0 million, from the issuance of the Units. Such Units were issued to (i) "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), (ii) other institutional "accredited investors" (as defined in Rule 501(a) of the Securities Act), and
(iii) outside the United States in compliance with Regulation S under the Securities Act, and therefore, the issuance of such Units was exempt from registration under the Securities Act. Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation were the initial purchasers of the Units.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and amended on June 5, 1998 and June 30, 1998
                         (the "Form S-1 Registration Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to the Company's Form 10-Q for the period ended
                         June 30, 1998 (the "Form 10-Q")).
           3.2           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
         **4.1           Indenture, dated as of July 7, 1998, by and between the
                         Company and The Bank of New York, as trustee (including the
                         Form of Notes).
           4.2           Indenture, dated as of February 3, 1998, by and between the
                         Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Allegiance Telecom, Inc.'s
                         Registration Statement on Form S-4 (Registration No.
                         333-49013), filed on March 31, 1998 and amended on May 6,
                         1998, May 15, 1998 and May 22, 1998 (the "Form S-4
                         Registration Statement")).
           4.3           Form of 11 3/4% Senior Discount Notes (incorporated by
                         reference to Exhibit 4.3 to the Form S-4 Registration
                         Statement).
         **4.4           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between the Company and The Bank of New
                         York, as trustee.
         **5.1           Opinion of Kirkland & Ellis.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.1            Stock Purchase Agreement, dated August 13, 1997, between
                         Allegiance LLC and the Company (incorporated by reference to
                         Exhibit 10.1 to the Form S-4 Registration Statement).
         10.2            Securityholders Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Fund Investors, the Management Investors
                         and the Company (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement).
         10.3            Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and the Company
                         (incorporated by reference to Exhibit 10.3 to the Form S-4
                         Registration Statement).
         10.4            Warrant Registration Rights Agreement, dated as of January
                         29, 1998, by and among the Company and Morgan Stanley & Co.
                         Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc.
                         and Donaldson, Lufkin & Jenrette Securities Corporation, as
                         initial purchasers of the 11 3/4% Senior Discount Notes
                         (incorporated by reference to Exhibit 10.11 to the Form S-4
                         Registration Statement).
         10.5            Allegiance Telecom, Inc. 1997 Nonqualified Stock Option Plan
                         (incorporated by reference to Exhibit 10.4 to the Form S-4
                         Registration Statement).
         10.6            Allegiance Telecom, Inc. 1998 Stock Incentive Plan
                         (incorporated by reference to Exhibit 10.6 to the Form S-1
                         Registration Statement).
         10.7            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Royce J. Holland
                         (incorporated by reference to Exhibit 10.5 to the Form S-4
                         Registration Statement).
         10.8            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Thomas M. Lord (incorporated by reference to Exhibit 10.6 to the Form S-4 Registration
                         Statement).
         10.9            Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance LLC, the Company and C. Daniel Yost (incorporated by reference to Exhibit 10.7 to the Form S-4 Registration
                         Statement).
         10.10           Form of Executive Purchase Agreement among Allegiance LLC, the Company and each of the other Management Investors
                         (incorporated by reference to Exhibit 10.8 to the Form S-4
                         Registration Statement).
         10.11           Warrant Agreement, dated February 3, 1998, by and between
                         the Company and The Bank of New York, as Warrant Agent
                         (including the form of the Warrant Certificate)
                         (incorporated by reference to Exhibit 10.9 to the Form S-4
                         Registration Statement).
         10.12           General Agreement, dated October 16, 1997, as amended,
                         between the Company and Lucent Technologies Inc.
                         (incorporated by reference to Exhibit 10.10 to the Form S-4
                         Registration Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.13           Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to
                         Exhibit 10.13 to the Form S-1 Registration Statement).
       **11.1            Statement Regarding Computation of Pro Forma Per Share
                         Earnings for the nine months ended September 30, 1998.
       **11.2            Statement Regarding Computation of Pro Forma Per Share
                         Earnings for the period from inception (April 22, 1997)
                         through December 31, 1997.
       **12.1            Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
         21.1            Subsidiaries of the Company (incorporated by reference to
                         Exhibit 21.1 to the Form S-1 Registration Statement).
        *23.1            Consent of Arthur Andersen, LLP.
         23.2            Consent of Kirkland & Ellis (included in Exhibit 5.1).
         24.1            Powers of Attorney (included in Part II to the Registration
                         Statement).
         25.1            Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).
       **27.1            Financial Data Schedule for the nine months ended September
                         30, 1998.
         27.2            Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997 (incorporated by
                         reference to Exhibit 27.2 to the Form S-4 Registration
                         Statement).


---------------


 * Filed herewith



** Previously filed


(b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 21, 1999.


                                       ALLEGIANCE TELECOM, INC.

                                       By:       /s/ ROYCE J. HOLLAND
                                          --------------------------------------
                                                     Royce J. Holland
                                                 Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on January 21, 1999, in the capacities indicated:



                   SIGNATURE                            CAPACITY
                   ---------                            --------
              /s/ ROYCE J. HOLLAND                Chairman of the Board
------------------------------------------------    and Chief Executive
                Royce J. Holland                    Officer (Principal
                                                    Executive Officer)

                       *                          President, Chief
------------------------------------------------    Operating Officer
                 C. Daniel Yost                     and Director

                       *                          Executive Vice
------------------------------------------------    President, Chief
                 Thomas M. Lord                     Financial Officer,
                                                    and Director
                                                    (Principal
                                                    Financial Officer)

             /s/ DENNIS M. MAUNDER                Vice President and
------------------------------------------------    Controller
               Dennis M. Maunder                    (Principal
                                                    Accounting Officer)

                       *                          Senior Vice President
------------------------------------------------    of Sales and
                John J. Callahan                    Marketing and
                                                    Director

                       *                          Director
------------------------------------------------
                Paul D. Carbery

                   SIGNATURE                            CAPACITY
                   ---------                            --------
                       *                          Director
------------------------------------------------
             James E. Crawford, III

                       *                          Director
------------------------------------------------
               John B. Ehrenkranz

                       *                          Director
------------------------------------------------
                Paul J. Finnegan

                       *                          Director
------------------------------------------------
               Richard D. Frisbie

                       *                          Director
------------------------------------------------
                 Reed E. Hundt

                       *                          Director
------------------------------------------------
               Robert H. Niehaus

                       *                          Director
------------------------------------------------
              James N. Perry, Jr.

------------------------------------------------------------------------------------------

* The undersigned, by signing his name hereto, does sign and execute this amendment to
  Registration Statement on behalf of the above named officers and directors of Allegiance
  Telecom, Inc. pursuant to the Power of Attorney executed by such officers and directors and previously filed with the Securities and Exchange Commission.

             /s/ DENNIS M. MAUNDER
------------------------------------------------
               Dennis M. Maunder
                Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and amended on June 5, 1998 and June 30, 1998
                         (the "Form S-1 Registration Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to the Company's Form 10-Q for the period ended
                         June 30, 1998 (the "Form 10-Q")).
           3.2           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
         **4.1           Indenture, dated as of July 7, 1998, by and between the
                         Company and The Bank of New York, as trustee (including the
                         Form of Notes).
           4.2           Indenture, dated as of February 3, 1998, by and between the
                         Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Allegiance Telecom, Inc.'s
                         Registration Statement on Form S-4 (Registration No.
                         333-49013), filed on March 31, 1998 and amended on May 6,
                         1998, May 15, 1998 and May 22, 1998 (the "Form S-4
                         Registration Statement")).
           4.3           Form of 11 3/4% Senior Discount Notes (incorporated by
                         reference to Exhibit 4.3 to the Form S-4 Registration
                         Statement).
         **4.4           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between the Company and The Bank of New
                         York, as trustee.
         **5.1           Opinion of Kirkland & Ellis.
          10.1           Stock Purchase Agreement, dated August 13, 1997, between
                         Allegiance LLC and the Company (incorporated by reference to
                         Exhibit 10.1 to the Form S-4 Registration Statement).
          10.2           Securityholders Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Fund Investors, the Management Investors
                         and the Company (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement).
          10.3           Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and the Company
                         (incorporated by reference to Exhibit 10.3 to the Form S-4
                         Registration Statement).
          10.4           Warrant Registration Rights Agreement, dated as of January
                         29, February 3, 1998, by and among the Company and Morgan
                         Stanley & Co. Incorporated, Salomon Brothers Inc, Bear,
                         Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette
                         Securities Corporation, as initial purchasers of the 11 3/4%
                         Senior Discount Notes (incorporated by reference to Exhibit
                         10.11 to the Form S-4 Registration Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.5           Allegiance Telecom, Inc. 1997 Nonqualified Stock Option Plan
                         (incorporated by reference to Exhibit 10.4 to the Form S-4
                         Registration Statement).
          10.6           Allegiance Telecom, Inc. 1998 Stock Incentive Plan
                         (incorporated by reference to Exhibit 10.6 to the Form S-1
                         Registration Statement).
          10.7           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Royce J. Holland
                         (incorporated by reference to Exhibit 10.5 to the Form S-4
                         Registration Statement).
          10.8           Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Thomas M. Lord (incorporated by reference to Exhibit 10.6 to the Form S-4 Registration
                         Statement).
          10.9           Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance LLC, the Company and C. Daniel Yost (incorporated by reference to Exhibit 10.7 to the Form S-4 Registration
                         Statement).
          10.10          Form of Executive Purchase Agreement among Allegiance LLC, the Company and each of the other Management Investors
                         (incorporated by reference to Exhibit 10.8 to the Form S-4
                         Registration Statement).
          10.11          Warrant Agreement, dated February 3, 1998, by and between
                         the Company and The Bank of New York, as Warrant Agent
                         (including the form of the Warrant Certificate)
                         (incorporated by reference to Exhibit 10.9 to the Form S-4
                         Registration Statement).
          10.12          General Agreement, dated October 16, 1997, as amended,
                         between the Company and Lucent Technologies Inc.
                         (incorporated by reference to Exhibit 10.10 to the Form S-4
                         Registration Statement).
          10.13          Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to
                         Exhibit 10.13 to the Form S-1 Registration Statement).
        **11.1           Statement Regarding Computation of Pro Forma Per Share
                         Earnings for the nine months ended September 30, 1998.
        **11.2           Statement Regarding Computation of Pro Forma Per Share
                         Earnings for the period from inception (April 22, 1997)
                         through December 31, 1997.
        **12.1           Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
          21.1           Subsidiaries of the Company (incorporated by reference to
                         Exhibit 21.1 to the Form S-1 Registration Statement).
         *23.1           Consent of Arthur Andersen, LLP.
          23.2           Consent of Kirkland & Ellis (included in Exhibit 5.1).
          24.1           Powers of Attorney (included in Part II to the Registration
                         Statement).
          25.1           Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        **27.1           Financial Data Schedule for the nine months ended September
                         30, 1998.
          27.2           Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997 (incorporated by
                         reference to Exhibit 27.2 to the Form S-4 Registration
                         Statement).


---------------


 * Filed herewith



** Previously filed